Exhibit (a)-(1)

ACTIONS SEMICONDUCTOR CO., LTD

         , 2016

Shareholders of Actions Semiconductor Co., Ltd

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Actions Semiconductor Co., Ltd (the “Company”) to be held on      at      a.m. (Hong Kong Time). The meeting will be held at      . The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

On September 12, 2016, the Company entered into an agreement and plan of merger (the “merger agreement”) with Supernova Investment Ltd., an exempted company with limited liability incorporated under the laws of the Republic of Mauritius (“Parent”), which is owned 100% by Chen Hsuan-Wen (a.k.a. Niccolo Chen), the former CEO of the Company, and Starman Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and being owned by the Buyer Group (as defined below) (the “merger”).

As of the date of the proxy statement, the buyer group (the “Buyer Group”), which consists of Parent and 14 other existing shareholders of the Company, collectively beneficially owns 175,398,248 ordinary shares of the Company (the “Shares”), including ordinary shares underlying the Company’s American Depositary Shares (“ADS”), representing approximately 66.0% of the Company’s issued and outstanding share capital on an actual basis. Because the Buyer Group beneficially owns approximately 66.0% of the total issued and outstanding Shares of the Company and because authorization and approval of the merger agreement, plan of merger, and the transactions contemplated by the merger agreement requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares, both quorum and an affirmative vote in favor of the transaction are practically assured with the Buyer Group’s vote.

The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “plan of merger”) and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger, and other transactions as set forth in the merger agreement. Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

If the merger is consummated, the Company will continue its operations as a privately held company. As a result of the merger, the Company’s ADSs, each representing six Shares, will no longer be listed on the NASDAQ Global Select Market (“NASDAQ”), and the ADS Program will be terminated.

Under the terms of the merger agreement, at the effective time of the merger, holders of our Shares issued and outstanding immediately prior to the effective time of the merger, including Shares represented by ADSs, will have the right to receive $0.366 per Share or $2.20 per ADS surrendered for cancellation, in each case, in cash without interest and net of any applicable withholding taxes. The holders of ADSs will pay any applicable fees, charges and expenses of JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration (as defined in the proxy statement) to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the ADS deposit agreement in connection with the merger). Shares, including Shares represented by ADSs, owned by shareholders who have validly exercised and not effectively withdrawn or lost their dissenter rights under the Companies Law (as amended) of the Cayman Islands (the “Cayman Islands Companies Law”) (“Dissenting Shares”) will be cancelled and cease to exist as of the effective time of the merger, and no consideration or distribution shall be delivered with respect thereto. Each holder of such Dissenting Shares will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of the Cayman Islands Companies Law.

Available cash of the Company and its subsidiaries is intended to be used to finance the consummation of the merger and the other transactions contemplated by the merger agreement.

A special committee of the board of directors of the Company (the “Board”) composed solely of independent and disinterested directors of the Company who are unaffiliated with Merger Sub, the Buyer Group and the management members of the Company (the “Special Committee”) has reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On September 12, 2016, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders unaffiliated with the Buyer Group; (b) declared that it is advisable to enter into the merger agreement and the plan of merger; (c) recommended that the Board approve the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and (d) recommended that the Board direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a shareholders resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On September 12, 2016, the Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, had (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders unaffiliated with the Buyer Group; (b) approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger; and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

The Board unanimously recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting, and includes information regarding certain interests of the Company’s directors and executive officers that may be different from, or in addition to, the interests of the Company’s shareholders generally. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The Shares (including Shares represented by ADSs) owned by the Buyer Group will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Whether or not you plan to attend the extraordinary general meeting in person, please complete the enclosed proxy card, in accordance with the instructions set forth thereon, as soon as possible. The deadline to lodge your proxy card is      at      a.m. (Hong Kong Time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting, or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

If you own ADSs as at the close of business in New York City on          , 2016 (the “ADS Record Date”), you may instruct the ADS Depositary as the record holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. As the holder of record for all the Shares represented by the ADSs, only the ADS Depositary (or its nominee) may directly vote those Shares at the extraordinary general meeting. You should return your properly completed ADS voting instruction card to the ADS Depositary prior to 10:00 a.m. on       (New York City Time), which is the last date by which voting instructions may be received by the ADS Depositary in order to directly vote the Shares underlying your ADSs at the extraordinary general meeting. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS Depositary timely receives voting instructions from you which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by your ADSs, the ADS Depositary will deem you to have instructed the ADS Depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated therein, including the merger, and FOR any adjournment of the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting. Furthermore, if you do not timely deliver specific voting instructions to the ADS Depositary, you may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company, who shall be the chairman of the extraordinary general meeting (the “Designee”). Unless the Company notifies the ADS Depositary that there exists substantial opposition on the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on you or on the holders of Shares, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated therein, including the merger, and FOR any adjournment of the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting. If you hold your Shares or ADSs through a financial intermediary such as a broker, bank or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your Shares or ADSs if you wish to vote at the extraordinary general meeting.

Holders of ADSs will not be able to attend or to vote directly at the extraordinary general meeting unless they convert their ADSs into Shares and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on      (the “Share Record Date”). ADS holders who wish to convert their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on      together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the ADS deposit agreement) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for JP Morgan Chase Bank, N.A., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If the merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS Program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Shareholders who dissent from the merger in accordance with Section 238 of the Cayman Islands Companies Law (the “dissenting shareholders”) will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to the accompanying proxy statement. The fair value of Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON      , AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. (TO AVOID DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE.) AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, you may contact Laurel Hill Advisory Group, the firm assisting us with this proxy solicitation. Banks and Brokers call collect at +1 516 933-3100; all others please call the Laurel Hill Advisory Group toll-free at 888-742-1305.

On behalf of Actions Semiconductor Co., Ltd, we would like to thank all of our shareholders and ADS holders for their ongoing support as we prepare to take part in this important event in our history.

Sincerely,	Sincerely,

Yu-Hsin (Casper) Lin On behalf of the Special Committee	Hsiang-Wei (David) Lee Chairman of the Board

The accompany proxy statement is dated      , 2016, and is first being mailed to the Company’s shareholders and ADS holders on or about      , 2016.

ACTIONS SEMICONDUCTOR CO., LTD

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Actions Semiconductor Co., Ltd (referred to herein alternately as the “Company,” “us,” “our” or “we”) will be held on          , beginning at           a.m. (Hong Kong Time), at          .

Only registered holders of ordinary shares of the Company, par value of $0.000001 each (the “Shares”), at the close of business in the Cayman Islands on           (the “Share Record Date”), or their proxy holders are entitled to directly vote at this extraordinary general meeting or any adjournment or postponements thereof. The ADS holders could indirectly vote at the meeting pursuant to the procedures described herein. At the meeting, you will be asked to consider and vote upon the following resolutions:

As special resolutions:

THAT the agreement and plan of merger dated September 12, 2016 (the “merger agreement”) by and among the Company, Supernova Investment Ltd. (“Parent”), a private company limited by shares incorporated under the laws of the Republic of Mauritius, and Starman Limited (“Merger Sub”), an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent, and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands for the purpose of the merger, in the form attached as Annex C to the merger agreement (the “plan of merger”) (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving company, and the transactions contemplated by the merger agreement, including the merger, and upon the merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached to the plan of merger, be approved and authorized;

THAT each of the members of the Special Committee (as defined below) and any other director or officer of the Company do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger; and

If necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive office at No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, the People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of a special committee of the board of directors of the Company (the “Board”) composed solely of directors who are unaffiliated with the Merger Sub, a consortium of existing shareholders of the Company which will beneficially owns the Company following the consummation of the merger (the “Buyer Group”) and any member of the management of the Company (the “Special Committee”) and after each director duly disclosed his interests in the transactions contemplated by the merger agreement, including the merger, as required by the memorandum and articles of association of the Company as amended to date and Cayman Islands law, the Board unanimously (a) determined that (i) the merger as contemplated in the merger agreement and (ii) the plan of merger are fair to and in the best interests of the Company and its shareholders and it is advisable for the Company to enter into the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; (b) authorized and approved the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger; and (c) recommended the approval and authorization of the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

The Board recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated therein, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group collectively beneficially owns 175,398,248 Shares, including Shares underlying the Company’s ADSs, representing approximately 66.0% of the Company’s issued and outstanding share capital on an actual basis. The Shares owned by the Buyer Group will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Because the Buyer Group beneficially owns approximately 66.0% of the total issued and outstanding Shares of the Company and because authorization and approval of the merger agreement, plan of merger, and the transactions contemplated by the merger agreement requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares, both quorum and an affirmative vote in favor of the transaction are practically assured with the Buyer Group’s vote.

Nonetheless, regardless of the number of the Shares you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is           at           a.m. (Hong Kong Time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the Shares will be voted “FOR” the proposals as described above and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting.

If you own ADSs as of the close of business in New York City on           (the “ADS Record Date”) (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the registered holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card attached to the accompanying proxy statement and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City Time) on           in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to convert your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on           together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the ADS deposit agreement, dated as of August 22, 2005, and as amended in April 2007, December 2011, and November 2013, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “ADS deposit agreement”) and any applicable taxes, and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf.

Shareholders who dissent from the merger in accordance with Section 238 of the Companies Law (as amended) of the Cayman Islands (the “Cayman Islands Companies Law”) (the “dissenting shareholders”) will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to the accompanying proxy statement. The fair value of Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON          , AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. (TO AVOID DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE.) AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Please do not send your share certificates or the certificates evidencing your ADSs (“ADRs”) at this time. If the merger is completed, you will be sent instructions regarding the surrender of your share certificates or ADRs.

If you have any questions or need assistance in voting your Shares or ADSs, you may contact Laurel Hill Advisory Group, the firm assisting us with this proxy solicitation. Banks and Brokers call collect at +1 516 933-3100; all others please call the Laurel Hill Advisory Group toll-free at 888-742-1305.

The merger agreement, the plan of merger, and the merger are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority shall be determined by the order in which the names stand in the register of members of the Company.

2.	The proxy card shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting may in any event at his or her discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted (that is, in accordance with the instructions set forth on the proxy card, or which is otherwise directed by the chairman to be deemed to have been duly deposited) shall be invalid.

5.	A vote given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy card or of the authority under which it was executed, provided that no notice in writing of such death, insanity or revocation shall have been received by the Company at its principal executive offices before the commencement of the meeting or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Chairman of the Board
, 2016

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 95. In this proxy statement, the terms “we,” “us,” “our,” “Actions”, the “Company” refer to Actions Semiconductor Co., Ltd and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to US dollars.

The Parties Involved in the Merger

The Company

Actions Semiconductor Co., Ltd is a fabless semiconductor company that designs, develops, and markets integrated platform solutions, including SoCs, firmware, software development tools and reference designs, for manufacturers of portable media players and smart handheld devices such as tablets. The Company provides integrated platform solutions to tablet and portable media player manufacturers, brand owners and value-added distributors that enable them to accelerate the time-to-market for their products.

The Company’s principal executive offices are located at No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong 519085, the People’s Republic of China, and our telephone number is (86-756) 339-2353. The Company’s registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

For a description of our history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, filed on April 28, 2016, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 95 for a description of how to obtain a copy of the Company’s Annual Report.

Parent

Supernova Investment Ltd. (“Parent”) is a private company limited by shares incorporated under the laws of the Republic of Mauritius and the direct and sole shareholder of Merger Sub. Parent is currently 100% owned by Chen, Hsuan-Wen (a.k.a. Niccolo Chen). Parent currently holds 13,072,634 Shares of the Company. The registered office of Parent is located at Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius. The telephone number of Parent is (886) 227 585 565 ext 511.

Merger Sub

Starman Limited (“Merger Sub”), an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub does not currently hold any Shares of the Company. The registered office of Merger Sub is located at the offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman KY1-1112, Cayman Islands. The telephone number of Merger Sub is (886) 227 585 565 ext 511.

The Buyer Group

Surrey Glory Investments Inc.

Surrey Glory Investments Inc. (“Surrey Glory”), a company organized under the laws of the British Virgin Islands, is wholly owned by Mr. Chang Yung-Sen. Surrey Glory holds 2,379,444 ADSs, representing approximately 5.37% of the total outstanding Shares. Surrey Glory is a company formed solely for the purpose of holding these ADSs.

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Tongtong Investment Holding Co., Ltd.

Tongtong Investment Holding Co., Ltd. (“Tongtong”), a private company limited by shares organized under the laws of the Republic of Mauritius, is wholly owned by Mr. Lee, Yun-Chin. Tongtong holds 13,061,000 Shares, representing approximately 4.91% of the total outstanding Shares. Tongtong is a company formed solely for the purpose of holding these Shares.

Perfectech Int’l Ltd.

Perfectech Int’l Ltd. (“Perfectech”), a private company limited by shares organized under the laws of the Republic of Mauritius, is wholly owned by Mr. Lewis Chi-Tak Lo. Perfectech holds 13,069,237 Shares, representing approximately 4.92% of the total outstanding Shares. Perfectech is a company formed solely for the purpose of holding these Shares.

Allpremier Investment Limited

Allpremier Investment Limited (“Allpremier”), a BVI business company organized under the laws of the British Virgin Islands, is wholly owned by Ms. Ma Yingna. Allpremier holds 12,986,442 Shares, representing approximately 4.89% of the total outstanding Shares. Allpremier is a company formed solely for the purpose of holding these Shares.

Octovest International Holding Co., Ltd.

Octovest International Holding Co., Ltd. (“Octovest”), a private company limited by shares organized under the laws of the Republic of Mauritius, is wholly owned by Mr. Pan, I-Ming (a.k.a. Robin Pan). Octovest holds 13,100,000 Shares, representing approximately 4.93% of the total outstanding Shares. Octovest is a company formed solely for the purpose of holding these Shares.

Ventus Corporation

Ventus Corporation (“Ventus”), an international business company organized under the laws of Belize, is wholly owned by Mr. Tang Hsin. Ventus holds 12,450,000 Shares, representing approximately 4.68% of the total outstanding Shares. Ventus is a company formed solely for the purpose of holding these Shares.

Middlesex Holdings Corporation Inc

Middlesex Holdings Corporation Inc (“Middlesex”), an international business company organized under the laws of the British Virgin Islands, is wholly owned by Mr. Lin, Yung-Chieh. Middlesex holds 1,186,553 Shares and 1,885,241 ADSs, together representing approximately 4.70% of the total outstanding Shares. Middlesex is a company formed solely for the purpose of these Shares and ADSs.

Rich Dragon Consultants Limited

Rich Dragon Consultants Limited (“Rich Dragon”), an international business company organized under the laws of the British Virgin Islands, is wholly owned by Mr. Chang Jr-Neng. Rich Dragon holds 12,540,000 Shares, representing approximately 4.72% of the total outstanding Shares. Rich Dragon is a company formed solely for the purpose of these Shares.

Nutronics Technology Corporation

Nutronics Technology Corporation (“Nutronics”), an international business company organized under the laws of the British Virgin Islands, is wholly owned by Mr. Lee Fu Chi. Nutronics holds 12,550,656 Shares, representing approximately 4.72% of the total outstanding Shares. Nutronics is a company formed solely for the purpose of these Shares.

Uniglobe Securities Limited

Uniglobe Securities Limited (“Uniglobe”), a BVI business company organized under the laws of the British Virgin Islands, is wholly owned by Mr. Chun Mei Chen De Chang. Uniglobe holds 13,128,371 Shares, representing approximately 4.94% of the total outstanding Shares. Uniglobe is a company formed solely for the purpose of these Shares.

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New Essential Holdings Limited

New Essential Holdings Limited (“New Essential”), a BVI business company organized under the laws of the British Virgin Islands, is wholly owned by Mr. Chang Sui Gin. New Essential holds 3,600,000 Shares, representing approximately 1.35% of the total outstanding Shares. New Essential is a company formed solely for the purpose of these Shares.

Embona Holdings (Malaysia) Limited

Embona Holdings (Malaysia) Limited (“Embona Malaysia”), a company organized under the laws of Malaysia, is wholly owned by Embona Holdings Limited (“Embona”), a BVI business company organized under the laws of the British Virgin Islands. Embona is in turn wholly owned by Peakford International Co., Ltd (“Peakford”), a company organized under the laws of the British Virgin Islands. Mr. Yeh, Chia-Wen, Ms. Yeh Hsu, Li-Li, Mr. Yeh, Ming-Han, Mr. Yeh, Bo-Chun, and Ms. Yeh, Wei-Yen each hold a 20% interest in Peakford. Embona Malaysia holds 4,800,000 Shares, representing approximately 1.81% of the total outstanding Shares. Embona Malaysia is a company formed solely for the purpose of these Shares.

Suffolk Dragon Ventures Ltd

Suffolk Dragon Ventures Ltd (“Suffolk”), an international business company organized under the laws of the British Virgin Islands, is wholly owned by Good Turn Limited (“Good Turn”), a BVI business company organized under the laws of the British Virgin Islands. Mr. Yeh, Po Len, Ms. Chen, Shu-Lin, Ms. Yeh, Yi-Chen (a.k.a. Angela Y.C. Yeh), Ms. Yeh, Yen-Hsi, and Ms. Yeh, Wei-Hsi each hold a 20% interest in Good Turn. Suffolk holds 12,732,622 Shares, representing approximately 4.80% of the total outstanding Shares. Suffolk is a company formed solely for the purpose of these Shares.

Top Best Development Limited

Top Best Development Limited (“Top Best”), an international business company organized under the laws of the British Virgin Islands, is wholly owned by Peakford. Mr. Yeh, Chia-Wen, Ms. Yeh Hsu, Li-Li, Mr. Yeh, Ming-Han, Mr. Yeh, Bo-Chun, and Ms. Yeh, Wei-Yen each hold a 20% interest in Peakford. Top Best holds 11,532,623 Shares, representing approximately 4.34% of the total outstanding Shares. Top Best is a company formed solely for the purpose of these Shares.

The Merger (Page 65)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of September 12, 2016, (the “merger agreement”) among the Company, Parent, and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Islands Registrar”), substantially in the form attached as Annex C to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, expects to continue to do business under the name “Actions Semiconductor Co., Ltd” following the merger. If the merger is completed, the Company will cease to be a publicly traded company; therefore, the Company’s American depositary shares (the “ADSs”), each representing six Shares, will no longer be listed on the NASDAQ Global Select Market (“NASDAQ”) and the American depositary shares program for the ADSs (the “ADS Program”) will terminate. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

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Merger Consideration (Page 65)

Under the terms of the merger agreement, at the effective time of the merger, each of our outstanding ordinary shares of a par value of $0.000001 per share (each, a “Share” and collectively, the “Shares”), including Shares represented by ADSs, issued and outstanding immediately prior to the effective time of the merger, will be cancelled in exchange for the right to receive $0.366 in cash without interest (the “Per Share Merger Consideration”), and each outstanding ADS (other than any ADS that represents Excluded Shares, as defined below) will represent the right to receive $2.20 in cash per ADS without interest (the “Per ADS Merger Consideration”), in each case, net of any applicable withholding taxes, other than the following Shares: (a) Shares beneficially owned by the Buyer Group or any person controlled by any of them prior to the effective time of the merger (the “Rollover Shares”); (b) Shares owned by the Company or its subsidiaries, if any, (c) Shares owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their dissenter rights under the Companies Law (as amended) of the Cayman Islands (the “Cayman Islands Companies Law”) (the “Dissenting Shares”), and (d) Shares reserved (but not yet issued and allocated) by the Company, immediately prior to the effective time of the merger (including Shares held by JPMorgan Chase Bank, N.A. in its capacity as ADS depositary (the “ADS Depositary”)), for issuance and allocation upon the exercise of any option to purchase Shares (a “Company Option”) or restricted share unit (a “Company RSU”) issued under the Company’s 2007 Equity Performance and Incentive Plan (Shares described under (b) through (d) above are collectively referred to herein as the “Excluded Shares”). The holders of the ADSs will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the ADS deposit agreement in connection with the merger).

The Excluded Shares (other than Dissenting Shares), including Excluded Shares represented by ADSs, will be cancelled and cease to exist at the effective time of the merger, and no consideration or distribution shall be delivered with respect thereto. Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of the Cayman Islands Companies Law. Please see “Dissenter Rights” beginning on page 80 for additional information. The Rollover Shares shall remain outstanding, shall continue to exist, and shall become validly issued, fully paid, and non-assessable ordinary shares, par value of $0.000001 each, in the surviving company.

Treatment of Company Options (Page 66)

At the effective time of the merger, each outstanding Company Option granted under the Company’s 2007 Equity Performance and Incentive Plan (as amended) (the “Company Incentive Plan”), with a per Share exercise price less than the Per Share Merger Consideration (each, a “Cashed-Out Option”) will be cancelled and entitle the former holder thereof to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Shares underlying such Cashed-Out Option. Each outstanding Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the effective time of the merger for no consideration.

At or prior to the effective time of the merger, the Company, the Board or the compensation committee of the Board, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to effectuate the foregoing arrangement.

Treatment of Company RSUs (Page 66)

At the effective time of the merger, each outstanding vested Company RSU granted under the Company Incentive Plan (each, a “Cashed-Out RSU”) will be cancelled and entitle the former holder thereof to receive a restricted cash award in an amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Cashed-Out RSU.

In addition, at the effective time of the merger, each outstanding unvested Company RSU will be assumed by the Company (as the surviving company), on the same terms and conditions, in respect of the number of common stock of the Company (as the surviving company) equal to the number of Shares underlying such Company RSUs.

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Support Agreement (Page 66)

On September 16, 2016, Parent, Merger Sub, and the other Rollover Shareholders entered into a voting and support agreement (as may be amended from time to time, the “Support Agreement”), pursuant to which each Rollover Shareholders has agreed for the benefit of the other Rollover Shareholder and Merger Sub, among other things, that:

•	they will vote the Rollover Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger; and

•	the Rollover Shares will, at the effective time of the merger, remain outstanding and continue to exist, and become validly issued, fully paid and nonassessable ordinary shares, par value of $0.000001 each, in the Company (as the surviving company), without payment of any consideration.

Record Date and Voting (Page 59)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you.

To ensure that your Shares can be voted at the extraordinary general meeting, please complete, sign and return to the Company the accompanying proxy card, which is attached to this proxy statement, in accordance with the instructions set forth on the proxy card, as soon as possible so that it is received by the Company no later than at           (Hong Kong Time), the deadline to lodge your proxy card. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you own ADSs as of the close of business in New York City on           (the “ADS Record Date”) (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card attached to this proxy statement and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City Time) on           in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If the ADS Depositary timely receives voting instructions from an ADS holder that fail to specify the manner in which the ADS Depositary is to vote any Shares represented by the holder’s ADSs, then the ADS Depositary will, under the terms of the ADS deposit agreement, deem such ADS holder to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instructions. If the ADS Depositary does not receive voting instructions from an ADS holder with respect to any Shares, such holder may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company, which shall be the chairman of the extraordinary general meeting (the “Designee”).

Unless the Company notifies the ADS Depositary that there exists substantial opposition against the outcome for which the Designee would otherwise vote at the extraordinary general meeting or that would have a material adverse impact on the holders of ADSs or on the holders of Shares, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated therein, including the merger, and FOR any adjournment of the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

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Holders of ADSs will not be able to attend the extraordinary general meeting unless they convert their ADSs into Shares and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on           (the “Share Record Date”). ADS holders who wish to convert their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on           together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the ADS deposit agreement) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for JP Morgan Chase, N.A., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If the merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS Program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 59)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Requisite Company Vote”).

As of the date of the proxy statement, the Buyer Group beneficially owns approximately 66.0% of our issued and outstanding Shares entitled to vote. Pursuant to the Support Agreement, the Rollover Shareholders, Parent, and Merger Sub have agreed inter alia, that they will vote the Rollover Shares in favor of authorization and approval of the merger agreement, the plan of merger, and the consummation of the transactions contemplated therein, including the merger. Because the Buyer Group beneficially owns approximately 66.0% of the total issued and outstanding Shares of the Company and because authorization and approval of the merger agreement, plan of merger, and the transactions contemplated by the merger agreement requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares, both quorum and an affirmative vote in favor of the transaction are practically assured with the Buyer Group’s vote.

Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the Share Record Date, approximately           Shares held by shareholders other than the Buyer Group must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Dissenter Rights of Shareholders (Page 63)

Shareholders who dissent from the merger in accordance with Section 238 of the Cayman Islands Companies Law (the “dissenting shareholders”) will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to this proxy statement. The fair value of Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON          , AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. (TO AVOID DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE.) AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (Pages 44 and 45)

The purpose of the merger is to enable Buyer Group to acquire 100% control of the Company in a transaction in which the Company’s shareholders (other than the holders of Rollover Shares and Excluded Shares) will be cashed out in exchange for $0.366 per Share or $2.20 per ADS without interest and net of any applicable withholding taxes, so that the Buyer Group will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors - Purpose of and Reasons for the Merger” beginning on page 44 for additional information.

ADSs representing the Shares are currently listed on NASDAQ (under the symbol “ACTS”). It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned by the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) may be terminated upon the Company’s application to the United States Securities and Exchange Commission (“SEC”) if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. 90 days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Furthermore, following the completion of the merger, the ADSs Program will be terminated. Please see “Special Factors - Effect of the Merger on the Company” beginning on page 45 for additional information.

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Plans for the Company after the Merger (Page 47)

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be owned by the Buyer Group.

Recommendations of the Special Committee and the Board of Directors (Page 30)

A special committee of the board of directors of the Company (the “Board”) composed solely of independent and disinterested directors of the Company who are unaffiliated with Merger Sub, the Buyer Group and the management members of the Company (the “Special Committee”) has reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On September 12, 2016, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders unaffiliated with the Buyer Group; (b) declared that it is advisable to enter into the merger agreement and the plan of merger; (c) recommended that the Board approve the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and (d) recommended that the Board direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a shareholders resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On September 12, 2016, the Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, had (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders unaffiliated with the Buyer Group; (b) approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger; and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

The Board unanimously recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and upon the merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the merger agreement and the approval of the transactions, including the merger, and in determining that the merger is fair to and in the best interests of the Company and its shareholders unaffiliated with the Buyer Group, see “Special Factors - Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 30 and “Special Factors - Effects of the Merger on the Company - Primary Benefits and Detriments of the Merger” beginning on page 45. The foregoing summary is qualified in its entirety by reference to these sections.

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Position of the Buyer Group as to the Fairness of the Merger (Page 35)

Each member of the Buyer Group believes that the merger is fair to the Company’s shareholders unaffiliated with the Buyer Group. Their belief is based upon the factors discussed under the caption “Special Factors - Position of the Buyer Group as to Fairness of the Merger” beginning on page 35.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group’s views as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger.

Financing of the Merger (Page 49)

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our shareholders (other than the Buyer Group) pursuant to the merger agreement, is anticipated to be approximately $33,405,139, assuming no exercise of dissenter rights by the shareholders of the Company. Available cash of the Company and its subsidiaries is expected to be used to finance the consummation of the merger and the other transactions contemplated by the merger agreement. The funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our shareholders, will be paid from accounts outside China, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 49)

As of the Share Record Date, we expect that the Buyer Group will beneficially own approximately 66.0% of our issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 49 for additional information.

Pursuant to the Support Agreement, the Rollover Shareholders with each other and with Merger Sub have agreed inter alia, that they will vote the Rollover Shares in favor of authorization and approval of the merger agreement, the plan of merger, and the consummation of the transactions contemplated therein, including the merger.

Opinion of the Special Committee’s Financial Advisor (Page 38)

On September 12, 2016, Houlihan Lokey (China) Limited (“Houlihan Lokey”) rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same day), as to the fairness, from a financial point of view, of the $0.366 Per Share Merger Consideration and the $2.20 Per ADS Merger Consideration, as applicable, to be received in the merger by holders of Shares and ADSs, as applicable (in each case, other than holders of the Rollover Shares and the Excluded Shares, including Rollover Shares and Excluded Shares represented by ADSs), as of September 12, 2016, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

The opinion of Houlihan Lokey was directed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration and Per ADS Merger Consideration, as applicable, to be received in the merger by holders of the Shares and the ADSs, respectively, (in each case, other than holders of the Rollover Shares and the Excluded Shares, including Rollover Shares and Excluded Shares represented by ADSs), and does not address any other aspect or implication of the merger. The summary of the opinion of Houlihan Lokey in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion. However, neither the opinion of Houlihan Lokey nor the summary of the opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the Special Committee or any holder of the Shares or the ADSs as to how to act or vote with respect to the merger or related matters. Please see “Special Factors - Opinion of the Special Committee’s Financial Advisor” beginning on page 38 for additional information.

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Interests of the Company’s Executive Officers and Directors in the Merger (Page 50)

In considering the recommendations of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	continued indemnification rights and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company pursuant to the merger agreement; and

•	the expected continuation of service of the directors and executive officers of the Company with the surviving company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the surviving company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors - Interests of Certain Persons in the Merger” beginning on page 49 for additional information.

Conditions to the Merger (Page 75)

The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

•	the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, being authorized and approved by the Requisite Company Vote;

•	no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (whether temporary, preliminary or permanent) that is then in effect or is pending, proposed, or threatened, which restrains, enjoins or otherwise prohibits the consummation of the merger;

•	except for the approval of registration of the plan of merger to be issued by the Cayman Islands Registrar, all required governmental authorizations necessary to effect the merger, if any, shall have been obtained and be in full force and effect; and

•	consent from all secured creditors of the Company, if any, for the consummation of the merger shall have been obtained in accordance with the Cayman Islands Companies Law and be in full force and effect.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the merger agreement (disregarding any limitation or qualification by “materiality” or “Material Adverse Effect”) being true and correct as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct has not had any Material Adverse Effect (as defined in the merger agreement);

•	the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing;

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•	since the date of the merger agreement, there has been no effect and there continues to be no effect that has had, individually or in the aggregate, a Material Adverse Effect;

•	the holders of no more than 5% of the Shares have validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law;

•	the aggregate amount of available cash available to fund the merger consideration at least equals the Required Available Cash Amount (as defined in the merger agreement), and the Company has delivered to Parent written evidence thereof in form and substance reasonably satisfactory to Parent and certified to be true and correct as of the time of closing; and

•	Parent having received a certificate signed by an executive officer of the Company, dated the closing date, certifying as to the fulfillment of the relevant conditions above.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement (disregarding any limitation or qualification by “materiality”) being true and correct as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), as if made on and at such date and time, except where the failure of such representations and warranties to be so true and correct has not had or would not, individually or in the aggregate, prevented or reasonably be expected to prevent the consummation of any of the transactions, including the merger;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

•	the Company having received a certificate signed by an officer or director of each of Parent and Merger Sub, dated the closing date, certifying as to the fulfillment of the above conditions.

Acquisition Proposals (Page 73)

During the period beginning on the date of the merger agreement and at any time prior to the receipt of the Requisite Company Vote, the Company and its representatives may (i) initiate, solicit, and encourage proposals from third parties relating to any direct or indirect acquisition or purchase of all, but not part, of the Company; (ii) contact the person who has made any proposal or offer of a Competing Transaction (as defined in the merger agreement) to clarify and understand the terms and conditions thereof; (iii) provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement (as defined in the merger agreement), provided that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives; and (iv) enter into and maintain discussions or negotiations with respect to a proposal for a Competing Transaction or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiation; provided that the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the merger agreement), (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law, and (C) provided written notice to Parent at least three (3) business days prior to taking any such action.

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Until the earlier of the effective time or the termination of the merger agreement, the Company shall (i) promptly notify Parent orally and in writing if the Company (A) determines to initiate actions soliciting or otherwise concerning a proposal, offer, inquiry, contact, or request, or (B) becomes aware of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction; (ii) notify Parent orally and in writing as promptly as practicable (and in any event within 24 hours after the Company has knowledge thereof), specifying the material terms and conditions of the proposal, the identity of the party making such proposal, and whether the Company has any intention to provide confidential information to such person; (iii) keep Parent reasonably informed, on a reasonably current basis (and in any event within 12 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact, or request; (iv) provide Parent with 48 hours’ prior notice (or such prior notice as provided to the members of the Board or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction; and (v) refrain from entering into any confidentiality agreement with any third party subsequent to the merger agreement which prohibits the Company from providing such information to Parent.

Change of Recommendation (Page 73)

The Company may affect a change in the Company Recommendation if:

(i)	the Company has received a bona fide written proposal or offer with respect to a Competing Transaction and the Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation (as defined in the merger agreement) with respect to such superior proposal would be inconsistent with its fiduciary duties under applicable law;

(ii)	the Company has complied with the relevant requirements as specified in the merger agreement with respect to such proposal or offer;

(iii)	after (A) providing at least ten (10) business days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Board intends to effect a change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement, so that such proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its representatives to make a presentation to the Board and the Special Committee regarding the merger agreement and any adjustments with respect hereto (to the extent Parent desires to make such presentation); provided that any material modifications to such proposal or offer that the Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the relevant requirements, and provided, further, that with respect to the new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be an eight (8) business day period rather than the ten (10) business day period first described above; and

(iv)	following the end of such ten (10) business day period or eight (8) business day period (as applicable), the Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to merger agreement proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

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Irrespective of whether there is a change in the Company Recommendation, the Company shall not submit to the vote of its shareholders any Competing Transaction or Alternative Acquisition Agreement (as defined in the merger agreement) prior to the termination of the merger agreement.

Termination of the Merger Agreement (Page 76)

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

•	the merger is not consummated on or before 11:59 p.m. (Hong Kong Time) on March 31, 2017;

•	any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; or

•	the shareholders’ meeting has been held and completed and the requisite shareholders’ approval has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof;

provided that this termination right shall not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been a material cause of, or resulted in, the failure of the applicable conditions being satisfied.

•	by the Company, if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied;

•	(a) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (c) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period; or

•	prior to the receipt of the Requisite Company Vote, the Board, based on recommendation of the Special Committee, has authorized an Alternative Acquisition Agreement (as defined in the meger agreement) with respect to a Superior Proposal, and the Company immediately after the termination of the merger agreement enters into such Alternative Acquisition Agreement; provided that the Company has complied in all respects with the relevant requirements with respect to such Superior Proposal and/or Alternative Acquisition Agreement.

•	by Parent, if:

•	the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied prior to the termination date; provided that this termination right is not available to Parent if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied; or

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•	(a) the Board or any committee thereof shall have effected a change in the Company Recommendation, or (b) the Company has entered into or publicly announced its intention to enter into, an Alternative Acquisition Agreement (as defined in the merger agreement); or

•	(a) Parent has received an Alternative Financing Notice (as defined in the merger agreement) from the Company, and Parent shall have failed to obtain the necessary Alternative Financing within seven (7) days from receipt of such notice despite using its commercially reasonable efforts, (b) Parent shall have received an Alternative Financing Notice that is untimely, or (c) Parent, upon the advice of outside counsel, reasonably and in good faith determines that all or any portion of the available cash of the Company to fund the merger consideration cannot be released within seven (7) days from the proposed closing date to pay the shareholders of the Company.

Fees and Expenses (Page 51)

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

The holders of ADSs will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the ADS deposit agreement in connection with the merger).

Material U.S. Federal Income Tax Consequences (Page 52)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors - Material U.S. Federal Income Tax Consequences” beginning on page 52. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 55)

Based on the current law and practice in the People Republic of China (“PRC”), the Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law, effective January 1, 2008 (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for the Shares or ADSs pursuant to the merger or through the exercise of dissenter rights, as the case may be, by the Company’s shareholders or ADS holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of enterprises (subject to applicable tax treaty relief, if any). Whether or not the Company is considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals. You should consult your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenter rights to you, including any PRC tax consequences. Please see “Special Factors - Material PRC Income Tax Consequences” beginning on page 55 for additional information.

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Material Cayman Islands Tax Consequences (Page 56)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for the Shares or ADSs under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Islands Registrar to register the plan of merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette. Please see “Special Factors - Material Cayman Islands Tax Consequences” beginning on page 56 for additional information.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated by the merger agreement.

Regulatory Matters (Page 51)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

Accounting Treatment of the Merger (Page 51)

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Market Price of the Shares (Page 57)

The closing price of the ADSs on NASDAQ on May 19, 2016, the last trading date immediately prior to the Company’s announcement on May 20, 2016 that it had received “a going private” proposal from the Buyer Group, was $1.47 per ADS. The merger consideration of $0.366 per Share, or $2.20 per ADS, to be paid in the merger represents a premium of approximately 49.7% to that closing price.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING

AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On September 12, 2016, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the merger agreement, the plan of merger, and the transactions completed therein, including the merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	What is the merger?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the merger, the ADSs will no longer be listed on NASDAQ, the Company will cease to be a publicly traded company and the ADS Program will be terminated.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, at the effective time of the merger, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

If you own ADSs and the merger is completed, you will be entitled to receive the Per ADS Merger Consideration (less a cancellation fee of up to $5.00 per 100 ADSs (or any fraction thereof) pursuant to the terms of the ADS deposit agreement), in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the effective time of the merger unless you (a) surrender your ADS to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before the close of business in New York City on           and become a registered holder of Shares by the close of business in the Cayman Islands on the Share Record Date and (b) validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the fair value of each corresponding Share pursuant to the Cayman Islands Companies Law.

Please see “Special Factors - Material U.S. Federal Income Tax Consequences,” “Special Factors - Material PRC Income Tax Consequences” and “Special Factors - Material Cayman Islands Tax Consequences” beginning on page 52, page 55 and page 56 for a more detailed description of the tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

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Q:	How will the Company’s share options be treated in the merger?

A:	At the effective time of the merger, each Cashed-Out Option will be cancelled and entitle the former holder thereof to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Shares underlying such Cashed-Out Option. Each outstanding Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the effective time of the merger for no consideration.

At or prior to the effective time of the merger, the Company, the Board or the compensation committee of the Board, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to effectuate the foregoing arrangement.

Q:	How will the Company’s RSUs be treated in the merger?

A:	At the effective time of the merger, each Cashed-Out RSU will be cancelled and entitle the former holder thereof to receive a restricted cash award in an amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Cashed-Out RSU.

In addition, at the effective time of the merger, each outstanding unvested Company RSU will be assumed by the Company (as the surviving company), on the same terms and conditions, in respect of the number of common stock of the Company (as the surviving company) equal to the number of Shares underlying such Company RSUs.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A.	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), a paying agent appointed by the Company will mail you a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $0.366 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the effective time of the merger), the ADS Depositary will send you a check for the Per ADS Merger Consideration of $2.20, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. The holders of ADSs will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the ADS deposit agreement in connection with the merger). If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the effective time of the merger, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration of $2.20, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

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In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on at , at a.m. (Hong Kong Time)

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	as a special resolution, to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and upon the merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached to the plan of merger;

•	as a special resolution, to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated therein, including the merger; and

•	if necessary, as an ordinary resolution, to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

As of the date of the proxy statement, the Buyer Group beneficially owns approximately 66.0% of our issued and outstanding Shares entitled to vote. Pursuant to the Support Agreement, the Rollover Shareholders, Parent, and Merger Sub have agreed inter alia, that they will vote the Rollover Shares in favor of authorization and approval of the merger agreement, the plan of merger, and the consummation of the transactions contemplated therein, including the merger. Because the Buyer Group beneficially owns approximately 66.0% of the total issued and outstanding Shares of the Company and because authorization and approval of the merger agreement, plan of merger, and the transactions contemplated by the merger agreement requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares, both quorum and an affirmative vote in favor of the transaction are practically assured with the Buyer Group’s vote.

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At the close of business in the Cayman Islands on the Share Record Date, Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting. Based on the number of Shares we expect to be issued and outstanding on the Share Record Date, approximately Shares held by shareholders other than the Buyer Group must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the transactions, including the merger, under the memorandum and articles of associations of the Company as amended to date and Cayman Islands law, the Board unanimously recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and upon the merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached to the plan of merger;

•	FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

You should read “Special Factors - Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 30 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors - Interests of Certain Persons in the Merger” beginning on page 49.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is , 2016. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to directly vote at the extraordinary general meeting or any adjournment thereof.

The ADS Record Date is , 2016. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs into Shares by the close of business in New York City on and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding not less than an aggregate of one-third of the issued and outstanding Shares that are entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

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Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly traded company and will be owned by the Buyer Group. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including NASDAQ and the ADS Program will be terminated.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close by the end of 2016. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If the Company’s shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. In addition, the Company will remain an independent publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that it is received by the Company no later than at (Hong Kong Time), the deadline to lodge your proxy card, so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and upon the merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

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Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than 10:00 a.m. on (New York City Time). The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS Depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in the voting instructions. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, they may, under the terms of deposit agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to a member of the Special Committee.

Alternatively, you may directly vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on           and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures and timing of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to convert your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on           together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the ADS deposit agreement) and any applicable taxes, and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for JP Morgan Chase, N.A., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If the merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS Program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf, or give voting instructions to the ADS Depositary with respect to the Shares representing your ADSs, if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares or the Shares representing your ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares, or the Share representing your ADSs, that it holds on your behalf, those Shares may not be voted or, in the case of those Share representing your ADSs, a discretionary proxy may be provided to a member of the Special Committee to vote such uninstructed Shares in its sole discretion in accordance with the terms and conditions more fully described in the ADS deposit agreement.

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Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to the ADS Depositary, your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and upon the merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Actions Semiconductor Co., Ltd, No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, the People’s Republic of China;

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than (Hong Kong Time) on , which is the deadline to lodge your proxy card; or

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. on           (New York City Time). A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary; and

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

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Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the merger is completed without any further action required on the part of such holders. lf your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is registered as the owner of such Shares when the merger is completed. In such case, your vote is still very important and you are strongly encouraged to vote.

The ADS Record Date is the close of business in New York City on          . If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is completed.

Q:	Am I entitled to dissenter rights?

A:	Shareholders who dissent from the merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to this proxy statement. The fair value of Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive.

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ADS holders will not have the right to exercise dissenter rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to their ADS before 5:00 p.m. (New York City Time) on          , and become registered holders of Shares before the vote to authorize and approve the merger is taken at the extraordinary general meeting. (To avoid doubt, any ADS holders who convert their ADSs into Shares after the Share Record Date will not be entitled to attend or to vote at the extraordinary general meeting, but will be entitled to exercise dissenter rights if they become registered holders of Shares before the vote is taken at the extraordinary general meeting, in accordance with the immediately preceding sentence.) After converting their ADSs and becoming registered holders of Shares, such former ADS holders must also comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has converted his, her, or its ADSs to exercise dissenter rights and the merger is not completed and such former ADS holder wishes to be able to sell his, her, or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS Program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

We encourage you to read the section of this proxy statement entitled “Dissenter rights” beginning on page 80 as well as “Annex C - Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) - Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Laurel Hill Advisory Group as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders. Please see “Special Factors - Interests of Certain Persons in the Merger” beginning on page 49for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	As of the date of this proxy statement, the Company’s directors and executive officers, as a group held an aggregate of 0.02% of the issued and outstanding Shares, or 558,000 Shares, including Shares represented by ADS. They also held 402,000 Shares underlying Company RSUs granted under the Company Incentive Plan. The Company’s directors and executive officers, having reviewed the recommendation of the Board, have preliminary determined to follow the Board’s recommendation and vote FOR the proposals.

Pursuant to the Support Agreement, the Rollover Shareholders and Parent have agreed to vote, or cause to be voted, all of the Shares they beneficially own, representing an aggregate of approximately 66.0% of the total issued and outstanding Shares entitled to vote as of September 16, 2016, plus any Shares that they may acquire after September 16, 2016, in favor of the proposal to approve the merger agreement, the plan of merger, and the consummation of the transactions contemplated thereby, including the merger. Because the Buyer Group beneficially owns approximately 66.0% of the total issued and outstanding Shares of the Company and because authorization and approval of the merger agreement, plan of merger, and the transactions contemplated by the merger agreement requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares, both quorum and an affirmative vote in favor of the transaction are practically assured with the Buyer Group’s vote.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

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Q:	Who can help answer my questions?

A:	If you have any questions or need assistance in voting your Shares or ADSs, you may contact Laurel Hill Advisory Group, the firm assisting us with this proxy solicitation, by phone or by mail.

By Phone:

Banks and Brokers call collect at +1 516 933-3100; all others please call the Laurel Hill Advisory Group toll-free at 888-742-1305.

By Mail:

Laurel Hill Advisory Group

2 Robbins Lane

Suite 201

Jericho, NY 11753

U.S.A.

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SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, Hong Kong Time is used for all dates and times given.

The Board and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, the Board and senior management, from time to time, have considered strategic alternatives that may be available to the Company, including potential commercial and strategic business partnerships, acquisitions, dispositions, and new business lines.

In the third quarter of 2014, the Company completed a tender offer to purchase up to 60,000,000 of our issued and outstanding Shares (including Shares represented by ADSs), at a purchase price not greater than $7/15 per Share (or $2.80 per ADS) nor less than $5/12 per Share (or $2.50 per ADS). We eventually accepted for purchase 60,001,063 Shares (including Shares represented by ADSs) at a price of $5/12 per Share (or $2.50 per ADS), for an aggregate cost of approximately $25.0 million, excluding fees and expenses relating to the tender offer. Subsequently in the fourth quarter of 2015, we completed another tender offer to purchase up to 84,000,000 Shares at a purchase price of not greater than $23/60 per Share (or $2.30 per ADS) nor less than $20/60 per Share (or $2.00 per ADS). We eventually accepted for purchase 83,999,299 Shares (including Shares represented by ADSs) at a price of $23/60 per Share (or $2.30 per ADS), for an aggregate cost of approximately $32.2 million, excluding fees and expenses relating to the tender offer. The depositary for both tender offers has made all payments for the Shares validly tendered and accepted for purchase.

From time to time, parties have approached the Board and the Company’s senior management about possible transactions involving the Company. In particular, Mr. Chen, Hsuan-Wen (a.k.a. Niccolo Chen) (“Mr. Chen”), the former Chief Executive Officer of the Company who ceased his employment with the Company in 2013, continued to note the Company’s business, prospects and financial conditions and development efforts. Mr. Chen has kept close contact with members of the Buyer Group over the years to discuss the development and prospects of the Company. The members of the Buyer Group consist of a small circle of investors in the Company who have all known each other since the formation of the Company.

On December 1, 2015, the Company filed a Form 6-K announcing its financial results for the third quarter ended September 30, 2015. Upon reviewing the financial results, Mr. Chen, who was also the beneficial owner of our Shares representing approximately 4.9% of the issued and outstanding share capital of the Company, felt that the Company’s financial performance and prospects were underwhelming, and that the Company’s development plans had not borne fruit. Mr. Chen approached, among others, the controlling persons of Surrey Glory, Tongtong, Perfectech, Allpremier, Octovest and Ventus (the “Initial Group”) to explore different potential approaches going forward in light of the Company’s disappointing results. In their discussions, Mr. Chen and the Initial Group contemplated several options to maximize the value of their Shares, including selling their Shares on the open market, as well as bundling a significant tranche of Shares with several members of the Initial Group and selling the tranche to a competitor of the Company.

Upon further discussions however, Mr. Chen and the Initial Group believed that the full value of the Company was not fully reflected in the results of the Company, and felt that a sale of a significant tranche of the Shares to a competitor of the Company would be fraught with difficulties, and thus, would not be a realistic option. They felt that the Company’s financial performance and prospects may be turned around with further investment and a substantial restructuring of the Company’s business, including spinning off unprofitable business lines and expanding profitable business lines into new segments of the market.

As a former Chief Executive Officer of the Company, Mr. Chen believed that he possessed the relevant expertise and knowledge about the Company and the market to substantially restructure the Company and guide it back to profitability. Mr. Chen and the Initial Group understood that any restructuring could create substantial losses over a number of years, and believed that it would be difficult for the Company to meet market and analyst expectations as a publicly listed company. As a result, on March 24, 2016 Mr. Chen consulted K&L Gates (“K&L Gates”) on a preliminary basis for legal advice on the possibility of formalizing his discussions with the Initial Group in an agreement and prepare relevant disclosure.

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On May 18, 2016, Mr. Chen (through the Parent) entered into a consortium agreement (the “Consortium Agreement”) with the Initial Group, pursuant to which they agreed to form the Buyer Group to (i) jointly make a proposal to the Company for a “going private” transaction, (ii) deal exclusively with one another in pursuing such transaction for a period of twelve months, and (iii) cooperate with respect to such transaction. The Consortium Agreement further provided that the Parent will be the representative of the Buyer Group and be primarily responsible for structuring, negotiating and finalizing the transaction. The Consortium Agreement, however, did not grant Parent or Mr. Chen an irrevocable proxy to vote other members Shares or nominate Parent or Mr. Chen as a director nominee for the other members. In addition, Parent has the discretion to invite other shareholders of the Company to join the Buyer Group. On May 19, 2016, the Board received a preliminary, non-binding proposal letter from the Buyer Group that proposed a going private transaction involving the acquisition of all of the outstanding equity interest of the Company not already owned by the Buyer Group at a price of $2.00 per ADS or $0.333 per Share, each ADS representing six Shares. As of and according to the proposal letter, the Buyer Group beneficially owned, in the aggregate, approximately 34.61% of the Company’s issued and outstanding share capital. In the proposal letter, the Buyer Group stated, among other things, that (a) they would work with each other on an exclusive basis, (b) they were interested only in acquiring the outstanding Shares that the Buyer Group do not already own, and (c) the Buyer Group did not intend to sell their stake in the Company to a third party.

The Board determined that it was in the best interests of the Company and its shareholders to form a special committee (the “Special Committee”), consisting of the Board’s three independent directors, Yu-Hsin (Casper) Lin (to serve as chairman of the Special Committee), Mr. Chin-Hsin (Fred) Chen, and Jun-Tse (Walter) Huang, to evaluate the Buyer Group’s proposal and other strategic alternatives for the Company. All members of the Board approved establishment of the Special Committee on May 20, 2016, by means of a written resolution. The Board delegated full power and authority to the Special Committee in connection with its evaluation of the proposal from the Buyer Group, including, among other things, the power and authority to: (a) determine whether the proposal from the Buyer Group or any alternative transaction was advisable and fair to, and in the best interests of, the Company and its shareholders unaffiliated with the Buyer Group; (b) investigate, review and evaluate the terms and conditions and determine the advisability of the terms of the proposal from the Buyer Group or any alternative transaction; (c) determine whether, and under what conditions, to seek or commence solicitations of interest or proposals from other interested parties for transactions with the Company other than the proposal from the Buyer Group; (d) respond to any communications, inquiries or proposals regarding the proposal from the Buyer Group or any alternative transaction; (e) establish, approve, modify, monitor and direct the process and procedures related to, and establish, adopt and issue guidelines and instructions for the Company’s senior management with respect to the review and evaluation of the proposal from the Buyer Group or any alternative transaction, and any discussions or negotiations concerning any such transactions; (f) reject or approve the proposal from the Buyer Group or any alternative transaction, or recommend such rejection or approval to the Board; (g) review and approve in advance any and all documents and other instruments used in connection with the proposal by the Buyer Group or any alternative transaction, including any and all materials to be filed with the SEC; and (h) engage legal, financial and other advisors and obtain any necessary or desirable opinions from such advisors. The Board agreed that it would not recommend the proposed transaction or any alternative transaction for approval by the Company’s shareholders or otherwise approve the proposed transaction or any alternative transaction without a prior favorable recommendation by the Special Committee.

The Company issued a press release regarding its receipt of the proposal letter, the proposed transaction and the formation of the Special Committee. On May 20, 2016, the Special Committee retained Jones Day as its U.S. legal counsel, and on May 23, 2016, Maples and Calder as its Cayman Islands legal counsel. Neither Jones Day nor Maples and Calder had performed any work for the Buyer Group or affiliates of members of the Buyer Group in the last five years prior to their respective engagement by the Special Committee. On May 23, 2016, Jones Day provided the Special Committee and the Board with an overview of the substantive requirements, processes and duties of directors under applicable law in connection with the proposed transaction, including various approaches taken by boards of directors when considering similar transactions. Jones Day also discussed the purposes and roles of the Special Committee and best practices for the Special Committee as well as the Company’s management. On May 23, 2016, the Company also issued a press release announcing the retention of Jones Day and Maples and Calder as independent legal advisors to the Special Committee to assist in the proposed transaction.

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Between May 24, 2016, and June 22, 2016, the Special Committee received proposals from, and conducted interviews with, multiple investment banking firms to act as the Special Committee’s independent financial advisor. On June 24, 2016, after considering the experience, qualifications, and reputation of each potential financial advisor candidate, the Special Committee decided to engage Houlihan Lokey (China) Limited (“Houlihan Lokey”) as its independent financial advisors based on Houlihan Lokey’s substantial experience in similar mergers and acquisitions transactions and its qualification and reputation. The Special Commitee inquired and confirmed that Houlihan Lokey had not performed any work for the Buyer Group or affiliates of members of the Buyer Group prior to its engagement by the Special Committee and did not have any conflict of interest with respect to the proposed transaction.

On June 24, 2016, the Special Committee held the first meeting with Mr. Chen (as representative of the Buyer Group). Mr. Nigel Liu, the Chief Financial Officer of the Company, Jones Day and K&L Gates were also in attendance. At the meeting, Mr. Chen provided more details with respect to the Buyer Group’s proposal, including proposed deal structure, financing strategies and future plans for the Company. Considering future funding needs that may still be required in order to ensure the long-term welfare of the Company, Mr. Chen proposed that the Buyer Group may initially fund all or part of the proposed transaction with the cash on hand of the Company, and secure future financing for the Company as and when required after completion of the merger. The Special Committee agreed to further discuss this pending a projection of its operating cash requirements and the potential impact on its cash flow if the proposed transaction were to proceed on such a financing basis. The Special Committee also raised questions to Mr. Chen on treatment of the Company’s employee stock options. Jones Day was instructed to prepare a draft non-disclosure agreement to be executed by Parent in anticipation of the Buyer Group’s request to conduct due diligence on the Company. Lastly, K&L Gates indicated that it will circulate an initial draft of the merger agreement to Jones Day the following week.

The non-disclosure agreement was signed by Parent (as representative of the Buyer Group) on June 30, 2016. From July 1, 2016, the Buyer Group and K&L Gates conducted due diligence on the Company. On July 6, 2016, Jones Day received the draft merger agreement from K&L Gates.

On July 12, 2016, the Special Committee held a second meeting with Mr. Chen. Mr. Nigel Liu, Jones Day and K&L Gates were also in attendance. At the meeting, Mr. Chen raised certain questions that arose from the due diligence efforts, including the Company’s continued business focuses, future prospects of its business lines, its supplier relationships and its cash flow needs for the near future. In addition, the Special Committee discussed with Mr. Chen the latest update on the status of the proposed transaction. In particular, the Special Committee raised the issue of having received a request from shareholders for the Company to “go shop” once Houlihan Lokey completes its review. The Special Committee emphasized its duty to maximize shareholder value and to give serious consideration to such request. Mr. Chen acknowledged this and expressed that the Buyer Group will respect the Special Committee’s decision. The Special Committee also repeated its concern regarding the possible impact of the Buyer Group’s proposal to fund the going private transaction with the Company’s own cash reserve. Mr. Chen responded that the Buyer Group will consider the Company’s cash flow issue and provide capital injections for its future operations following the delisting. The meeting concluded with the Special Committee indicating that it would make its determination after reviewing the draft merger agreement and the results of Houlihan Lokey’s preliminary financial review.

Meanwhile, Mr. Chen had been carrying out discussions with, among others, the controlling persons of Middlesex, Rich Dragon, Nutronics and Uniglobe (the “Second Group”), as well as New Essential, Embona Malaysia, Suffolk and Top Best (the “Third Group”) with regards to joining the Buyer Group. As a result of these discussions, the Second Group and the Third Group agreed to join the Buyer Group to acquire all of the outstanding equity interest of the Company not already owned by the Buyer Group, and entered into adherence agreements to the Consortium Agreement on July 8, 2016, and August 15, 2016, respectively.

On August 1, 2016, the Board and the Special Committee held a meeting with Houlihan Lokey. Mr. Nigel Liu, the Chief Financial Officer of the Company and Jones Day were also in attendance. At the meeting, Houlihan Lokey presented its initial financial analysis of the Company and discussed, among other things, the various valuation methodologies applied and the Company’s financial results. The pros and cons of conducting a market check before entering into the definitive agreements were also discussed. In addition, the Special Committee discussed the then-proposed merger consideration with the Board and eventually decided that the Buyer Group should be able to increase its offer price and would counter-propose to the Buyer Group an increased merger consideration of $2.30 per ADS. Later in the day, the Special Committee held the third meeting with Mr. Chen, where Mr. Nigel Liu, Jones Day and K&L Gates were also in attendance, at which such counter proposal was conveyed to them. The Special Committee also inquired if a standby letter of credit to fund the proposed transaction will be obtained by the Buyer Group to cover any potential shortfall in the Company’s cash reserve. Mr. Chen responded that the Buyer Group will further discuss the need for such a standby letter of credit.

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On August 3, 2016, at the direction of the Special Committee, Jones Day circulated comments on the draft merger agreement to K&L Gates. Since August 5, 2016, Jones Day and K&L Gates held several conference calls to discuss the terms of the merger agreement and exchanged revised drafts of the transaction documents.

On August 29, 2016, the Special Committee held a fourth meeting with Mr. Chen. Mr. Nigel Liu, Jones Day and K&L Gates were also in attendance. At the meeting, the Special Committee inquired of Mr. Chen of the possibility of the Buyer Group obtaining a standby letter of credit to fund the proposed transaction. Mr. Chen communicated that the cost of having to obtain such a standby letter of credit may impact the Buyer Group’s offer price. During the meeting, Jones Day provided an overview and explanation of the key issues presented by the draft merger agreement. Among other things, the Special Committee and Mr. Chen discussed (i) retaining a “go-shop” right after entering into the definitive agreements and (ii) deletion of the termination fee payable by the Company and the reverse termination fee payable by the Buyer Group under certain circumstances. The Special Committee communicated that it should have a “go-shop” right in order to ensure fair treatment to the shareholders of the Company who are unaffiliated to the Buyer Group. With respect to the deletion of termination fees, the Special Committee noted that, considering the financing of the merger and the Buyer Group’s decision not to obtain a standby letter of credit, it would be unfair for the Company to pay a termination fee to the Buyer Group if the merger is not consummated. Mr. Chen (on behalf of the Buyer Group) agreed to the Special Committee’s position on both issues. The Special Committee and Mr. Chen then instructed Jones Day and K&L Gates to further negotiate and revise the draft merger agreement pursuant to the agreed positions. At the same meeting, Mr. Chen also conveyed a counter proposal of a merger consideration of $2.20 per ADS.

On August 30, 2016, at the instruction of the Special Committee, Jones Day sent K&L Gates further comments to the draft merger agreement. Between September 1 and September 11, 2016, the parties continued to negotiate and revise the relevant legal documents.

On September 12, 2016, Houlihan Lokey presented to the Special Committee its financial analysis with respect to the consideration to be paid to the Company’s shareholders in the proposed transaction. The Special Committee members then asked questions regarding the financial analysis. Following the presentation and discussion, based on the financial analysis it had performed, Houlihan Lokey rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same day), to the effect that as of September 12, 2016, based upon and subject to procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the merger by holders of Shares and ADSs, as applicable (in each case, other than holders of the Rollover Shares and the Excluded Shares, including Rollover Shares and Excluded Shares represented by ADSs) was fair, from a a financial point of view, to such holders of the Shares and the ADSs. See “Special Factors - Opinion of the Special Committee’s Financial Advisor” beginning on page 38 for more details. Jones Day then reported to the Special Committee that it had reached agreement with K&L Gates on key outstanding issues and finalized the legal documentation for the proposed transaction. Jones Day then reviewed the material terms in the merger agreement with the Special Committee. Following a comprehensive and detailed discussion of the proposed terms of the merger agreement, the financial analysis provided by Houlihan Lokey and its oral opinion, and taking into account the other factors described below under the heading titled “Special Factors - Reasons for the Merger and Recommendation of the Special Committee and The Board of Directors” beginning on page 30, the Special Committee then unanimously determined that the merger agreement, plan of merger and the other transactions contemplated by the merger agreement, including the merger, were fair to and in the best interests of the Company and its shareholders and ADS holders (other than the Buyer Group) and declared it advisable for the Company to enter into the merger agreement and the plan of merger and recommended that the Board adopt a resolution approving and declaring the advisability of the merger agreement and the plan of merger, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the other transactions contemplated by the merger agreement, including the merger.

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Following the meeting of the Special Committee, also on September 12, 2016, the Board held a meeting, attended by Houlihan Lokey and Jones Day. Jones Day provided a summary of the key terms of the merger agreement, including the merger consideration, conditions to closing and termination events. The Special Committee presented its recommendation to the Board. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Houlihan Lokey and Jones Day, including Houlihan Lokey’s fairness opinion provided to the Special Committee, and taking into account the other factors described below under the caption “Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 30, the Board unanimously determined that it was fair to and in the best interests of the Company and shareholders and ADS holders (other than the Buyer Group), and declared it advisable, to enter into the merger agreement and the transactions contemplated by the merger agreement, including the merger, and approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and directed that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. See “Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 30 for a full description of the resolutions of the Board at this meeting.

Later during the day on September 12, 2016, the Company, Parent and Merger Sub executed the merger agreement and the Company issued a press release announcing the execution of the merger agreement. The Company furnished the press release to the SEC as an exhibit to a Current Report on Form 6-K filed on September 13, 2016.

Reasons for the Merger and Recommendation of the Special Committee and The Board of Directors

The Board, acting upon the unanimous recommendation of the Special Committee, which acted with the advice and assistance of its independent financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on September 12, 2016, the Special Committee unanimously recommended that the Board adopt resolutions that:

•	determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and its shareholders unaffiliated with the Buyer Group, and declare it advisable to enter into the merger agreement;

•	authorize and approve the execution, delivery and performance by the Company of the merger agreement and the transactions contemplated thereby, including the merger; and

•	direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

At a meeting also on September 12, 2016, the Board, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the transactions, including the merger, as required by the memorandum and articles of associations of the Company as amended to date and Cayman Islands law, unanimously (a) determined (i) that the merger as contemplated in the merger agreement and the plan of merger is fair to and in the best interests of the Company and its shareholders unaffiliated with the Buyer Group and (ii) that it is advisable for the Company to enter into the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger; (b) authorized and approved the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger; and (c) recommended the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to the shareholders of the Company for authorization and approval.

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In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and the Board believed supported their respective decisions, and that the merger is fair to the Company’s shareholders unaffiliated with the Buyer Group. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

•	the current and historical market prices of our ADSs, including the fact that the merger consideration offered to our shareholders represents a 49.7% premium to the closing price of our ADSs on May 19, 2016, the last trading day immediately prior to the Company’s announcement on May 20, 2016 that it had received “a going private” proposal. The $0.366 Per Share Merger Consideration or $2.20 Per ADS Merger Consideration to be paid to our shareholders (other than the Buyer Group) in the merger also represents a (a) 9.5% premium over the closing price of $2.01 per ADS on September 9, 2016, the trading day immediately before the merger agreement was signed; and (b) 40.6% premium over the volume-weighted average closing price of the ADSs during the 30 days prior to the Company’s announcement on May 20, 2016 that it had received a “going private” proposal;

•	the lack of interested bidders, considering since the announcement of the proposed transaction on May 20, 2016 and prior to the entry into the merger agreement, no party other than the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•	the Special Committee’s belief that it was questionable whether any third party could complete an alternative transaction in light of the Buyer Group’s express intent not to sell its Shares to any third party and the fact that the Buyer Group collectively owns approximately 66.0% of the Company’s issued and outstanding share capital, meaning that both quorum and an affirmative vote in favor of the transaction are practically assured with the Buyer Group’s vote;

•	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, $0.366 per Share and $2.20 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the tenor of negotiations and the experience of the Special Committee and its advisors;

•	the all-cash merger consideration, which will allow our shareholders (other than the Buyer Group) to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

•	possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent publicly-traded company and the perceived risks of that alterative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for our shareholders than the merger, taking into account the likelihood of execution as well as business, competitive, industry and market risks;

•	the financial analysis reviewed by Houlihan Lokey with the Special Committee, and the oral opinion of Houlihan Lokey to the Special Committee on September 12, 2016 (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same day), with respect to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the merger by holders of Shares and ADSs, as applicable (in each case, other than holders of the Rollover Shares and the Excluded Shares, including the Rollover Shares and the Excluded Shares represented by ADSs), as of September 12, 2016, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion. Please see “Special Factors - Opinion of the Special Committee’s Financial Advisor” beginning on page 38 for additional information;

•	the limited trading volume of our ADSs on NASDAQ;

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•	the increased costs of regulatory compliance for public companies, which in 2015 cost the Company approximately $1.1 million, especially considering the trend that many comparable companies in our industry ceased to be publicly listed and traded;

•	estimated forecast of the Company’s future financial performance prepared by the Company’s management based on their knowledge of the Company’s business, financial conditions, results of operations, prospects and competitive position;

•	the belief of the Special Committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable; and

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of required regulatory approvals;

•	our ability to consider alternative acquisition proposals or offers and enter into an Alternative Acquisition Agreement (as defined in the merger agreement and further explained under the caption “The merger agreement and plan of merger - Acquisition Proposals” beginning on page 73);

•	our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “Superior Proposal” (as defined in the merger agreement and further explained under the caption “The merger agreement and plan of merger - Acquisition Proposals” beginning on page 73);

•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to authorize and approve the merger agreement; and

•	our ability, under certain circumstances, to specifically enforce the terms of the merger agreement.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the merger is fair to our shareholders unaffiliated with the Buyer Group and to permit the Special Committee and the Board to represent effectively the interests of such shareholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the authority of the Special Committee, which was advised throughout the process by independent legal and financial advisors;

•	in considering the merger with the Buyer Group, the Special Committee acted solely to represent the interests of the shareholders of our Company (including those shareholders who are unaffiliated with the Buyer Group), and the Special Committee had independent control of the negotiations with the Buyer Group and its independent legal advisor on behalf of such shareholders;

•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of our shareholders other than (i) the director’s receipt of board compensation in the ordinary course; and (ii) the director’s indemnification and liability insurance rights under the merger agreement;

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•	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Houlihan Lokey, as its independent financial advisor, and Jones Day and Maples and Calder, as its independent legal advisors, each reporting solely to the Special Committee;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Special Committee had recommended such action to the Board;

•	the Special Committee had the authority to reject the terms of any strategic transaction, including the merger;

•	the Special Committee met regularly to consider and review the terms of the merger;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other proposed transaction; and

•	the availability of dissenter rights to shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenter rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

In addition, the Special Committee and the Board recognize that, under the terms of the merger agreement, the Board has the ability to consider any proposal regarding a Competing Transaction reasonably likely to lead to a Superior Proposal until the date our shareholders vote upon and authorize and approve the merger agreement. Despite the fact that the Buyer Group can practically assure the outcome of the vote and has expressed an unwillingness to sell to a competing bidder, the ability for the Board to consider alternative proposals remains important. First, the Company may receive an unsolicited proposal that exceeds the current consideration price. In such an event, even though the Buyer Group has indicated its unwillingness to sell to a competing bidder, its adherence to this stance may change if the Buyer Group was presented with a significantly higher proposal. Second, notwithstanding that the Board has determined the transaction to be fair to the shareholders unaffiliated to the Buyer Group, by maintaining the ability to consider alternative proposals in the merger agreement, which may contain higher consideration prices, the Board was further assured that it had negotiated a term that maximizes value for unaffiliated shareholders.

The Special Committee and Board also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group;

•	the Company’s shareholders will have no ongoing equity participation in the Company following the merger, and they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the possibility that the Buyer Group could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•	the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the merger;

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•	the risks and costs to the Company if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the terms of the Buyer Group’s participation in the merger and the fact that the Buyer Group may have interests in the transaction that are different from, or in addition to, those of our shareholders, as well as the other interests of the Company’s directors and officers in the merger; see “Special Factors-Interests of Certain Persons in the Merger” beginning on page 49 for additional information;

•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to our shareholders that are U.S. holders as defined below in “Special Factors - Material U.S. Federal Income Tax Consequences” beginning on page 52 for U.S. federal income tax purposes, and the likely taxability of such a transaction to our shareholders in other jurisdictions.

The forgoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the merger to the Company’s shareholders unaffiliated with the Buyer Group and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the Special Committee considered financial analysis presented by Houlihan Lokey to the Special Committee on September 12, 2016 as summarized below under the caption “Special Factors - Opinion of the Special Committee’s Financial Advisor” beginning on page 38. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares and ADSs”, each of which the Special Committee and the Board considered to be fair prices at the time and under the unique circumstances of the previous purchases. Neither the Special Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a determining factor. The Special Committee and the Board believe that net book value is not a determining indicator of the value of the Company as a going concern. Net book value does not take into account the future prospects of the Company, market conditions, trends in the technology industry or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our shareholders unaffiliated with the Buyer Group and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger, and the transactions contemplated thereby, including the merger, by our shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and adopted such recommendations and analysis.

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For the foregoing reasons, each of the Company and the Board believes that the merger agreement, the plan of merger, and the transactions contemplated thereby are fair to and in the best interests of the Company and our shareholders unaffiliated with the Buyer Group.

Except as discussed in “Special Factors - Background of the Merger,” “Special Factors - Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” and “Special Factors -Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of the Company’s shareholders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group may be deemed to be an affiliate of the Company, and therefore, required to express his, her or its belief as to the fairness of the merger to shareholders unaffiliated with the Buyer Group. Each member of the Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group’s view as to the fairness of the merger are not intended and should be construed as a recommendation to any shareholder of the Company as to how that shareholder or ADS holder should vote on the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests (or potential continuing interests) in the surviving company after the completion of the merger. Please see “Special Factors - Interests of Certain Persons in the Merger” beginning on page 49 for additional information.

The Buyer Group believes the interests of the Company’s shareholders unaffiliated with the Buyer Group were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. None of the Buyer Group members believe that it or any of its affiliates has or had any fiduciary or other duty to the Company or its shareholders, including with respect to the merger and its terms. None of the Buyer Group members or their affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to the fairness of the merger to shareholders unaffiliated with the Buyer Group. Furthermore, none of the Buyer Group members or their affiliates undertook a formal evaluation of the fairness of the merger. No financial advisor provided any of the Buyer Group members or their affiliates with any analysis or opinion with respect to the fairness of the merger consideration to shareholders unaffiliated with the Buyer Group.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in “Special Factors - Reasons for the Merger and Recommendation of the Special Committee and The Board of Directors” beginning on page 30, the Buyer Group believes that the merger is fair to the Company’s shareholders unaffiliated with the Buyer Group. In particular, the Buyer Group believes that the proposed merger is fair to the Company’s shareholders unaffiliated with the Buyer Group based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

•	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company’s shareholders (including those shareholders who are unaffiliated with the Buyer Group);

•	the Special Committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any of the Buyer Group members, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Board what action should be taken by the Company, including not to engage in the merger;

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•	the members of the Special Committee do not have any interests in the merger different from, or in addition to, those of the Company’s shareholders, other than (i) the directors’ receipt of board compensation in the ordinary course; and (ii) the directors’ indemnification and liability insurance rights under the merger agreement;

•	the Special Committee retained and was advised by its independent legal and financial advisors, who are experienced in advising committees such as the Special Committee in similar transactions;

•	the Buyer Group did not influence the deliberative process of, or the conclusions reached by, the Special Committee or the Board or the negotiating positions of the Special Committee;

•	the Special Committee and the Board had no obligation to recommend the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger;

•	the current and historical market prices of our ADSs, including the fact that the merger consideration offered to shareholders (other than the Buyer Group) represents a 49.7% premium to the closing price of our ADSs on May 19, 2016, the last trading day immediately prior to the Company’s announcement on May 20, 2016, that it had received “a going private” proposal. The $0.366 Per Share Merger Consideration or $2.20 Per ADS Merger Consideration to be paid to our shareholders (other than the Buyer Group) in the merger also represents a (a) 9.5% premium over the closing price of $2.01 per ADS on September 9, 2016, the trading day immediately before the merger agreement was signed; and (b) 40.6% premium over the volume-weighted average closing price of the ADSs during the 30 days prior to the Company’s announcement on May 20, 2016 that it had received a “going private” proposal;

•	the merger consideration is a specific amount payable in cash, which provides liquidity to our shareholders and allows such shareholders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•	the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of extensive negotiations over an extended period of time between the Special Committee, its advisors and the Buyer Group;

•	notwithstanding that the fairness opinion by Houlihan Lokey was delivered to the Special Committee only and none of the Buyer Group members or any of their affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an oral opinion of Houlihan Lokey to the Special Committee on September 12, 2016 (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same day), with respect to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable (in each case, other than holders of the Rollover Shares and the Excluded Shares, including the Rollover Shares and Excluded Shares represented by ADSs), as of September 12, 2016, based upon and subject to the procedures followed, assumptions made, qualifications, and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion;

•	in certain circumstances under the terms of the merger agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

•	the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “Superior Proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger-Acquisition Proposals” beginning on page 73); and

•	the availability of dissenter rights to shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenter rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

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The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a determining indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger. The Buyer Group did not establish, and did not consider, a pre-merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the Company’s shareholders because following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration represented a premium to the going concern value of the Company.

The Buyer Group did not receive any offers or proposals from unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company; (b) a sale of all or a substantial part of the Company’s assets; or (c) the purchase of the Company voting securities that would enable the holder to exercise control over the Company. And it did not consider any hypothetical value that may be offered by unaffiliated third Notice in its fairness determination.

Because the Buyer Group has indicated their unwillingness to dispose of their Shares to a competing bidder or cast their votes to support an alternative transaction, the Board may not have maximum flexibility to “shop” the Company or conduct a sale auction for purposes of soliciting a “Superior Proposal” to maximize the short term value for all shareholders of the Company. The Buyer Group believes this factor is nonetheless counterbalanced by the other procedural safeguards described above; as a whole, the merger is fair to shareholders unaffiliated with the Buyer Group.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the merger to shareholders unaffiliated with the Buyer Group. It is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the fairness of the merger to the Company’s shareholders (including those shareholders who are unaffiliated with the Buyer Group). Rather, the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is fair to the Company’s shareholders unaffiliated with the Buyer Group. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to approve the merger agreement. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to approve the merger agreement and the merger at the extraordinary general meeting.

None of the Buyer Group members performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed merger to the Company’s shareholders unaffiliated with the Buyer Group.

Certain Financial Projections

The Company does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared certain financial projections for the fiscal year ending December 31, 2016 through the fiscal year ending December 31, 2020 for the Special Committee and Houlihan Lokey in connection with the financial analysis of the merger. The accompanying prospective financial projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial projection, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial projection.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, operating income and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

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In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, Deloitte Touche Tohmatsu, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Houlihan Lokey, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

The following tables summarize the financial projections prepared by the Company’s management and considered by the Special Committee and its financial advisor in connection with their analysis of the proposed transaction.

The first table is based on information available up to May 31, 2016.

	Projected Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	(in millions of $, except percentages)

Sales	63.4	71.1	80.9	95.1	112.0
Growth %	29.1%	12.1%	13.7%	17.6%	17.7%
Cost of Goods Sold	(46.1)	(52.7)	(61.1)	(71.7)	(83.8)
Inventory Write-Downs Adjustments[1]	0.0	0.0	0.0	0.0	0.0
Gross Profit	17.4	18.4	19.8	23.4	28.2
Margin %	27.4%	25.9%	24.5%	24.6%	25.2%
Other Operating Income[2]	1.7	0.8	0.8	0.6	0.6
Selling Expenses	(2.2)	(2.1)	(2.1)	(2.0)	(2.1)
General and Administrative Expenses	(7.3)	(6.3)	(6.4)	(6.3)	(6.4)
Research and Development Expenses	(22.8)	(17.8)	(18.4)	(19.0)	(19.7)
EBIT	(13.3)	(7.0)	(6.4)	(3.4)	0.6
Margin %	-20.9%	-9.9%	-7.9%	-3.5%	0.5%
Depreciation & Amortization[3]	5.0	4.7	4.7	4.6	3.8
EBITDA	(8.3)	(2.3)	(1.7)	1.2	4.4
Margin %	-13.0%	-3.2%	-2.2%	1.3%	3.9%
Capital Expenditures	2.5	1.0	1.0	1.0	1.0
Net Working Capital	17.5	16.5	16.6	22.1	24.2
Change in Net Working Capital	(3.5)	1.0	(0.1)	(5.4)	(2.1)

Notes:

1.	Represents adjustment for various inventory write-downs the Company has taken over the past four years
2.	Other Operating Income primarily consists of government subsidies. The Company receives annual subsidy payments from the Zhuhai municipal government for its headquarters and research and development activities. The subsidies are expected to continue in the foreseeable future
3.	Includes amortization of acquired intangible assets

The second table is based on information available up to July 31, 2016.

	Projected Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	(in millions of $, except percentages)

Sales	51.9	71.1	80.9	95.1	112.0
Growth %	5.6%	37.0%	13.7%	17.6%	17.7%
Cost of Goods Sold	(40.2)	(52.7)	(61.1)	(71.7)	(83.8)
Adjustment: Inventory Write-Downs[1]	3.1	0.0	0.0	0.0	0.0
Gross Profit	14.8	18.4	19.8	23.4	28.2
Margin %	28.4%	25.9%	24.5%	24.6%	25.2%
Other Operating Income[2]	1.6	0.8	0.8	0.6	0.6
Selling Expenses	(1.8)	(2.1)	(2.1)	(2.0)	(2.1)
General and Administrative Expenses	(7.9)	(6.3)	(6.4)	(6.3)	(6.4)
Research and Development Expenses	(24.2)	(17.8)	(18.4)	(19.0)	(19.7)
Adjusted EBIT	(17.5)	(7.0)	(6.4)	(3.4)	0.6
Margin %	-33.7%	-9.9%	-7.9%	-3.5%	0.5%
Depreciation & Amortization[3]	4.8	4.7	4.7	4.6	3.8
Adjusted EBITDA	(12.7)	(2.3)	(1.7)	1.2	4.4
Margin %	-24.5%	-3.2%	-2.2%	1.3%	3.9%
Capital Expenditures	1.9	1.0	1.0	1.0	1.0
Net Working Capital	17.5	16.5	16.6	22.1	24.2
Change in Net Working Capital	(3.5)	1.0	(0.1)	(5.4)	(2.1)

Notes:

1	Represents adjustment for various inventory write-downs the Company has taken over the past four years and is expecting to take in 2016E
2.	Other Operating Income primarily consists of government subsidies. The Company receives annual subsidy payments from the Zhuhai municipal government for its headquarters and research and development activities. The subsidies are expected to continue in the foreseeable future
3.	Includes amortization of acquired intangible assets

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 93 and “Item 3. Key Information - D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement.

Opinion of the Independent Committee’s Financial Advisor

On September 12, 2016, Houlihan Lokey rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same day), to the effect that as of September 12, 2016, based upon and subject to procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the merger by holders of Shares and ADSs, as applicable (in each case, other than holders of the Rollover Shares and the Excluded Shares, including Rollover Shares and Excluded Shares represented by ADSs), was fair, from a financial point of view, to such holders of the Shares and the ADSs.

The opinion of Houlihan Lokey was directed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the merger by holders of the Shares and the ADSs (in each case, other than holders of the Rollover Shares and the Excluded Shares, including Rollover Shares and Excluded Shares represented by ADSs), and does not address any other aspect or implication of the merger. The summary of the opinion of Houlihan Lokey in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion. However, neither the opinion of Houlihan Lokey nor the summary of the opinion and the related analyses set forth in this proxy statement are intended to be, and no not constitute advice or a recommendation to the Special Committee or any holder of the Shares of the ADSs, as to how to act or vote with respect to the merger or related matters. In arriving at its opinion, Houlihan Lokey, among other things:

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1.	reviewed the execution version, dated September 12, 2016, of the merger agreement;

2.	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the calendar years ending 2016 through 2020;

4.	spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the merger, and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

8.	reviewed liquidation analysis prepared by the management of the Company based on the Company’s consolidated balance sheets as of July 31, 2016 (the “Liquidation Analysis”); and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Further, management of the Company advised Houlihan Lokey that (i) the financial projections provided to Houlihan Lokey were the only projections prepared by management of the Company (or any affiliated entity) in connection with the merger, (ii) they had not received, reviewed, approved, commented on, or otherwise contributed to any other projections or similar information prepared by any other party in connection with the merger, nor had they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey, and (iii) to the best of their knowledge and belief, no other projections or similar information had been provided to any party involved in the merger, and the Special Committee had received all projections and/or similar information that had been received by any other party involved in the merger.

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Houlihan Lokey relied upon and assumed, with the consent of the Special Committee, that the Liquidation Analysis, including the underlying assumptions as to the recovery rate of the Company’s assets and liabilities, its contractual obligations and estimated wind down charges, were reasonably prepared based on the best currently available estimates and judgments as to the matters covered thereby. It was represented to Houlihan Lokey, and Houlihan Lokey relied upon and assumed, with the consent of the Special Committee, that there were no other businesses, operations, assets or properties of the Company, off balance sheet or otherwise, or liabilities or obligations of the Company (whether fixed, contingent or otherwise) that had been or were expected to be settled, assumed, guaranteed or discharged by any third party, that could reasonably be expected to be for the benefit of the Company, other than those disclosed to Houlihan Lokey or set forth in the Liquidation Analysis and the financial projections.

Houlihan Lokey understood that holders of the Rollover Shares had indicated that they were only willing to consider entering into an agreement with Parent and amongst themselves in relation to the merger and had no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto.

As the Special Committee was aware, the credit, financial, and stock markets had been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the merger and its opinion did not purport to address potential developments in any such markets.

Houlihan Lokey relied upon and assumed, without independent verification, that that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the merger agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable laws international, federal, and state statutes, rules, and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger or the Company that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement will not differ in any respect from the draft of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and has not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation other than the Liquidation Analysis. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the Special Committee, the Board or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of the opinion.

Houlihan Lokey’s opinion was furnished for the use of the Special Committee (solely in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

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Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, its security holders, or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the Per Share Merger Consideration, the Per ADS Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger or otherwise.

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of our company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

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Houlihan Lokey’s opinion was provided to the Special Committee in connection with its evaluation of the proposed merger and was only one of many factors considered by the Special Committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee or management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the Special Committee and the Buyer Group, and the decision to enter into the merger was solely that of the Special Committee and the Board.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the Special Committee in connection with Houlihan Lokey’s opinion rendered on September 12, 2016. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Liquidation Analysis

Our Company has exhibited negative operating profits since 2009, primarily as a result of focusing production on portable media players, while consumers have migrated towards bluetooth and WiFi products, and WiFi-only tablets, while consumers have migrated towards cellular devices such as large-screen smartphones. The market for semiconductor components used in portable media players, tablets and OTT boxes has been highly competitive and rapidly evolving. The Company has been attempting to penetrate new market segments such as Open Source Platform and Virtual Reality, but those market segments are dominated by larger and better financed companies, and the prospect of successful penetration is very limited.

Given the current condition of our business and the limited prospects of our Company in the foreseeable future, the Board believes that the highest and best use of the Company’s assets aside from the merger would be to cease operations and liquidate, especially given that the Company has a number of valuable non-operating assets, including cash, real estate and equity investments, which appear to be the Company’s primary source of value. Accordingly, our management prepared the Liquidation Analysis, which Houlihan Lokey considered in preparing its financial analysis.

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	Balance Sheet as of
	7/31/2016*			Recoverability Estimate		Liquidation Value
						Sub	Total	Sub	Total
	%	Sub	Total	Low	High	(Low)	(Low)	(High)	(High)
	(dollars in millions, except per ADS figures)

Assets
Current Assets:
Cash & Bank Balances			87.4				87.4		87.4
Cash and Cash Equivalents	45.3%	39.6		100%	100%	39.6		39.6
Time Deposit	0.0%	0.0		100%	100%	0.0		0.0
Restricted Deposits	40.3%	35.3		100%	100%	35.3		35.3
Marketable Securities	14.3%	12.5		100%	100%	12.5		12.5
Trading Securities	0.1%	0.1		100%	100%	0.1		0.1
A/C Receivable - Trade			5.1				3.9		4.4
Within 30 Days	85.6%	4.4		80%	90%	3.5		3.9
31 - 90 Days	14.4%	0.7		50%	70%	0.4		0.5
91 - 180 Days	0.0%	0.0		0%	0%	0.0		0.0
Over 180 days	0.0%	0.0		0%	0%	0.0		0.0
Prepaid Expenses and other Current Assets			7.1	23%	25%		1.6		1.8
Inventory			13.1	33%	42%		4.3		5.4
Deferred Tax Assets			0.9	0%	0%		0.0		0.0
Amount Due From Related Parties			0.6	100%	100%		0.6		0.6
Dividend Receivable			0.0	100%	100%		0.0		0.0
Current Assets			114.2				97.8		99.7

Non-Current Assets:
Property, Plant and Equipment, Net			26.5	3%	12%		0.7		3.2
Acquired Intangible Assets, net			5.1	0%	0%		0.0		0.0
Investment in Equity Method Investees			26.3				41.5		48.6
Beijing Action	12.6%	3.3		75%	80%	2.5		2.6
Nann Capital	87.4%	23.0		170%	200%	39.0		45.9
Other Investments			15.5				14.9		16.7
Hi-Trend	6.6%	1.0		400%	500%	4.1		5.1
AMC Holding	0.0%	0.0		0%	0%	0.0		0.0
Grand Choice Investment Limited	4.5%	0.7		75%	80%	0.5		0.6
Octt Investment Holdings	88.8%	13.7		75%	80%	10.3		11.0
Marketable Securities			0.0				0.0		0.0
Restricted Deposits			26.5	100%	100%		26.5		26.5
Rental Deposits			0.0	87%	87%		0.0		0.0
Land Use Right			1.4	0%	10%		0.0		0.1
Deferred Tax Assets			0.2	0%	0%		0.0		0.0
Non-Current Assets			101.4				83.6		95.1
Total Assets			215.6				181.4		194.8

Liabilities & Stockholders' Equity
Current Liabilities:
Accounts Payable			7.2	100%	100%		7.2		7.2
Amount Due to a Related Party			0.7	100%	100%		0.7		0.7
Accrued Expenses and Other Current Liabilities			4.4	100%	80%		4.4		3.5
Short-Term Bank Loans			61.0	100%	100%		61.0		61.0
Other Liabilities			1.4	100%	100%		1.4		1.4
Income Tax Payable			0.0	0%	0%		0.0		0.0
Deferred Tax Liabilities			0.3	0%	0%		0.0		0.0
Current Liabilities			75.0				74.7		73.8

Non-Current liabilities:
Payable for Acquisition of Intangible Assets			0.0	100%	100%		0.0		0.0
Other liabilities			0.0	100%	100%		0.0		0.0
Deferred Tax and Other Liabilities			0.6	0%	0%		0.0		0.0
Non-Current Liabilities			0.6				0.0		0.0
Total Liabilities			75.6				74.7		73.8

RESIDUAL VALUE							106.8		121.0

Wind Down Charges
Operating Costs During Wind-down							1.2		1.2
Severance Fee							8.1		8.1
Liquidation Committee's Fee							0.1		0.1
Other Legal Charges (Litigation, Tax Clearance, Authority Approval, Deregistration)							6.0		6.0
Total Wind Down Charges							15.4		15.4

Dividend Tax							0.9		0.9

Residual After Total Contractual Obligations and Wind Down Charges
Total							90.5		104.7
Per ADS							1.99		2.30

*          (Our management had prepared, prior to the Liquidation Analysis, a liquidation analysis based on the Company’s consolidated balance sheets as of May 31, 2016 (the “Prior Liquidation Analysis”). The implied per ADS reference range derived from the Prior Liquidation Analysis was between $2.09 and $2.40. The methodology that our management employed in preparing the Prior Liquidation Analysis and the Liquidation Analysis are the same, and the differing results of the two analyses are due to the facts that (i) balance sheets as of May 31, 2016 were used in the Prior Liquidation Analysis, and balance sheets as of July 31, 2016 were used in the Liquidation Analysis, which reflected the further deterioration of the Company’s balance sheet, and (ii) estimated severance fee (as part of wind down charges) was reduced from $8.2 million to $8.1 million, as some of the severance costs were booked or realized between May 31, 2016 and July 31, 2016. Once the Liquidation Analysis became available, Houlihan Lokey disregarded the Prior Liquidation Analysis in preparing its financial analysis. See the preliminary presentation of the financial advisor to the board of the directors of Company, filed as Exhibit (c)-(2) to Schedule 13E-3, for the Prior Liquidation Analysis.)

After taking into account the Company’s assets and liabilities, as well as our management’s estimates for the recoverability against the Company’s assets and liabilities, Houlihan Lokey was able to derive a residual value of between $106.8 million and $121.0 million. After taking into account our management’s estimates for wind down charges, Houlihan Lokey calculated the net residual available to shareholders after wind down charges to be between $90.5 million and $104.7 million, indicating an implied per ADS reference range for our Company of between $1.99 and $2.30, as compared to the proposed per ADS merger consideration.

Selected Companies and Transactions Analyses

Houlihan Lokey also considered performing a selected companies analysis and a selected transactions analysis. However, due to the Company’s negative enterprise value and EBITDA as well as the limited comparability of the Company to other companies in the semiconductor industry, Houlihan Lokey concluded that conducting a selected companies analysis, determining multiples ranges and deriving an implied per share reference range for our company, as compared to the proposed per share merger consideration, would not result in a meaningful result for which an implied valuation range could be concluded. For similar reasons, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable transactions.

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Discounted Cash Flow Analysis

Houlihan Lokey also considered performing a discounted cash flow analysis of the Company. Because the management projections provided by our management to Houlihan Lokey project continued negative EBITDA through the fiscal year 2018 and limited turnaround options for the business, absent meaningful third party financing that was not available to us, Houlihan Lokey concluded that the financial projections would produce results that are of limited meaningfulness in a discounted cash flow analysis and therefore did not conduct a discounted cash flow analysis.

Other Matters

Houlihan Lokey was engaged by the Special Committee to provide an opinion to the Special Committee regarding the fairness from a financial point of view of the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the merger by holders of Shares and ADSs, as applicable (in each case, other than holders of the Rollover Shares and the Excluded Shares, including Rollover Shares and Excluded Shares represented by ADSs). We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the engagement letter, the Company will pay Houlihan Lokey $550,000 for its services, $200,000 of which was paid upon the execution of Houlihan Lokey’s engagement letter, $300,000 of which was paid upon the delivery of Houlihan Lokey’s opinion, and $50,000 of which will become payable upon closing of the merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory, and other financial services to the Company, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of their respective employees may have committed to invest in private equity or other investment funds managed or advised by the participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Special Committee in connection with, and has participated in certain of the negotiations leading to, the merger and will receive a fee for such services, a portion of which is contingent upon the consummation of the merger.

Buyer Group’s Purpose of and Reasons for the Merger

Under the rules governing “going private” transactions, each member of the Buyer Group may be deemed to be engaged in a “going private” transaction and, therefore, required to express their reasons for the merger to the Company’s shareholders (including those shareholders who are unaffiliated with the Buyer Group), as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

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For the Buyer Group, the primary purpose of the merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and owned by the Buyer Group. The Buyer Group believe that structuring the transaction in such a manner is preferable to other transaction structures because it will enable the Buyer Group to acquire 100% control of the Company, and it represents an opportunity for the Company’s shareholders and ADS holders (in each case, other than the Buyer Group) to receive the Per Share Merger Consideration and Per ADS Merger Consideration in cash, without interest and net of any applicable withholding taxes, for their Shares and ADSs.

The Buyer Group also believes that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to (i) restructure the Company, potentially spinning off unprofitable business lines and expanding profitable ones into new segments, and (ii) pursue other business initiatives without focusing on the short-term market reaction of the Company’s public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to shareholders’ concerns and to engage in an ongoing dialogue with shareholders can at times distract management’s time and attention from the effective operation and improvement of the business. The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company’s being a privately held company as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures.

Effect of the Merger on the Company

Private Ownership

ADSs representing Shares of the Company are currently listed on NASDAQ under the symbol “ACTS.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned by the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety (90) days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

At the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares and the Rollover Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash without interest, and each issued and outstanding ADS (other than any ADS that represents Excluded Shares and Rollover Shares) will be cancelled in exchange for the right to receive the Per ADS Merger Consideration in cash per ADS without interest (less a cancellation fee of up to $5.00 per 100 ADSs (or any fraction thereof) pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. Each Rollover Share shall remain outstanding and continue to exist and shall become one validly issued, fully paid, and non-assessable ordinary share in the surviving company.

At the effective time of the merger, each Cashed-Out Option will be cancelled and entitle the former holder thereof to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Shares underlying such Cashed-Out Option. Each outstanding Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the effective time of the merger for no consideration.

At the effective time of the merger, each Cashed-Out RSU will be cancelled and entitle the former holder thereof to receive a restricted cash award in an amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Cashed-Out RSU. In addition, at the effective time of the merger, each outstanding unvested Company RSU will be assumed by the Company (as the surviving company), on the same terms and conditions, in respect of the number of common stock of the Company (as the surviving company) equal to the number of Shares underlying such Company RSUs.

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Directors and Management of the Surviving Company

As of the effective time of the merger, the surviving company shall adopt new memorandum and articles of association substantially in the form of the memorandum and articles of association of the Company as in effect immediately prior to the effective time of the merger, which shall be the memorandum and articles of association of the surviving company until thereafter amended as provided therein or by law. In such new memorandum and articles of association of the surviving company which will be in effect immediately after the effective time of the merger, (a) references therein to the name of the surviving company shall continue to be “Actions Semiconductor Co., Ltd”; (b) references therein to the authorized share capital of the surviving company will be amended to refer to the authorized share capital of the surviving company as approved in the plan of merger, if necessary; (c) there will be changes reflecting the unlisted status of the Shares; and (d) the provisions relating to the indemnification of directors of the surviving company will be no less favorable to the intended beneficiaries than are set forth in the memorandum and articles of association of the Company as in effect on the date thereof.

In addition, unless otherwise determined by Parent prior to the effective time, the directors of the Company at the effective time (identified below in Annex D – “Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company, until, after the effective time of the merger, their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s shareholders (including those shareholders who are unaffiliated with the Buyer Group but excluding the Rollover Shareholders) include, without limitation, the following:

•	the receipt by such shareholders of $0.366 per Share or $2.20 per ADS in cash, representing a 49.7% premium to the closing price of our ADSs on May 19, 2016, the last trading day immediately prior to the Company’s announcement on May 20, 2016, that it had received “a going private” proposal; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

The primary detriments of the merger to the Company’s shareholders (including those shareholders who are unaffiliated with the Buyer Group but excluding the Rollover Shareholders) include, without limitation, the following:

•	such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors - Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares. Additional adverse consequences will also result if the Company is treated as a passive foreign investment company for U.S. federal income tax purposes.

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The primary benefits of the merger to the Buyer Group include, without limitation, the following:

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow;

•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the Company will have more flexibility to change its capital spending strategy and deploy new content to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, butwhich may not over the long term lead to a maximization of its equity value; and

•	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Buyer Group include, without limitation, the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	risks associated with any legal and regulatory proceedings against the Company will be borne by the Buyer Group;

•	the business risks facing the Company will be borne by the Buyer Group;

•	an equity investment in the surviving company by the Buyer Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for the Buyer Group before and immediately after the merger, based on the historical net book value as of June 30, 2016 and the net earnings of the Company for the six months ended June 30, 2016.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
	$’000%		$’000%		$’000%		$’000%
The Buyer Group	$92,886.8	66.0	$(7,809.8)	66.0	$107,545.9	100.0	$(11,851.1)	100.0

Plans for the Company after the Merger

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be owned by the Buyer Group.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange.

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Subsequent to the completion of the merger and the termination of registration of the Company’s ADSs and underlying Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on May 20, 2016, in response to the receipt of the going private proposal letter from the Initial Group on May 19, 2016. The Special Committee discussed with its advisors other potential alternatives available to the Company, and reviewed and discussed the proposed process to conduct a pre-signing market check through a third-party solicitation process. Since the Company’s receipt of the proposal letter from the Buyer Group on May 19, 2016, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets, or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control or significant influence over the Company.

Despite the fact that the Buyer Group can practically assure the outcome of the vote and has expressed an unwillingness to sell to a competing bidder, the ability for the Board to consider alternative proposals remains important. First, the Company may receive an unsolicited proposal that exceeds the current consideration price. In such an event, even though the Buyer Group has indicated its unwillingness to sell to a competing bidder, its adherence to this stance may change if the Buyer Group was presented with a significantly higher proposal. Second, notwithstanding that the Board has determined the transaction to be fair to the shareholders unaffiliated to the Buyer Group, maintaining the ability to consider alternative proposals, which may contain higher consideration prices, helps the Board ensure that it can negotiate a term that maximizes value for unaffiliated shareholders.

Considering the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, the Special Committee determined that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the proposed sale of the Company to the Buyer Group, taking into account risks of execution as well as business, financing, regulatory approval, competitive, industry and market risks.

The Special Committee also took into account that, the Company can terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, prior to obtaining required shareholder approval of the merger agreement, subject to notification to Parent as promptly as practicable of any proposal or offer regarding a competing transaction or that could reasonably lead to a competing transaction and subject to keeping Parent informed on a reasonably current basis of the status and terms of any such proposal or offer. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger is Not Completed

If the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

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Financing

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our shareholders (other than the Buyer Group) pursuant to the merger agreement, is anticipated to be approximately $33,405,139, assuming no exercise of dissenter rights by the shareholders of the Company. This amount is expected to be provided through available cash of the Company and its subsidiaries.

The funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our shareholders (other than the Buyer Group), will be paid from accounts outside China, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations. As of the date of this proxy statement, there is no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the related transaction.

Remedies and Limitations on Liability

The parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As the result of the merger, the Buyer Group will hold 100% of the equity interest in the surviving company immediately following the completion of the merger. As such, the Buyer Group will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their investments in the Company, including the amount paid by Parent as merger consideration to the Company’s shareholders in the merger. The Buyer Group will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Buyer Group’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell their shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover their investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

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Shares and Options Held by Officers and Directors

As of the date of this proxy statement, the Company’s directors and executive officers, as a group held an aggregate of 0.02% of the issued and outstanding Shares, or 558,000 Shares, including Shares represented by ADS. They also held 402,000 Shares underlying Company RSUs granted under the Company Incentive Plan. The Company’s directors and executive officers, having reviewed the recommendation of the Board, have preliminary determined to follow the Board’s recommendation and vote FOR the proposals.

At the effective time of the merger, each Cashed-Out Option will be converted into the right to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Shares underlying such Cash-Out Option. Each outstanding Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the effective time of the merger for no consideration.

At the effective time of the merger, each Cashed-Out RSU will be cancelled and entitle the former holder thereof to receive a restricted cash award in an amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Cashed-Out RSU. In addition, at the effective time of the merger, each outstanding unvested Company RSU will be assumed by the Company (as the surviving company), on the same terms and conditions, in respect of the number of common stock of the Company (as the surviving company) equal to the number of Shares underlying such Company RSUs.

In connection with the merger, the maximum amount of cash payments the Company’s directors and executive officers may receive in respect of their Shares and Cashed-Out RSUs is approximately $353,000, including approximately $205,000 in respect of Shares and $148,000 in respect of Cashed-Out RSUs.

Indemnification and Insurance

•	The surviving company will, and Parent will cause the surviving company to, maintain the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated hereby) covering each indemnified parties covered as of the effective time of the merger by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement for a period of six (6) years after the effective time of the merger; provided, however, that, subject to the immediately succeeding sentence, in no event will the surviving company be required to expend in any one year an amount in excess of 150% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may and, at Parent’s request, the Company will, purchase a six (6)-year “tail” prepaid policy prior to the effective time of the merger on terms with respect to the coverage and amounts that are equivalent to those of the existing directors’ and officers’ liability insurance maintained by the Company.

•	If the Company or the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then the obligations of Parent or the surviving company, as the case may be, that are described in the forging paragraph will survive, and to the extent necessary, proper provision will be made so that the successors and assigns of the Company or the surviving company, as the case may be, will assume such obligation.

The Special Committee

On May 20, 2016, the Board established a Special Committee of independent directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors - Yu-Hsin (Casper) Lin (to serve as chairman of the Special Committee), Jun-Tse (Walter) Huang, and Mr. Chin-Hsin (Fred) Chen. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the Company’s shareholders other than (i) the director’s receipt of board compensation in the ordinary course, and (ii) the director’s indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

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Members of the Special Committee receive annual compensation for their services as independent directors of the Company. As the Company is loss making in 2015, the expected annual compensation for 2016 is approximately $10,000 each for Mr. Chin-Hsin (Fred) Chen and Mr. Jun-Tse (Walter) Huang and $15,000 for Mr. Yu-Hsin (Casper) Lin, who also serves as the chairman of our audit committee, the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger.

Position with the Surviving Company

The directors of the Company immediately prior to the effective time of the merger shall, from and after the effective time of the merger, be the initial directors of the surviving company and the officers of the Company immediately prior to the effective time of the merger shall, from and after the effective time of the merger, be the initial officers of the surviving company, unless otherwise determined by Parent prior to the effective time of the merger, and until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the surviving company.

Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions on an ongoing basis. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 95 for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount
Legal fees and expenses	$
Financial advisory fees and expenses	$
Printing, proxy solicitation and mailing costs	$
Filing fees	$
Total	$

These expenses will not reduce the merger consideration to be received by the Company’s shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Accounting Treatment of the Merger

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under the federal securities laws, any antitrust approvals, filings or notices that Parent may specify in writing may be required or advisable in connection with the merger, and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

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Dissenter Rights

Holders of the Shares who exercise their rights in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to this proxy statement. The fair value of Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive. These procedures are complex and you should consult your Cayman Islands legal counsel if you intend to exercise such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenter rights (as described under the caption “Dissenter rights” beginning on page 80).

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including: holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares who or that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

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ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its dissenter rights (as described under the caption “Dissenter Rights” beginning on page 80), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally, subject to the rules described under “Passive Foreign Investment Company Considerations” below, recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. The character of such gain or loss depends on whether we are treated as a “passive foreign investment company” as described under “Passive Foreign Investment Company Considerations” below.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “Special Factors - Material PRC Income Tax Consequences” beginning on page 55), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit, based on their particular circumstances. In addition, a U.S. Holder may be entitled to deduct or credit non-refundable PRC taxes, if any, withheld from payments pursuant to the merger agreement, taking into account treaty benefits, in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The rules governing the calculation and timing of foreign tax credits and the deduction of foreign taxes are complex and depend upon a U.S. Holder’s particular circumstances. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as us, will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “income test”), or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). For purposes of the income test, passive income is any income that would be foreign personal holding company income under the Code, including, without limitation, dividends, interest, certain rents and royalties, annuities, net gains from the sale or exchange of property producing such income, net gains from commodity transactions, net foreign currency gains and net income from notional principal contracts. For purposes of the asset test, cash, cash equivalents, securities held for investment purposes and other similar assets are generally categorized as passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the application of these rules is unclear and therefore determinations are not free from doubt, based on the market price of our ADSs and the composition of our income and assets for the taxable year ended December 31, 2015, we believe that we were a PFIC for that year. Our PFIC status for the current taxable year will not be determinable until the close of the taxable year ending December 31, 2016. Based on the composition of our assets and income and the market price of our ADSs (which may fluctuate considerably), and the fact that we do not yet know the composition of our assets and income and the market price of our ADSs for the taxable year ending December 31, 2016, however, we believe that there is a meaningful risk that we may be treated as a PFIC for the current taxable year. In addition, we may also be treated as a PFIC in 2017. Because PFIC status is a fact-intensive determination made on an annual basis, and because the IRS does not issue rulings with respect to PFIC status, there can be no assurance that we are not or will not become a PFIC. Accordingly, U.S. Holders are urged to consult their tax advisors with regard to the potential application of the tax consequences to them if we are a PFIC.

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If we are a PFIC for the 2016 taxable year, for 2017 (if the merger is completed in 2016), or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid “deemed sale” election or mark-to-market election, any gain recognized by such U.S. Holder on the disposition of Shares generally would be allocated ratably over such U.S. Holder’s holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income and could not be offset by any net operating losses. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year, and such amount would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years. If a U.S. Holder has made a valid mark-to-market election with respect to its ADSs (but not Shares), any gain such U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If we are a PFIC for the 2016 taxable year, for 2017 (if the merger is completed in 2016), or have been a PFIC during any prior year in which a U.S. Holder held ADSs (but not Shares) and certain conditions relating to the regular trading of the Company’s ADSs have been met in the past, a U.S. Holder of ADSs (but not Shares) may have been able to make a so-called “mark-to-market” election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Because a mark-to-market election, as a technical matter, cannot be made for any of the Company’s subsidiaries that may have been PFICs, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the 2016 taxable year, for 2017 (if the merger is completed in 2016), or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621. Significant penalties are imposed for failure to file IRS Form 8621, and the failure to file such form may suspend the running of the statute of limitations on such U.S. Holder’s entire tax return. The PFIC rules are complex, and each U.S. Holder is urged to consult its tax advisor regarding the applicable consequences of the merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

If we are not a PFIC for the 2016 taxable year or for 2017 (if the merger is completed in 2016) and have not been a PFIC for prior years, then recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

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Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a financial institution to the IRS. This law also imposes penalties if a U.S. Holder is required to report such information to the IRS and fails to do so. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to an additional tax of 3.8% on the lesser of (1) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their disposition of Shares, including if we are a PFIC.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law, which defines the “de facto management body” as an establishment that carries out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, and properties of an enterprise. The PRC State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009 and Notice on Determination as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Notice 9”) on January 9, 2014. Circular 82 and Notice 9 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity interest in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a defacto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the PRC Individual Income Tax Law, an individual who disposes a capital asset in the PRC or receives gains derived from sources within the PRC is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with the PRC.

We do not believe we are a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of cash for your Shares should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents. In addition, the Company is not aware of any offshore holding companies with a similar corporate structure as the Company has ever having been deemed a PRC resident enterprise by the PRC tax authorities. However, as there has not been a definitive determination of the Company’s tax resident status by the PRC tax authorities, the Company cannot assure you that it will not be deemed to be a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

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In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January l, 2008, the Circular on Several Issues on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Circular 24”) issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015 which replaced or supplemented certain previous rules under Circular 698 and Circular 24, if a non- resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, the non-resident enterprise may have an obligation to report to the competent PRC tax authorities within 30 days after the execution of relevant equity transfer agreement and be subject to a 10% PRC income tax on the gain from such equity transfer, unless such non-resident enterprise both acquired and disposed shares of such offshore holding company on a public securities market in accordance with standard rules of such market.

Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, the competent PRC tax authorities will have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Circular 698, Circular 24 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved and derived gains in respect of their Shares or ADSs, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698, Circular 24 or Bulletin 7 and impose tax on the receipt of cash for Shares or ADSs, then any gain recognized on the receipt of cash for such Shares or ADSs pursuant to the merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

Parent is entitled under the merger agreement to deduct and withhold from any amounts payable pursuant to the merger agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provisions of applicable law, including PRC tax law.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents, including the merger agreement, are brought to or executed or produced before a court in the Cayman Islands, (ii) registration fees will be payable to the Cayman Islands Registrar to register the plan of merger, and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

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MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs, each representing six Shares, on the NASDAQ under the symbol “ACTS” for (i) each quarter of 2013, 2014 and 2015 and (ii) each of the past eight months (through September 16, 2016):

	Sales Price Per ADS (in $)
Quarterly:	High	Low

2013	2.63	1.62
First quarter	3.40	2.60
Second quarter	2.95	2.15
Third quarter	3.00	2.35
Fourth quarter

2014	2.98	2.26
First quarter	2.48	1.58
Second quarter	2.50	1.94
Third quarter	2.30	1.60
Fourth quarter

2015	1.99	1.45
First quarter	1.97	1.46
Second quarter	1.91	1.19
Third quarter	1.99	1.62
Fourth Quarter

Monthly:	1.74	1.47

January 2016	1.56	1.30
February 2016	1.57	1.36
March 2016	1.77	1.41
April 2016	1.89	1.46
May 2016	2.63	1.62
June 2016	1.98	1.81
July 2016	2.16	1.82
August 2016	2.36	1.94
September 2016 (through September 16)	2.10	2.01

Dividend Policy

Since our inception, we have not declared or paid any dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future and the merger agreement prohibits us from paying dividends without the prior written consent of Parent.

Cash dividends on our Shares and ADSs, if any, will be paid in U.S. dollars. If we pay any dividends, the ADS Depositary will pay our ADS holders the dividends it receives on our Shares, after deducting its fees and expenses as otherwise provided in the ADS deposit agreement. Other distributions, if any, will be paid by the ADS Depositary to the holders of ADSs in U.S. dollars after deducting its fees and expenses or as otherwise provided in the ADS deposit agreement.

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THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on           , at           a.m. (Hong Kong Time) at          .

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as a special resolution, THAT the merger agreement and plan of merger, dated as of September 12, 2016, by and among the Company, Supernova Investment Ltd. (“Parent”), and Starman Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such merger agreement being in the form attached as Annex A to this proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Cayman Islands Registrar (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company resulting from the merger, owned by the Buyer Group, and any and all transactions contemplated by the merger agreement and the plan of merger, including the merger, and upon the merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached to the plan of merger;

•	as a special resolution, THAT each of the members of the Special Committee of the board of directors of the Company and any other director or officer of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated in the merger agreement, including the merger; and

•	as an ordinary resolution, if necessary, THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

If the merger is completed, at the effective time of the merger, each issued and outstanding Share (including Shares represented by ADSs), other than the Excluded Shares and the Rollover Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash without interest, and each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will be cancelled in exchange for the right to receive the Per ADS Merger Consideration (less a cancellation fee of up to $5.00 per 100 ADSs (or portion thereof) pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes. At the effective time of the merger, all of the Shares, except for the Rollover Shares, will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Dissenting Share as determined under the Cayman Islands Companies Law. Each Excluded Share other than Dissenting Shares will be cancelled and cease to exist at the effective time of the merger, and no consideration or distribution shall be delivered with respect thereto. At the effective time of the merger, each issued and outstanding ordinary share, par value $1.00 per share, of Merger Sub shall be cancelled without payment of any consideration or distribution therefor. Each Rollover Share shall remain outstanding and continue to exist and shall become one validly issued, fully paid, and non-assessable ordinary share, par value of $0.000001 each, in the surviving company.

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The Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the transactions, including the merger, under the memorandum and articles of associations of the Company as amended to date and Cayman Islands law, unanimously:

•	determined that the merger as contemplated in the merger agreement and the plan of merger is fair to and in the best interests of the Company and its shareholders unaffiliated with the Buyer Group and it is advisable for the Company to enter into the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger;

•	authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	recommended in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than           at           (Hong Kong Time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below under the caption “The Extraordinary General Meeting—Procedures for Voting”), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City Time) on           in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each registered holder has one vote for each Share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be           Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting - Procedures for Voting” below for additional information.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of at least one shareholder holding in aggregate not less than one-third of all shares issued and entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the merger agreement.

Vote Required

Under the Cayman Islands Companies Law and the merger agreement, in order for the merger to be completed, the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

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As of the date of this proxy statement, there are 265,788,736 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting - Procedures for Voting.” We expect that, as of the Share Record Date, there will be           Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting - Procedures for Voting.”

Based on the number of Shares we expect to be issued and outstanding on the Share Record Date, approximately           Shares held by shareholders other than the Buyer Group must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Procedures for Voting

Shares

Only shareholders registered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each registered holder has one vote for each Share.

Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than           on           (Hong Kong Time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Laurel Hill Advisory Group. Banks and Brokers call collect at +1 516 933-3100; all others please call the Laurel Hill Advisory Group toll-free at 888-742-1305.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on           (New York City Time) (who do not convert such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 5:00 p.m. (New York City Time) on          .

The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If the ADS Depositary timely receives voting instructions from an ADS holder that fail to specify the manner in which the ADS Depositary is to vote any Shares represented by the holder's ADSs, then the ADS Depositary will, under the terms of the ADS deposit agreement, deem such ADS holder to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instructions. If the ADS Depositary does not receive voting instructions from an ADS holder with respect to any Shares, such holder may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to the Designee. Unless the Company notifies the ADS Depositary that there exists substantial opposition against the outcome for which the Designee would otherwise vote at the extraordinary general meeting or that would have a material adverse impact on the holders of ADSs or on the holders of Shares, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the authorization of each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

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Holders of ADSs will not be able to attend the extraordinary general meeting unless they convert their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to convert their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on           together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the ADS deposit agreement) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for JP Morgan Chase, N.A., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If the merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS Program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Persons holding ADSs in a brokerage, bank, or other nominee account should consult with their broker, bank, or other nominee to obtain directions on how to provide such broker, bank, or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to attend the extraordinary general meeting may appoint another person (including another shareholder, a third party, or the chairman of the extraordinary general meeting) as their proxy to attend and vote their Shares on their behalf by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

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Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association in the form attached to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

Brokers, banks, or other nominees who hold Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted FOR the proposals and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If the ADS Depositary timely receives voting instructions from an ADS holder that fail to specify the manner in which the ADS Depositary is to vote any Shares represented by the holder's ADSs, then the ADS Depositary will, under the terms of the ADS deposit agreement, deem such ADS holder to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instructions. If the ADS Depositary does not receive voting instructions from an ADS holder with respect to any Shares, such holder may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to the Designee. Unless the Company notifies the ADS Depositary that there exists substantial opposition against the outcome for which the Designee would otherwise vote at the extraordinary general meeting or that would have a material adverse impact on the holders of ADSs or on the holders of Shares, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger, FOR the authorization of each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR any adjournment of the extraordinary general meeting.

Brokers, banks, and other nominees who hold ADSs in "street name" for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the merger agreement. Accordingly, if banks, brokers, or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the merger agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Actions Semiconductor Co., Ltd, No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, the People’s Republic of China;

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•	second, a registered shareholder may complete, date, and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than (Hong Kong Time) on , which is the deadline for shareholders to lodge proxy cards; or

•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. A proxy will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. on           (New York City Time). A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary; or

•	second, a holder of ADSs can complete, date, and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank, or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who hold their Shares in their own name will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to this proxy statement.

The fair value of Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON          , AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. (TO AVOID DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE.) AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

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Whom to Call for Assistance

If you have any questions or need assistance in voting your Shares or ADSs, you may contact Laurel Hill Advisory Group, the firm assisting us with this proxy solicitation, by phone or by mail.

By Phone: Banks and Brokers call collect at +1 516 933-3100; all others please call the Laurel Hill Advisory Group toll-free at 888-742-1305.

By Mail:

Laurel Hill Advisory Group

2 Robbins Lane

Suite 201

Jericho, NY 11753

U.S.A.

Solicitation of Proxies

We have engaged Laurel Hill Advisory Group to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders, and individual investors for the extraordinary general meeting. We expect that Laurel Hill Advisory Group’s fees for its services will be approximately $27,500 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet, or by facsimile by certain of our officers, directors, and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians, and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing, and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

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THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur as soon as practicable, but in any event no later than the seventh business day immediately after all of the closing conditions have been satisfied or waived or another date agreed in writing by Parent and the Company. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Cayman Islands Registrar. The merger will become effective at the time when the plan of merger has been registered by the Cayman Islands Registrar or at such other subsequent date (not exceeding 30 days after the date the plan of merger is registered) as Merger Sub and the Company may agree and specify in the plan of merger in accordance with the Cayman Islands Companies Law.

We expect that the merger will be completed by the end of 2016, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

As of the effective time of the merger, the surviving company shall adopt new memorandum and articles of association substantially in the form of the memorandum and articles of association of the Company as in effect immediately prior to the effective time of the merger, which will be the memorandum and articles of association of the surviving company until thereafter amended as provided therein or by law. In such new memorandum and articles of association of the surviving company which will be in effect immediately after the effective time of the merger, (a) references therein to the name of the surviving company will continue to be “Actions Semiconductor Co., Ltd”; (b) references therein to the authorized share capital of the surviving company shall be amended to refer to the authorized share capital of the surviving company as approved in the Plan of Merger, if necessary; (c) there will be changes reflecting the unlisted status of the Shares; and (d) the provisions relating to the indemnification of directors of the surviving company will be no less favorable to the intended beneficiaries than are set forth in the memorandum and articles of association of the Company as in effect on the date thereof.

In addition, unless otherwise determined by Parent prior to the effective time of the merger, the directors of the Company at the effective time of the merger (identified below in Annex D-“Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving company and the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving company, until, after the effective time of the merger, their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Merger Consideration

At the effective time of the merger, each outstanding Share (including Shares represented by ADSs) will be cancelled in exchange for the right to receive $0.366 per Share or $2.20 per ADS, in each case, in cash, without interest and net of any applicable withholding taxes, except for the Excluded Shares and the Rollover Shares.

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Each Excluded Share (including ADSs that represent Excluded Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no consideration or distribution will be delivered with respect thereto. Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. Please see “Dissenter Rights” beginning on page 80 for additional information.

At the effective time of the merger, each ordinary share, with par value of $1.00 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger shall be cancelled without any consideration or distribution therefor. Each Rollover Share shall remain outstanding and continue to exist and shall become one validly issued, fully paid, and non-assessable ordinary share in the surviving company.

Treatment of Company Options

At the effective time of the merger, each Cashed-Out Option will be converted into the right to receive a cash amount equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Shares underlying such Cash-Out Option. Each outstanding Company Option with a per Share exercise price greater than or equal to the Per Share Merger Consideration will be cancelled at the effective time of the merger for no consideration.

Treatment of Company RSUs

At the effective time of the merger, each Cashed-Out RSU will be cancelled and entitle the former holder thereof to receive a restricted cash award in an amount equal to the Per Share Merger Consideration multiplied by the number of Shares underlying such Cashed-Out RSU. In addition, at the effective time of the merger, each outstanding unvested Company RSU will be assumed by the Company (as the surviving company), on the same terms and conditions, in respect of the number of common stock of the Company (as the surviving company) equal to the number of Shares underlying such Company RSUs.

Support Agreement (Page E-1)

On September 16, 2016, the Rollover Shareholders entered into the Support Agreement with Parent and Merger Sub, pursuant to which they have agreed, among other things, that:

•	they will vote the Rollover Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger; and

•	the Rollover Shares will, at the effective time of the merger, remain outstanding and continue to exist, and become validly issued, fully paid and nonassessable ordinary shares, par value of $0.000001 each, in the Company (as the surviving company), without payment of any consideration.

Exchange Procedures

Prior to the effective time of the merger, the Company, with Parent’s prior consent, will designate a paying agent for making the payments required to be made pursuant to the merger agreement, and will enter into an agreement with the paying agent in a form reasonably satisfactory to the Company and Parent. At or prior to the effective time of the merger, the Company will deposit or will cause to be deposited, with the paying agent, for the benefit of the holders of Shares and ADSs, a cash amount in immediately available funds sufficient to fund the payment of the merger consideration by the surviving company (at the direction of Parent) under the merger agreement.

Promptly after the effective time of the merger (and in any event within five (5) business days), Parent and the surviving company will cause the paying agent to mail (or, in the case of the depository trust company, to deliver), to each person who was, at the effective time of the merger, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to the merger agreement: (i) a letter of transmittal (which will be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and will specify how the delivery of the merger consideration to registered holders of the Shares will be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates and book-entry shares and/or such other documents as may be required in exchange for the Per Share Merger Consideration.

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Prior to the effective time of the merger, Parent and the Company will establish procedures with the paying agent and the ADS Depositary to ensure that (a) the paying agent will transmit to the ADS Depositary as promptly as reasonably practicable following the effective time of the merger an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the effective time of the merger (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration; and (b) the ADS Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The holder of ADSs will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in connection with the merger) in accordance with the ADS deposit agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to, and for the matters that members of the Buyer Group had knowledge of as of, the date of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due incorporation, existence, good standing and authority to carry on the Company’s businesses;

•	the Company’s capitalization, the absence of preemptive or other rights with respect to securities of the Company, or any securities that give their holders the right to vote with the Company’s shareholders;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the Special Committee and by the Board, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger by the Board;

•	the required vote of the Company’s shareholders to adopt the merger agreement;

•	the receipt of opinion from Houlihan Lokey;

•	the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the Company’s SEC filings since January 1, 2014 and the financial statements included therein;

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•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of any “Material Adverse Effect” (as defined below) on the Company or certain other changes or events since the date of the merger agreement;

•	the absence of any legal proceedings against the Company;

•	compliance with applicable laws and licenses;

•	all applicable employee benefit plans of the Company and its subsidiaries;

•	labor and employment matters;

•	real property;

•	intellectual property;

•	tax matters;

•	solvency of the Company and absence of bankruptcy proceedings;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	insurance matters;

•	disclosure of interested party transactions;

•	absence of applicable anti-takeover provisions;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the Company’s possession of sufficient available cash to fund the merger transaction; and

•	acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the merger agreement and the disclosure schedules delivered by the Company.

Many of the representations and warranties made by the Company are qualified as to “knowledge”, “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences or effects (including any change in applicable law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its subsidiaries), that is, or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its subsidiaries taken as a whole, or (b) prevent or materially impair or delay the consummation of the transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under the merger agreement. However, no facts, events, circumstances, changes, conditions, occurrences or effects occurring after the date of the merger agreement following or resulting from the below mentioned will constitute a Material Adverse Effect or will be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may, or would occur:

•	geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events;

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•	changes in laws, GAAP or enforcement or interpretation thereof, in each case, proposed, adopted or enacted after the date of the merger agreement;

•	changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate;

•	changes in the financial, credit or other securities or capital markets, including changes in interest rates or foreign exchange rates, or in general economic, business, regulatory, legislative or political conditions;

•	any failure, in and of itself, of the Company and its subsidiaries or meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded);

•	the announcement, pendency or consummation of the transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company due to the identity of Parent, Merger Sub or their respective affiliates, or the execution, delivery or performance of the merger agreement, the consummation of the transactions or the announcement of any of the foregoing;

•	any action taken by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent or Merger Sub or expressly required by the merger agreement;

•	changes in the market price of trading volume of the ADSs; or

•	any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of securities laws or otherwise in connection with the merger agreement or the transactions, provided, however, that facts, events, circumstances, changes, conditions, occurrences or effects set forth in clauses (ii), (iii) and (iv)) will be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur if and to the extent such effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its subsidiaries conduct their businesses (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or would reasonably be expected to occur).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due incorporation, existence and good standing;

•	capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement; the absence of legal proceedings against Parent and Merger Sub;

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•	the ownership of Company shares by Parent and the Rollover Shareholders;

•	solvency of Parent, Merger Sub, and the Rollover Shareholders;

•	payment of the merger consideration, directly or indirectly, whether by way of the Exchange Fund (as defined in the merger agreement) or other alternative financing (in either case, subject to the terms and conditions of the merger agreement) to all holders of Shares and, through the ADS Depositary and subject to the terms and conditions of the ADS deposit agreement, all holders of ADSs entitled to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable;

•	the absence of any other agreements (except for the Support Agreement (i) between Parent, Merger Sub or any of their affiliates on one hand, and any member of the Company’s management, directors, or shareholders, on the other, that relate to the transactions contemplated by the merger agreement or (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the merger consideration or pursuant to which a shareholder agreed to vote to approve the merger agreement or against any superior proposal;

•	the absence of undisclosed Shares or other securities of, any rights to acquire the Shares or other securities of, or any other economic interest in, the Company, beneficially owned by Parent or Merger Sub;

•	the absence of secured or unsecured creditors for Merger Sub;

•	independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates; and

•	acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and/or Merger Sub contained in the merger agreement and the disclosure schedules delivered by Parent and Merger Sub.

Conduct of Business Prior to Closing

The Company has agreed that from the date of the merger agreement until the effective time (or the termination of the merger agreement) (a) the businesses of the Company shall be conducted in the ordinary course of business and in a manner consistent with past practice; and (b) the Company shall use its reasonable best efforts to preserve substantially intact the assets and business organization of the Company, to keep available the services of the current officers and key employees of the Company, and to maintain in all material respects the current relationships of the Company with existing customers, suppliers, and other persons with which the Company has material business relations as of the date thereof.

From the date of the merger agreement until the effective time (or the termination of the merger agreement), without the prior written consent of Parent, the Company shall not, among other things:

•	other than with respect to actions taken by the Company’s shareholders, amend or otherwise change its organizational documents;

•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of the Company (other than in connection with (A) the exercise of any Company Options, (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Options, or (C) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company with a value or purchase price (including the value of assumed liabilities) in excess of $1,000,000, except in the ordinary course of business, or (iii) any material Intellectual Property owned by, or licensed to, the Company, except in the ordinary course of business consistent with past practice;

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•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiaries);

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of ADSs or Shares to satisfy obligations under the Equity Incentive Plans - as defined in the merger agreement);

•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company, or create or public offer of any new subsidiary;

•	acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in the aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of $1,000,000 in any transaction or related series of transactions;

•	other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $3,000,000 for the Company taken as a whole;

•	except as required by law or pursuant to the plans, any contract in existence as of the date hereof or the merger agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director or officer of the Company (other than the hiring or termination of an officer with an annual compensation of less than $300,000), (ii) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company outside of the ordinary course of business, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director, officer or employee of the Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Company, taken as a whole, by more than 10%, (iv) make any new equity awards to any director, officer or employee of the Company, (v) establish, adopt, materially amend or terminate any plan (including the Equity Incentive Plans) or materially amend the terms of any outstanding Company Options or other equity-based awards, (vi) take any action to accelerate the vesting of Company Options or other equity-based awards, or (vii) forgive any loans to any director, officer or employee of the Company;

•	issue or grant any awards to any person under any Equity Incentive Plan or any other equity incentive plan;

•	make any material changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company, except as required by changes in law or Generally Accepted Accounting Principles (“GAAP”) or regulatory requirements with respect thereto;

•	enter into, materially amend, modify, consent to the termination of, or waive any material rights under, any Material Contract or any contract that would be a Material Contract if such contract had been entered into prior to the date hereof (as defined in the merger agreement);

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•	enter into any contract with any of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family;

•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•	commence any action for a claim of more than $300,000 (excluding any action seeking for an injunctive relief or other similar equitable remedies) or settle any action other than any settlement involving the payment of monetary damages not in excess of $300,000;

•	permit any material Intellectual Property owned by the Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings, or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material Intellectual Property owned by the Company;

•	fail to make in a timely manner any filings or registrations with (i) the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or (ii) NASDAQ;

•	enter into, or propose to enter into, any transaction outside of the ordinary course of business involving any earn-out or similar payment payable by the Company, to any third party;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•	make or change any material tax election, amend any tax return, enter into any closing agreement with respect to material taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•	except as otherwise required by applicable law, disclose or divulge any confidential information other than pursuant to confidentiality agreements entered into with potential purchasers of some or all of the businesses of the Company or its subsidiaries; or

•	announce an intention, enter into any formal agreement or otherwise make a commitment, to do any of the foregoing.

Shareholders’ Meeting

The Company will cause an extraordinary general meeting of its shareholders to be duly called and held promptly after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, provided that the Company will not be required to call, give notice of or hold the shareholders’ meeting on or before          . The Company may adjourn or postpone the shareholders’ meeting to the extent necessary to ensure that any supplement or amendment to the proxy statement is provided to its shareholders within a reasonable number of days prior to the shareholders’ meeting, and the Company may adjourn or postpone the shareholders’ meeting if as of the time for which the shareholders’ meeting is originally scheduled there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholders’ meeting or if the Company deems necessary to solicit more proxies.

In the event that the board of directors of the Company changes, withholds, withdraws, qualifies or modifies its recommendation to the shareholders of the Company, the Company will have the right not to submit the merger agreement to the holders of Shares for the approval at, and will have the right not to hold the shareholders’ meeting.

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Acquisition Proposals

During the period beginning on the date of the merger agreement and at any time prior to the receipt of the Requisite Company Vote, the Company and its representatives may (i) initiate, solicit, and encourage proposals from third parties relating to any direct or indirect acquisition or purchase of all, but not part, of the Company; (ii) contact the person who has made any proposal or offer of a Competing Transaction (as defined in the merger agreement) to clarify and understand the terms and conditions thereof; (iii) provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement (as defined in the merger agreement), provided that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives; and (iv) enter into and maintain discussions or negotiations with respect to a proposal for a Competing Transaction or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiation; provided that the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the merger agreement), (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law, and (C) provided written notice to Parent at least three (3) business days prior to taking any such action.

Until the earlier of the effective time or the termination of the merger agreement, the Company shall (i) promptly notify Parent orally and in writing if the Company (A) determines to initiate actions soliciting or otherwise concerning a proposal, offer, inquiry, contact, or request, or (B) becomes aware of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction; (ii) notify Parent orally and in writing as promptly as practicable (and in any event within 24 hours after the Company has knowledge thereof), specifying the material terms of the proposal, the identity of the party making such proposal, and whether the Company has any intention to provide confidential information to such person; (iii) keep Parent reasonably informed, on a reasonably current basis (and in any event within 12 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact, or request; (iv) provide Parent with 48 hours’ prior notice (or such prior notice as provided to the members of the Board or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction; and (v) refrain from entering into any confidentiality agreement with any third party subsequent to the merger agreement which prohibits the Company from providing such information to Parent.

Change of Recommendation

The Company may affect a change in the Company Recommendation if:

(i)	the Company has received a bona fide written proposal or offer with respect to a Competing Transaction and the Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a change in the Company Recommendation (as defined in the merger agreement) with respect to such superior proposal would be inconsistent with its fiduciary duties under applicable law;

(ii)	the Company has complied with the relevant requirements as specified in the merger agreement with respect to such proposal or offer;

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(iii)	after (A) providing at least ten (10) business days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Board intends to effect a change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement, so that such proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its representatives to make a presentation to the Board and the Special Committee regarding the merger agreement and any adjustments with respect hereto (to the extent Parent desires to make such presentation); provided that any material modifications to such proposal or offer that the Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the relevant requirements, and provided, further, that with respect to the new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be an eight (8) business day period rather than the ten (10) business day period first described above; and

(iv)	following the end of such ten (10) business day period or eight (8) business day period (as applicable), the Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to merger agreement proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

Irrespective of whether there is a change in the Company Recommendation, the Company shall not submit to the vote of its shareholders any Competing Transaction or Alternative Acquisition Agreement (as defined in the merger agreement) prior to the termination of the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	The surviving company will, and Parent will cause the surviving company to, maintain the Company's and its subsidiaries' existing directors' and officers' liability insurance (including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated hereby) covering each indemnified parties covered as of the effective time of the merger by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement for a period of six (6) years after the effective time of the merger; provided, however, that, subject to the immediately succeeding sentence, in no event will the surviving company be required to expend in any one year an amount in excess of 150% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent's request, the Company shall, purchase a six (6)-year "tail" prepaid policy prior to the effective time of the merger on terms with respect to the coverage and amounts that are equivalent to those of the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the surviving company will, and Parent will cause the surviving company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations described in this paragraph will terminate.

•	If the Company, the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then the obligations of Parent or the surviving company, as the case may be, that are described in the forging paragraph will survive, and to the extent necessary, proper provision will be made so that the successors and assigns of the Company or the surviving company, as the case may be, will assume such obligations.

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Financing

Available cash of the Company and its subsidiaries is expected to be used to finance the consummation of the merger and the other transactions contemplated by the merger agreement.

Conditions to the Merger

The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

•	the merger agreement, the plan of merger and the transactions, including the merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the shareholders’ meeting in accordance with the Cayman Islands Companies Law and the Company’s memorandum and articles of association;

•	no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent, which is then in effect or is pending, proposed or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions;

•	except for the approval of registration of the plan of merger to be issued by the Cayman Islands Registrar, all required governmental authorizations, if any, shall have been obtained and be in full force and effect; and

•	consent from all secured creditors of the Company, if any, for the consummation of the merger shall have been obtained in accordance with the Cayman Island Companies Law and be in full force and effect.

The obligations of the Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	representations and warranties of the Company contained in the merger agreement (disregarding any limitation or qualification by “materiality” or “Material Adverse Effect”) shall be true and correct as of the date of the merger agreement and as of the Closing Date (as defined in the merger agreement), as though made on and as of such date and time, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only, and (ii) where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, constitute a Material Adverse Effect;

•	the Company shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the Closing Date;

•	no Material Adverse Effect shall have occurred since the date of the merger agreement;

•	the holders of no more than 5% of the Shares shall have validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law;

•	the aggregate amount of available cash of the Company to fund the merger consideration shall at least equal the Required Available Cash Amount, and the Company shall have delivered to Parent written evidence thereof in form and substance reasonably satisfactory to Parent and certified to be true and correct as of the Closing Date by the chief financial officer of the Company; and

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•	the Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the relevant conditions above.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	representations and warranties of Parent and Merger Sub contained in the merger agreement shall be true and correct (without giving effect to any qualification as to “materiality”) as of the date hereof and as of the Closing Date, except (i) to the extent that such representations or warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only, and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions;

•	each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the Closing Date; and

•	Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the above conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company, Merger Sub, and Parent;

•	by either Parent or the Company if:

•	the merger is not consummated on or before 11:59 p.m. (Hong Kong Time) on March 31, 2017;

•	any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable Order which, or taken any other final and non-appealable action that, has the effect of making consummation of the transactions illegal or otherwise preventing or prohibiting consummation of the transactions; or

•	the Requisite Company Vote has not been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided that this termination right shall not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been a material cause of, or resulted in, the failure of the applicable conditions being satisfied.

•	by the Company if:

•	a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub has occurred, which breach (i) would give rise to the failure of a condition to each party’s obligation to effect the merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate the merger agreement if the Company is then in breach of any representations, warranties, agreements or covenants of the Company that would give rise to the failure of a condition to each party’s obligation to effect merger;

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•	(i) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (ii) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (iii) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period; or

•	prior to the receipt of the Requisite Company Vote, the Board, based on the recommendation of the Special Committee, has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, and the Company concurrently with, or immediately after, the termination of the merger agreement enters into such Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause; provided that the Company shall not be entitled to terminate the merger agreement unless the Company has complied in all respects with the requirements with respect to such Superior Proposal and/or Alternative Acquisition Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub).

•	by Parent if:

•	a breach of any representation, warranty, agreement or covenant of the Company set forth in the merger agreement has occurred, which breach would (i) give rise to the failure of a condition to each party’s obligation, and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date; provided that Parent shall not have the right to terminate the merger agreement if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub that would give rise to the failure of a condition to each party’s obligation to effect merger;

•	(i) the Board or any committee thereof has effected a change in the Company Recommendation, or (ii) the Company has entered into, or publicly announced its intention to enter into, an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement); or

•	(i) Parent has received an Alternative Financing Notice from the Company, and Parent shall have failed to obtain the necessary Alternative Financing within seven (7) days from receipt of such notice despite using its commercially reasonable efforts, (ii) Parent shall have received an Alternative Financing Notice that is untimely pursuant to the merger agreement, or (iii) Parent, upon the advice of outside counsel, reasonably and in good faith determines that all or any portion of the Held Funds cannot be released within seven (7) days after the proposed Closing Date to fund the payment of the Merger Consideration. Parent may exercise this termination right at any time prior to the Closing notwithstanding the fact that all conditions to Closing may have been satisfied or waived.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense except as otherwise provided in the merger agreement.

The holders of ADSs will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in connection with the merger) in accordance with the ADS deposit agreement.

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Remedies and Limitations on Liability

The parties to the merger agreement agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached by the parties to the merger agreement. Prior to the termination of the merger agreement pursuant to the merger agreement, it is agreed that the parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement will not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms described in this paragraph.

Modification or Amendment

The merger agreement may be amended at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided, however, that, after the approval of the merger agreement by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Governing Law and Dispute Resolution

The merger agreement will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of the merger with specific reference to the Laws of the Cayman Islands will be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands will supersede the Laws of the State of New York with respect to such provision.

Any dispute, controversy or claim arising out of or relating to the merger agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of the merger agreement) will be finally settled by arbitration. The place of arbitration will be Hong Kong, and the arbitration will be administered by the Hong Kong International Arbitration Centre in accordance with its Arbitration Rules then in force.

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PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s unaffiliated security holders access to corporate files of the Company or other parties to the merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

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DISSENTER RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment equal to the fair value of their Shares (“dissenter rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger and exercising dissenter rights, you should carefully review the text of Annex C, particularly the procedural steps required to exercise your dissenter rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenter rights.

Requirements for Exercising Dissenter Rights

A registered shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenter rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by you and to seek relief on the ground that the merger is void or unlawful. To exercise your dissenter rights, the following procedures must be followed:

•	You must give written notice of objection to the Company prior to the vote to authorize and approve the merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a notice of objection. Under section 2.03(b) of the merger agreement the Company has agreed to serve the Approval Notice to all such dissenting shareholders within 20 days of the approval of the merger by the Company’s shareholders.

•	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds. Upon giving the Notice of Dissent, the dissenting shareholder will cease to have any rights as a shareholder, except for (a) the right to be paid the fair value of its, his or her Shares, (b) the right to participate fully in the court proceedings to determine the fair value of its, his or her Shares, and (c) the right to institute proceedings to obtain relief on the ground that the merger is unlawful or void.

•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Cayman Islands Registrar, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares. Under section 2.07 of the merger agreement, the Company has agreed that the Per Share Merger Consideration represents the fair value of the Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed the fair value with the Company. Any petition by the Company must be accompanied by a verified list containing the names and addresses of all dissenting shareholders who have filed a Notice of Dissent and who have not agreed the fair value of their Shares with the Company. If a dissenting shareholder files a petition the Company must file such verified list of dissenting shareholders within 10 days of the service of such petition on the Company.

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•	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenter rights, (b) the fair value of such Shares held by those shareholders together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value, and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the shareholder of record or by a person duly authorized on behalf of the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or by a person duly authorized on behalf of the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by a person duly authorized on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the registered owner and expressly disclose the fact that, in exercising the notice, he or she is acting as duly authorized agent for the registered owner. A person having a beneficial interest in Shares registered in the name of another person in the register of members of the Company, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to validly exercise any dissenter rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your dissenter rights. A holder of ADSs who wishes to dissent must surrender his, her, or its ADSs to the ADS Depositary for conversion into Shares and pay the fees of the ADS Depositary to cancel his, her, or its ADSs and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the dissenter rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenter rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at          .

If you do not satisfy each of these requirements, you cannot exercise dissenter rights and will be bound by the terms of the merger agreement and the plan of merger.

Submitting a valid proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, will not alone enable any dissenting shareholders to exercise their dissenter rights.

You must send all notices to the Company’s offices at No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, The People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration, for each Share that you would otherwise receive as consideration pursuant to the merger agreement if you do not exercise dissenting rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings which are at the discretion of the Grand Court.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenter rights. You should consult your Cayman Islands legal counsel without delay if you wish to exercise dissenter rights.

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FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company. The audited financial statements of the Company for the two years ended December 31, 2014, and 2015 are incorporated herein by reference to the Company’s Form 20-F for the year ended December 31, 2015 originally filed April 28, 2016, and the unaudited financial statements of the Company for the six-month periods ended June 30, 2015 and 2016 are incorporated here in by reference to the Company’s Form 6-K furnished on August 17, 2016. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F and Form 6-K. Please see “Where You Can Find More Information” beginning on page 95 for a description of how to obtain a copy of such Form 20-F and Form 6-K.

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Audited Financial Statements of the Company for the year ended December 31, 2015

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS DATA

	For the year ended December 31,
	2014	2015
	(in thousands of $, except share and per share data)
Revenues:
System-on-a-chip products	50,143	49,048
Semiconductor product testing services	117	91
Total revenues	50,260	49,139
Cost of revenues:
System-on-a-chip products	(46,148)	(38,333)
Semiconductor product testing services	(46)	(39)
Total cost of revenues	(46,194)	(38,372)
Gross profit	4,066	10,767
Other operating income	890	3,797
Operating expenses:
Research and development	(31,124)	(28,804)
General and administrative	(10,330)	(9,597)
Selling and marketing	(2,175)	(2,217)
Impairment on intangible assets	(820)	(4,467)
Total operating expenses	(44,449)	(45,085)
Loss from operations	(39,493)	(30,521)
Other income (expense)	(2,736)	(2,989)
Other expense	423	488
Interest income	9,611	5,714
Interest expense	(530)	(850)
Other-than-temporary impairment loss on investments	—	(117)
Loss before income taxes, equity in net (loss) income of equity method investees and non-controlling interest	(32,725)	(28,275)
Income tax credit	1,796	156
Equity in net income (loss) of equity method investees	566	(317)
Net loss	(30,363)	(28,436)
Add: Net income attributable to non-controlling interest	2	1
Loss attributable to Actions Semiconductor Co., Ltd Shareholders	(30,361)	(28,435)
Loss per share attributable to Actions Semiconductor Co., Ltd Shareholders
Basic	(0.077)	(0.086)
Diluted	(0.077)	(0.086)
Net loss per ADS attributable to Actions Semiconductor Co., Ltd Shareholders
Basic	(0.461)	(0.518)
Diluted	(0.461)	(0.518)
Weighted-average shares used in computation:
Basic	395,380,921	329,190,733
Diluted	395,380,921	329,190,733

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CASH FLOW DATA

	For the year ended December 31,
	2014	2015
	(in thousands of $)
Cash provided by (used in):
Operating activities	(19,140)	(22,577)
Investing activities	61,721	(21,932)
Financing activities	(16,628)	3,804

CONSOLIDATED BALANCE SHEET DATA

	For the year ended December 31,
	2014	2015
	(in thousands of $)
Cash and cash equivalents	78,177	36,262
Time deposit	5	154
Restricted deposits	51,590	65,255
Marketable securities (NIL and NIL carried at fair value as of December 31, 2014 and 2015, respectively)	38,384	13,519
Trading securities	70	68
Accounts receivable, net of allowance for doubtful accounts of $558 and NIL as of December 31, 2014 and 2015 respectively	2,832	4,826
Amount due from a related party	1,650	1,226
Notes receivable	161	—
Amount due from an equity method investee	41	17
Inventories	13,970	12,076
Prepaid expenses and other current assets	4,511	6,448
Income tax recoverable	186	—
Deferred tax assets	1,179	938
Total current assets	192,756	140,789
Investment in equity method investees	27,352	26,962
Other investments (NIL and NIL carried at fair value as of December 31, 2014 and 2015 respectively)	15,627	15,474
Restricted deposits	—	27,221
Rental deposits	54	56
Property, plant and equipment, net	30,327	27,984
Land use right	1,514	1,417
Acquired intangible assets, net	16,459	9,055
Deposit paid for acquisition of intangible assets	538	—
Deferred tax assets	53	193
Total assets	284,680	249,151
Total current liabilities	61,536	92,556
Payable for acquisition of intangible assets	155	197
Deferred tax liabilities	919	715
Total liabilities	62,610	93,468
Total equity	222,070	155,683
Total liabilities & equity	284,680	249,151

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Unaudited Financial Statements of the Company for the six-month period ended June 30, 2016

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands of $)

	At June 30, 2016	At March 31, 2016	At December 31, 2015
	(unaudited)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	35,286	34,667	36,262
Time deposit	151	155	154
Restricted deposits	35,364	36,068	65,255
Marketable securities	19,137	21,125	13,519
Trading securities	70	70	68
Accounts receivable, net of allowance for doubtful accounts of $nil, $nil, and $nil as of June 30, 2016, March 31, 2016 and December 31, 2015, respectively	4,673	4,680	4,826
Amount due from a related party	441	1,254	1,226
Amount due from an equity method investee	15	22	17
Inventories, net of inventory written-down of $4,698, $3,553 and $6,218 as of June 30, 2016, March 31, 2016, and December 31, 2015 respectively	12,172	11,952	12,076
Prepaid expenses and other current assets	7,247	6,368	6,448
Deferred tax assets	840	862	938
Total current assets	115,396	117,223	140,789

Investments in equity method investees	26,382	27,087	26,962
Other investments	15,454	15,476	15,474
Restricted deposits	26,586	27,291	27,221
Rental deposits	55	59	56
Property, plant and equipment, net	26,632	27,714	27,984
Land use right	1,367	1,412	1,417
Acquired intangible assets, net	5,303	9,012	9,055
Deferred tax assets	171	124	193
TOTAL ASSETS	217,346	225,398	249,151

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	7,803	5,450	4,243
Amount due to a related party	776	155	298
Accrued expenses and other current liabilities	3,804	3,750	5,040
Short-term bank loans	61,000	61,000	81,000
Other liabilities	1,904	1,775	1,771
Income tax payable	49	49	49
Deferred tax liabilities	261	162	155
Total current liabilities	75,597	72,341	92,556

Payable for acquisition of intangible assets	197	197	197
Deferred tax liabilities	600	673	715
Total liabilities	76,394	73,211	93,468

Equity:
Ordinary shares	1	1	1
Additional paid-in capital	63,711	63,564	63,426
Treasury Stock	(103,747)	(103,747)	(103,736)
Accumulated other comprehensive income	28,709	32,181	31,863
Retained earnings	152,312	160,222	164,163
Total Actions Semiconductor Co., Ltd shareholders’ equity	140,986	152,221	155,717
Non-controlling interest	(34)	(34)	(34)
Total equity	140,952	152,187	155,683
TOTAL LIABILITIES AND EQUITY	217,346	225,398	249,151

85

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(in thousands of $, except number of shares and per share amounts)

	Three months ended June 30,	Three months ended June 30,	Six months ended June 30,	Six months ended June 30,
	2016	2015	2016	2015
	(unaudited)
Revenues:
System-on-a-chip products	13,904	13,667	25,891	24,114
Semiconductor product testing services	13	16	19	46
	13,917	13,683	25,910	24,160
Cost of revenues:
System-on-a-chip products	(11,705)	(10,160)	(19,464)	(18,166)
Semiconductor product testing services	(5)	(7)	(7)	(18)
	(11,710)	(10,167)	(19,471)	(18,184)
Gross profit	2,207	3,516	6,439	5,976
Other operating income	1,343	1,526	1,603	1,586
Operating expenses:
Research and development	(5,924)	(7,287)	(12,484)	(14,132)
General and administrative	(2,067)	(2,222)	(4,135)	(4,271)
Selling and marketing	(463)	(589)	(918)	(1,183)
Impairment on long-lived assets	(2,958)	-	(2,958)	-
Total operating expenses	(11,412)	(10,098)	(20,495)	(19,586)
Loss from operations	(7,862)	(5,056)	(12,453)	(12,024)
Other (expenses) income	(1,225)	79	(1,345)	95
Dividend income from an other investment	550	488	550	488
Other-than-temporary impairment loss on an other investment	-	(117)	-	(117)
Interest income	882	1,674	2,014	3,320
Interest expense	(241)	(170)	(551)	(333)
Loss before income taxes, equity in net	(7,896)	(3,102)	(11,785)	(8,571)
Income tax credit (expense)	18	(474)	(97)	25
Equity in net (loss) income of equity method investees	(32)	(110)	31	(137)
Net loss	(7,910)	(3,686)	(11,851)	(8,683)
Add: Net loss attributable to non-controlling interest	-	-	-	-
Net loss attributable to Actions Semiconductor Co., Ltd Shareholders	(7,910)	(3,686)	(11,851)	(8,683)
Net loss attributable to Actions Semiconductor Co., Ltd Shareholders
Basic (per share)	(0.030)	(0.011)	(0.045)	(0.025)
Diluted (per share)	(0.030)	(0.011)	(0.045)	(0.025)
Basic (per ADS)	(0.179)	(0.063)	(0.268)	(0.148)
Diluted (per ADS)	(0.179)	(0.063)	(0.268)	(0.148)
Weighted-average shares used in computation:
Basic	265,788,736	351,135,694	265,787,157	351,754,379
	265,788,736	351,135,694	265,787,157	351,754,379
Weighted-average ADS used in computation :
Basic	44,298,123	58,522,616	44,297,860	58,625,730
Diluted	44,298,123	58,522,616	44,297,860	58,625,730
Note: Share-based compensation recorded in each expense classification above is as follows:
Research and development	123	58	234	63
General and administrative	20	-	38	-
Selling and marketing	10	7	19	7
Cost of revenues	1	9	2	9

86

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of $)

	Three months ended June 30,	Six months ended June 30,	Six months ended June 30,
	2016	2016	2015
	(unaudited)
Operating activities:
Net Loss	(7,910)	(11,851)	(8,683)
Adjustments to reconcile net loss to net cash provided by
Operating activities:
Depreciation of property, plant and equipment	435	875	940
Amortization of land use right	7	15	19
Amortization of acquired intangible assets	812	1,573	2,488
Utilization of subsidy from local authorities of Zhuhai, the People’s Republic of China (the “PRC”)	(187)	(187)	(1,135)
Gain on disposal of property, plant and equipment	(33)	(16)	-
Loss on disposal of intangible assets	-	24	-
Write down of inventories	1,267	1,267	-
Share of net loss (income) of equity method investees	32	(31)	137
Share-based compensation	147	285	79
Deferred taxes	(17)	95	(61)
Dividend income from an other investment	-	-	(488)
Impairment loss recognised in respect of long-lived assets	2,958	2,958	-
Other-than-temporary impairment loss on an other investment	-	-	117
Changes in operating assets and liabilities:
Accounts receivable	(24)	124	(409)
Amount due from a related party	813	785	373
Amount due from an equity method investee	7	2	(12)
Inventories	(1,721)	(1,574)	(1,588)
Prepaid expenses and other current assets	(1,349)	(1,206)	(2,911)
Accounts payable	2,493	3,690	2,858
Accrued expenses and other current liabilities	116	(1,652)	(1,116)
Amount due to a related party	700	549	(130)
Income tax recoverable	-	-	32
Rental deposit received (paid)	3	-	(4)
Notes Receivable	-	-	161
Net cash used in operating activities	(1,451)	(4,275)	(9,333)
Investing activities:
Dividend income from an other investment	-	-	488
Proceeds from redemption of marketable securities	6,769	8,782	-
Purchase of marketable securities	(5,326)	(14,910)	(8,140)
Proceeds from disposal of property, plant and equipment	38	38	-
Purchase of property, plant and equipment	(59)	(192)	(492)
Purchase of intangible assets	(107)	(473)	(2,788)
Decrease (increase) in restricted deposits	1,203	30,427	(76)
Increase in time deposit	-	-	(30)
Net cash provided by (used in) investing activities	2,518	23,672	(11,038)
Financing activities:
Advance subsidy from local authorities of Zhuhai, the PRC	362	362	269
Proceeds from exercise of share based awards	-	4	717
Repurchase of ordinary shares	-	(15)	(1,513)
Raise of short-term bank loans	5,000	30,000	-
Repayment of short-term bank loans	(5,000)	(50,000)	-
Net cash provided by (used in) financing activities	362	(19,649)	(527)
Net increase (decrease) in cash and cash equivalents	1,429	(252)	(20,898)
Cash and cash equivalents at the beginning of the period	34,667	36,262	78,177
Effect of exchange rate changes on cash	(810)	(724)	71
Cash and cash equivalents at the end of the period	35,286	35,286	57,350

 87

Ratio of Earnings to Fixed Charges

	As of December 31,		As of June 30,
	2014	2015	2016
Ratio of Earnings to Fixed Charges(1)	(59.67)	(32.64)	(20.33)

(1)	For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of loss before income tax expenses from continuing operations and adjustment for equity (loss)/income of equity investees, and subtracting the net loss attributable to non-controlling interest that have not incurred fixed charges. Fixed charges consist of interest expensed. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” in the Company's Annual Report on Form 20-F for the year ended December 31, 2015, and the consolidated financial statements, related notes, and other financial information included therein and in the Company's Current Report on Form 6-K for the relevant periods, which are incorporated into this proxy statement by reference. See “Where You can Find More Information” on page 95 for a description of how to obtain a copy of these filings.

 Net Book Value per Shares of Shares

The net book value per Share as of June 30, 2016 was $0.53 based on the weighted average number of issued and outstanding Shares during 2016.

 88

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

In May 2007, the Board authorized a program to repurchase up to 8,000,000 of our ADSs representing 48,000,000 Shares. We repurchased shares in the open market and through privately negotiated transactions. As of January 21, 2009, the initial 8,000,000 ADS repurchase program was completed, and our board of directors approved an add-on share repurchase program pursuant to which we were authorized to repurchase up to 12,000,000 additional ADSs through December 31, 2010. The Board subsequently approved on August 13, 2010, to extend the authorization through December 31, 2012. Further, on August 7, 2012, the Board authorized an increase, by 10,000,000 ADSs, from 20,000,000 ADSs to 30,000,000 ADSs, for the share repurchase program through December 31, 2015. On May 6, 2014, the Board authorized an increase, by 20,000,000 ADSs, from 30,000,000 ADSs to 50,000,000 ADSs, for the share repurchase program through December 31, 2016.

The following table sets forth our share repurchase activities as of March 31, 2016.

Period	Total Number of ADSs Purchased	Average Price Paid per ADS	Highest Price Paid per ADS	Lowest Price Paid per ADS	Total Number of ADSs Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of ADSs that May Yet Be Purchased Under the Plans or Programs
2014
September	—	—	—	—	—	—
October	—	—	—	—	—	6,304,763
November	139,017	1.75	1.80	1.72	139,017	6,165,746
December	99,278	1.94	1.99	1.90	99,278	6,066,468
2015
January	104,616	1.94	1.98	1.90	104,616	5,961,852
February	119,996	1.57	1.90	1.89	119,996	5,841,856
March	151,834	1.53	1.63	1.47	151,834	5,690,022
April	196,081	1.56	1.66	1.49	196,081	5,493,941
May	207,894	1.53	1.66	1.47	207,894	5,286,047
June	149,753	1.65	1.76	1.56	149,753	5,136,294
July	185,736	1.51	1.57	1.35	185,736	4,950,558
August	—	—	—	—	—	4,950,558
September	—	—	—	—	—	4,950,558
October	—	—	—	—	—	4,950,558
November	—	—	—	—	—	4,950,558
December	13,012	1.77	1.88	1.69	13,012	4,937,546
2016
January	9,032	1.65	1.71	1.52	9,032	4,928,514
February	—	—	—	—	—	4,928,514
March	—	—	—	—	—	4,928,514
April	—	—	—	—	—	4,928,514
May	—	—	—	—	—	4,928,514
July	—	—	—	—	—	4,928,514
August	—	—	—	—	—	4,928,514
September (through September 2016)	—	—	—	—	—	4,928,514

On August 24, 2015, we announced the commencement of a tender offer to purchase up to 48,000,000 of our issued and outstanding ordinary shares (including ordinary shares represented by our ADSs), at a purchase price not greater than $21/60 per Share (or $2.10 per ADS) nor less than $18/60 per Share (or $1.80 per ADS). The tender offer was subsequently amended to purchase up to 84,000,000 shares at a purchase price of not greater than $23/60 per Share (or $2.30 per ADS) nor less than $20/60 per Share (or $2.00 per ADS) on September 11, 2015. On October 2, 2015, we announced that a total of 87,546,158 ordinary shares (including ordinary shares represented by ADSs) had been properly tendered and not withdrawn, and we accepted for purchase 83,999,299 ordinary shares (including ordinary shares represented by ADSs) at a price of $23/60 per Share (or $2.30 per ADS), for an aggregate cost of approximately $32.2 million, excluding fees and expenses relating to the tender offer. The depositary for the tender offer has made all payment for ordinary shares (including ordinary shares represented by our ADSs) validly tendered and accepted for purchase and returned all other ordinary shares tendered. The tender offer was completed in the fourth quarter of 2015.

Prior Public Offerings

On November 2005, the Company completed its initial public offering on NASDAQ.

89

Transactions in Prior 60 Days

Other than the merger agreement and agreements entered into in connection therewith, there have been no transactions in the Company’s Shares or ADSs during the past sixty (60) days by us, any of our officers, the Buyer Group, Parent, Merger Sub, or any associate or majority-owned subsidiary of the foregoing.

90

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5.0% of the total outstanding Shares.

The calculation in the table below is based on 265,788,736 Shares issued and outstanding as of as of the date of this proxy statement.

Shares Beneficially Owned(1)
Name	Number	Percent(2)
Other 5% Shareholders
Surrey Glory Investments Limited(3)	14,276,664	5.37%
Chang, Yung-Sen(3)	14,276,664	5.37%
Directors and Executive Officers
Lee, Hsiang-Wei (David)	*	*
Lin, Yu-Hsin (Casper)	*	*
Chen, Chin-Hsin (Fred)	*	*
Zhou, Zheyu	*	*
Liu, I-Hung (Nigel)	*	*
All directors and executive officers as a group(4)	*	*

*	Represents less than 1% of our Shares

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes voting or investment power with respect to the securities and outstanding share options exercisable, and restricted share units vesting, within 60 days from the date of this proxy statement.

(2)	Percentage of Shares (including Shares represented by ADSs) is based on 265,788,736 Shares (including Shares represented by ADSs) issued and outstanding as of the date of this proxy statement.

(3)	Consists of 14,276,664 Shares held by Surrey Glory Investments Limited, a British Virgin Islands investment holding company wholly owned and controlled by Mr. Chang, Yung-Sen as of the date of this proxy statement.

(4)	There are no ADSs issuable upon exercise of options held by our directors and executive officers that are exercisable or will become exercisable within sixty (60) days from the date of this proxy statement.

As of the date of this proxy statement, the Company’s directors and executive officers, as a group held an aggregate of 0.02% of the issued and outstanding Shares, or 558,000 Shares, including Shares represented by ADS. They also held 402,000 Shares underlying Company RSUs granted under the Company Incentive Plan. The Company’s directors and executive officers, having reviewed the recommendation of the Board, have preliminary determined to follow the Board’s recommendation and vote FOR the proposals.

91

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the first half of 2017.

92

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “aim”, “anticipate”, “believe”, “consider”, “continue”, “estimate”, “expect”, “forecast”, “going forward”, “intend”, “ought to”, “plan”, “potential”, “predict”, “project”, “propose”, “seek”, “may”, “might”, “can”, “could”, “will”, “would”, “shall”, “should”, “is likely to”, and other similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the effective time;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses, and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings, or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC’s investigation into whether there have been any past violations of the federal securities laws related to the Company; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015. Please see “Where You Can Find More Information” beginning on page 95 for additional information.

93

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends, or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict, and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

94

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers, and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://actions-semi.investorroom.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report on Form 20-F for the year ended December 31, 2015, originally filed with the SEC on April 28, 2016 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC on September 13, 2016; August 17, 2016; June 27, 2016; May 26, 2016; May 24, 2016; May 23, 2016; and April 1, 2016, are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, Laurel Hill Advisory Group, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED      . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

95

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SUPERNOVA INVESTMENT LTD.,

Starman limited

and

ACTIONS SEMICONDUCTOR CO., LTD.

Dated as of September 12, 2016

A-1

A-2

A-3

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of September 12, 2016 and is by and among Supernova Investment Ltd., an exempted company with limited liability incorporated under the Laws of the Republic of Mauritius (“Parent”), Starman Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Actions Semiconductor Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”).

WHEREAS, Parent, Merger Sub and the Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and being owned by the Rollover Shareholders (as defined in Section 9.03) as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of its Special Committee (the “Special Committee”), has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Rollover Shares and Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the related Plan of Merger and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”); (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, as of the date of this Agreement, the Rollover Shareholders (including Parent) are the holders of a number of Shares (including Shares represented by ADSs) set forth opposite their names in Annex A-1; under the Plan of Merger, all of these Shares will continue to exist and will each automatically become one validly issued, fully paid and non-assessable ordinary share, par value of $0.000001 each, in the Surviving Company, so that the issued and outstanding share capital of the Surviving Company immediately after the Effective Time of the Merger will comprise solely of Shares held by the Rollover Shareholders in the number set forth opposite their names in Annex A-2; and

WHEREAS, Parent has confirmed that the Rollover Shareholders (including Parent) will (i) vote all Shares (including all Shares represented by ADSs) held directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (ii) execute the voting and support agreement, substantially in the form set forth in Annex B (the “Support Agreement”) confirming the foregoing no later than ten Business Days after the date hereof.

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NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows. Capitalized terms shall have the meaning as defined herein or in Section 9.03.

Article I

THE MERGER

Section 1.01         The Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the Merger Sub shall be struck off the register of companies in the Cayman Islands and shall thereupon be dissolved and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) under the Laws of the Cayman Islands and being owned by the Rollover Shareholders.

Section 1.02         Closing; Closing Date

Unless otherwise agreed in writing among the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) at the offices of K&L Gates, Solicitors, 44/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Special Administrative Region of Hong Kong, as soon as practicable, but in any event no later than the seventh (7th) Business Day following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 1.03         Effective Time

Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger, substantially in the form attached as Annex C hereto (the “Plan of Merger”), and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective upon the date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands, or on such other date as specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 1.04         Effects of the Merger

At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

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Section 1.05         Memorandum and Articles of Association of Surviving Company

At the Effective Time, the Surviving Company shall adopt new memorandum and articles of association substantially in the form of the memorandum and articles of association of the Company as in effect immediately prior to the Effective Time, which shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided therein or by Law. In such new memorandum and articles of the Surviving Company in effect immediately after the Effective Time: (a)  references therein to the name of the Surviving Company shall continue to be “Actions Semiconductor Co., Ltd.”; (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary; (c) there shall be changes reflecting the unlisted status of the Shares; and (d) the provisions relating to the indemnification of directors of the Surviving Company shall be no less favorable to the intended beneficiaries than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, in accordance with Section 6.05.

Section 1.06         Directors and Officers

The parties hereto shall take all actions necessary so that (a) the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Company and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and until, after the Effective Time, their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company. Without limiting the generality of the foregoing, the Company shall procure that each director of the Company who shall not be a director of the Surviving Company in accordance with the foregoing sentence shall resign or be removed with effect from the Effective Time pursuant to Section 6.09.

Article II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 2.01         Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)          each ordinary share, par value US$0.000001 each, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Rollover Shares, Excluded Shares, Dissenting Shares and Shares represented by ADSs) shall be cancelled in exchange for the right to receive from the Surviving Company (at the direction of Parent) US$0.366 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

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(b)          each American Depositary Share, representing six (6) Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Rollover Shares and Excluded Shares) shall be cancelled in exchange for the right of the holder of such ADSs to receive from the Depositary US$2.20 in cash per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail, and all Shares represented by such ADSs shall be cancelled in exchange for the right of the Depositary, as the holder of such Shares, to receive from the Surviving Company (at the direction of Parent) an amount in cash equal to the Per ADS Merger Consideration for every six (6) Shares represented by each one ADS, payable in the manner provided in Section 2.04;

(c)          each Excluded Share and ADS representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled without payment of any consideration or distribution therefor;

(d)          each Rollover Share issued and outstanding immediately prior to the Effective Time shall continue to exist and shall automatically become one validly issued, fully paid and non-assessable ordinary share, par value US$0.000001 each, of the Surviving Company without payment of any consideration or distribution therefor; as a result, the issued and outstanding share capital of the Surviving Company shall consist solely of ordinary shares to be held by the Rollover Shareholders and each Rollover Shareholder’s shareholding in the Surviving Company shall be in exact proportion to its ownership percentage of Shares based on total Shares beneficially owned by the Rollover Shareholders in aggregate immediately prior to the Effective Time;

(e)          each Dissenting Share shall be cancelled in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments set forth in Section 2.03;

(f)          each Option and Vested RSU issued and outstanding prior to the Effective Time shall be cancelled in accordance with Section 2.02 and thereafter represent only the right to receive the applicable payment set forth in Section 2.02;

(g)          each Unvested RSU issued and outstanding prior to the Effective Time shall become one validly issued, fully paid and non-assessable Unvested RSU of the Surviving Company without payment of any consideration or distribution therefor and thereafter represent the right to receive the applicable shares set forth in Section 2.02; and

(h)          each ordinary share, par value US$1.00 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration or distribution therefor.

The register of members of the Company shall be amended accordingly to reflect the foregoing.

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Section 2.02         Incentive Plans

(a)          At the Effective Time, the EPIP shall be assumed by the Surviving Company, and the ESOIP shall remain unchanged. As a result of the foregoing, at the Effective Time:

(i)          each former holder of a Vested RSU at the Effective Time shall have the right to receive, in exchange thereof, a cash amount equal to (A) the Per ADS Merger Consideration and (b) the number of ADSs underlying such Vested RSU; and

(ii)         each former holder of an Unvested RSU at the Effective Time shall have the contingent right to receive, in lieu of ADSs, validly issued, fully paid and non-assessable ordinary shares, par value US$0.000001 each, of the Surviving Company under the terms of the agreement between the Company and the holder that was in effect immediately prior to the Effective Time;

(iii)        each former holder of an Option at the Effective Time shall have the right to receive, in exchange thereof, a cash amount equal to the product of (A) the excess, if any, of the Per ADS Merger Consideration over the exercise price of such Option and (B) the number of ADSs underlying such Option; for the avoidance of doubt, if the exercise price of such Option is equal to or greater than the Per ADS Merger Consideration, such Option shall be cancelled without any payment therefor; and

(iv)        each of the Subsidiary RSUs and Subsidiary Options issued and outstanding immediately prior to the Effective Time shall continue to be outstanding and shall give its former holder the right to receive the same number of Subsidiary Phantom Share under the terms of the agreement between Action Zhuhai and the holder that was in effect immediately prior to the Effective Time.

(b)          At or prior to the Effective Time, the Company and Parent shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.02. The Company shall take all reasonable actions necessary to ensure that, except for the treatment of the Incentive Awards as provided in Section 2.02(a), from and after the Effective Time neither Parent nor the Surviving Company will be required to issue Shares, ADSs or other share capital of the Company or the Surviving Company to any person pursuant to the Equity Incentive Plans or in settlement of any Incentive Awards. Promptly following the date hereof, the Company shall deliver written notice to each holder of Incentive Awards informing such holder of the effect of the Merger on his or her Incentive Awards.

Section 2.03         Dissenting Shares

(a)          Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

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(b)          For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or perfect or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been cancelled as of the Effective Time in exchange for the right to receive from Parent the Per Share Merger Consideration, without any interest thereon, in accordance with Section 2.01(a), which shall be payable in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or perfect or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.

(c)          The Company shall give Parent (i) prompt notice of any notices of objection, notices of dissent or demands for appraisal, under Section 238 of the CICL received by the Company, attempted withdrawals of such notices or demands, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ dissenter rights or appraisal rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise by a shareholder of its dissenter rights or any demands for appraisal or offer to settle or settle any such dissenter rights or demands or approve any withdrawal of any such dissenter rights or demands.

(d)          In the event that any written notices of dissent or objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, on such shareholders pursuant to Section 238(4) of the CICL within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders’ Meeting.

Section 2.04         Exchange of Share Certificates, etc.

(a)          Paying Agent. At or prior to the date of the distribution of the Proxy Statement to the Company’s shareholders (the “Funding Deadline”), the Company shall appoint a bank or trust company selected by the Company with Parent’s prior consent to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b), Section 2.01(f), Section 2.02(a) and Section 2.03(b) (in the case of Section 2.03(b), when ascertained) (collectively, the “Merger Consideration”), and the Company and Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company and Parent.

(b)          Funding of the Merger Consideration. The Company agrees to deposit, on behalf of the Surviving Company, the Available Cash to the Exchange Fund at the instruction of Parent solely for the payment of the Merger Consideration; but the Company will have no liability to Parent and Merger Sub, including any obligation to pay any termination fee or other contractual damages, if the Available Cash becomes unavailable for any reason (a “Funding Shortfall”). In a Funding Shortfall, Parent shall have an affirmative obligation to procure the Alternative Financing in the manner set forth in Section 6.14(b). At or prior to the Funding Deadline, the Company shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, ADSs, Options, and Vested RSUs, Available Cash in an amount sufficient to fund the payment of the Merger Consideration by the Surviving Company (at the direction of Parent) at the Effective Time or, in the case of payments pursuant to Section 2.04(d), when ascertained (such cash being hereinafter referred to as the “Exchange Fund”).

(c)          Exchange Procedures. The Surviving Company shall settle the Merger Consideration in the following manner:

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(i)          Promptly after the Effective Time (and in any event within five (5) Business Days), the Surviving Company (at the direction of Parent) shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (x) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (y) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(d)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration.

(ii)         Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(d)) or upon the cancellation of Uncertificated Shares, and in each case subject to delivery of such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(d)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(d)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled.

(iii)        Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of their ADSs and distribution of the Per ADS Merger Consideration to holders of ADSs.

(iv)        No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II.

(v)         In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate, or upon the cancellation of Uncertificated Shares, may be issued to such transferee if all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable are presented to the Paying Agent, accompanied by the Share Certificates, if any, which immediately prior to the Effective Time represented such Shares (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(d)).

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(d)          Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(e)          Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, or (ii) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares or ADSs who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of such Dissenting Shareholders and holders of Shares or ADSs who are untraceable. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company. Monies unclaimed after a period of six (6) months from the Closing Date shall be forfeited and shall revert to the Surviving Company.

(f)          Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

(g)          Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed jointly by the Company and Parent; provided that (x) the Company and Parent shall not direct the Paying Agent to make any such investments that are speculative in nature, and (y) no such investment or losses shall affect the amounts payable to such holders and the Company and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall be the sole and exclusive property of the Surviving Company. Except as contemplated by Section 2.04(c), Section 2.04(g), and Section 2.04(h), the Exchange Fund shall not be used for any other purpose.

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(h)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a), Section 2.01(b), Section 2.01(f) and Section 2.03(b).

(i)          No Liability. None of the Paying Agent, the Rollover Shareholders, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority or the Surviving Company shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(j)          Withholding Rights. Each of the Company, the Surviving Company, the Paying Agent and the Depositary, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or ADSs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. In the event that Parent, the Surviving Company, Merger Sub, the Paying Agent or the Depositary (or any other person that has a withholding obligation pursuant to this Agreement) determines that any such permitted deduction or withholding is required to be made from any amounts payable pursuant to this Agreement, such person shall promptly inform the Special Committee and the other parties hereto of such determination and provide them with a reasonably detailed explanation of such determination and the parties hereto shall consult with each other in good faith regarding such determination. To the extent that amounts are so withheld by the Company, the Surviving Company, the Paying Agent or the Depositary, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or ADSs in respect of which such deduction and withholding was made by the Company, the Surviving Company, the Paying Agent or the Depositary, as the case may be.

Section 2.05         No Transfers

From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time (other than holders of the Rollover Shares) shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares, and for no consideration in the case of Excluded Shares. The immediately preceding sentence shall not apply to Share Certificates representing Rollover Shares, which Share Certificates will continue to represent the resulting shares in the Surviving Company.

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Section 2.06         Termination of Deposit Agreement

As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, National Association (the “Depositary”) to terminate the deposit agreement, dated August 22, 2005 and as amended in April 2007, December 2011 and November 2013, between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 2.07         Agreement of Fair Value

Parent, Merger Sub and the Company agree that the Per Share Merger Consideration and the Per ADS Merger Consideration represent the fair value of the Shares and the ADSs, respectively, for the purposes of Section 238(8) of the CICL.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01         Organization, Good Standing and Qualification

(a)          The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power or authority has not had and would not reasonably be expected to have a Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not reasonably be expected to have a Material Adverse Effect.

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(b)          Schedule A sets forth a true and complete list of each Group Company and each other entity in which a Group Company owns or otherwise holds any equity interest as of the date hereof, together with (i) the jurisdiction of organization or formation of each such Group Company or other entity, (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Group Company or other entity owned or otherwise held by the Group Company, and (iii) the other shareholder(s) of such Group Company or other entity. As of the date hereof, there are no other corporations, companies, partnerships or other entities in which a Group Company controls, owns, of record or beneficially, or otherwise holds any direct or indirect Equity Securities.

Section 3.02         Memorandum and Articles of Association

The Company has furnished or otherwise made available to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents, except for any such violation that has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.03         Capitalization

(a)          The authorized share capital of the Company is US$2,000 consisting of 2,000,000,000 Shares of a nominal or par value of US$0.000001 each. The Company has also granted RSUs, Restricted ADSs and Options under the EPIP, which are exchangeable or exercisable for Shares (including Shares underlying ADSs). As of the date of this Agreement, (i) 265,788,736 Shares are issued and outstanding (which number includes 70,792,854 Shares underlying issued and outstanding ADSs), all of which have been duly authorized, validly issued, fully paid and non-assessable, (ii) 7,070,400 Shares underlying ADSs are reserved for future issuance pursuant to outstanding Options and RSUs (including 474,000 Shares underlying ADSs issuable under Vested RSUs) and are not “issued or outstanding” and do not form part of the issued share capital of the Company, and (iii) there are no outstanding Restricted ADSs, vested or unvested, and therefore no Shares are reserved for future issuance for Restricted ADSs. Each Option and RSU was granted in accordance with all applicable Law and all terms and conditions of the EPIP and in compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”). All Shares underlying the outstanding Options and Unvested RSUs, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b)          The Equity Incentive Plans consist of the EPIP, pursuant to which Unvested RSUs, Restricted ADSs and Options of the Company are granted, and the ESOIP, pursuant to which Subsidiary RSUs and Subsidiary Options of Actions Zhuhai, a wholly owned subsidiary of the Company, are granted. The Company has furnished or otherwise made available to Parent a complete and correct list of all the Unvested RSUs, Restricted ADSs and Options granted under the EPIP and the Subsidiary RSUs and Subsidiary Options granted under the ESOIP, details of which are set forth in Section 3.03(c), Section 3.03(d), Section 3.03(e), Section 3.03(f), and Section 3.03(g) (collectively, the “Incentive Awards Data” and the relevant Equity Securities, the “Equity Awards’). Except for these Equity Securities, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company. The Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.

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(c)          The Incentive Awards Data contains the following information with respect to each Unvested RSU granted by the Company under the EPIP that remains outstanding as of the date of this Agreement: (i) the name of the Unvested RSU recipient; (ii) the number of ADSs subject to such Unvested RSU; (iii) the vesting schedule and other vesting conditions (if any) of such Unvested RSU; and (vi) the date on which such Unvested RSU expires. The grant of each such outstanding Unvested RSU was properly approved in compliance with the terms of the EPIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid. There are no commitments or agreements of any character to which the Company is bound obligating to accelerate or otherwise alter the vesting of any Unvested RSU as a result of the Transactions.

(d)          The Incentive Awards Data contains the following information with respect to each Restricted ADS granted by the Company under the EPIP that remains outstanding as of the date of this Agreement: (i) the name of the Restricted ADS recipient; (ii) the number of ADSs subject to such Restricted ADS; (iii) the vesting schedule and other vesting conditions (if any) of such Restricted ADS; and (vi) the date on which such Restricted ADS expires. The grant of each such outstanding Restricted ADS was properly approved in compliance with the terms of the EPIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate or otherwise alter the vesting of any Restricted ADS as a result of the Transactions.

(e)          The Incentive Awards Data contains the following information with respect to each Option granted by the Company under the EPIP that remains outstanding as of the date of this Agreement: (i) the name of the Option recipient; (ii) the number of ADSs subject to such Option; (iii) the exercise or purchase price per ADS of such Option; (iv) the date on which such Option was granted; (v) the vesting schedule and other vesting conditions (if any) of such Option; and (vi) the date on which such Option expires. The grant of each such outstanding Option was properly approved in compliance with the terms of the EPIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate or otherwise alter the vesting of any Option as a result of the Transactions.

(f)          The Incentive Awards Data contains the following information with respect to each Subsidiary RSU granted by Actions Zhuhai under the ESOIP that remains outstanding as of the date of this Agreement: (i) the name of the Subsidiary RSU recipient; (ii) the number of Subsidiary Phantom Shares subject to such Subsidiary RSU; (iii) the vesting schedule and other vesting conditions (if any) of such Subsidiary RSU; and (vi) the date on which such Subsidiary RSU expires. The grant of each such outstanding Subsidiary RSU was properly approved in compliance with the terms of the ESOIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid. There are no commitments or agreements of any character to which Actions Zhuhai is bound obligating Actions Zhuhai to accelerate or otherwise alter the vesting of any Subsidiary RSU as a result of the Transactions.

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(g)          The Incentive Awards Data contains the following information with respect to each Subsidiary Option granted by Actions Zhuhai under the ESOIP outstanding as of the date of this Agreement: (i) the name of the Subsidiary Option recipient; (ii) the number of Subsidiary Phantom Shares subject to such Subsidiary Option; (iii) the exercise or purchase price per Subsidiary Phantom Share of such Subsidiary Option; (iv) the date on which such Option was granted; (v) the vesting schedule and other vesting conditions (if any) of such Option; and (vi) the date on which such Option expires. The grant of each such outstanding Option was properly approved in compliance with the terms of the ESOIP and all applicable Laws, except for any such violation that has not had and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) cause such grant to be invalid. There are no commitments or agreements of any character to which Actions Zhuhai is bound obligating Actions Zhuhai to accelerate or otherwise alter the vesting of any Subsidiary Option as a result of the Transactions.

(h)          Subject to issuance upon due exercise thereof, all Shares or Subsidiary Phantom Shares, as the case may be, underlying each Incentive Award will be duly authorized, validly issued, fully paid and non-assessable upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable. The Company has made available to Parent accurate and complete copies of (x) the Equity Incentive Plans pursuant to which the Company or any Subsidiary has granted the Equity Awards that are currently outstanding, (y) the form of award agreement evidencing such Equity Awards and (z) award agreements evidencing such Equity Awards with terms that are materially different from those set forth in the form of award agreement.

(i)          The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and such other entities listed in Schedule A attached hereto that is owned by any Group Company is owned by such Group Company free and clear of all Liens. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable constitutional documents) to receive dividends and distributions on, all such Equity Securities. The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is not subject to any outstanding obligations of any Group Company requiring the registration under any securities Law for sale of such share capital or registered capital, as the case may be. Except as otherwise provided in this Agreement, there are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, other than in the ordinary course of business, any of the Company’s Subsidiaries.

Section 3.04         Authority relative to this Agreement; Fairness

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, including the Merger, in each case, subject only to the authorization and approval by way of a shareholders’ special resolution (as defined in the CICL) of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

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(b)          As of the date hereof, the Special Committee comprises three (3) members of the Company Board, each of whom qualifies as an “independent director” (as such term is defined in NASDAQ Stock Market Rule 5605(a)(2)). The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Rollover Shares and Excluded Shares), and declared it advisable, for the Company to enter into this Agreement, and the Plan of Merger and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth herein; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted for authorization and approval by the shareholders of the Company at the Shareholders’ Meeting; and (iv) taken all such actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including the Merger, including obtaining any necessary consents in respect of the Equity Incentive Plans.

(c)          The Special Committee has received from Houlihan Lokey (China) Limited (the “Financial Advisor”) its written opinion, dated the date of this Agreement, subject to the limitations, qualifications and assumptions set forth therein, that the Per Share Merger Consideration to be received by the holders of Shares (other than Rollover Shares, Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received from the Depositary by the holders of ADSs are fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

Section 3.05         No Conflict; Required Filings and Consents

(a)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (the “Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except for (i) compliance with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the United States Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) consent of certain secured creditors of the Company, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06         Permits; Compliance with Laws

(a)          Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the “Material Company Permits”). As of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. All such Material Company Permits are valid and in full force and effect. Each Group Company is in compliance, in all material respects, with the terms of the Material Company Permits. Each Group Company that is organized in the People’s Republic of China (the “PRC”) has complied with all applicable Laws of the PRC regarding the contribution and payment of its registered capital.

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(b)          No Group Company is in default, breach or violation of any Law applicable to it, including (i) any Law applicable to its business, and (ii)  any Law related to the protection of personal data or by which any of its share, security, equity interest, property or asset is bound or affected. No Group Company has received any written notice or communication of any material non-compliance with any applicable Law that has not been cured.

(c)          No Group Company or, to the knowledge of the Company, any Company Representative has violated any Anticorruption Law, nor has any Group Company or, to the knowledge of the Company, any Company Representative has offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Government Official or to any person under circumstances where a Group Company or any Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a person:

(i)          for the purpose of: (A) influencing any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; or (D) inducing a Government Official to influence any act or decision of any Governmental Authority; or

(ii)         in a manner which would constitute commercial bribery, kickbacks or would otherwise violate any Anticorruption Law.

(d)          No Group Company has conducted or initiated any internal investigation or made a voluntary or other disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Group Company or, to the knowledge of the Company, any Company Representative has received any written notice, request or citation for any actual or potential noncompliance with any Anticorruption Law.

(e)          To the knowledge of the Company, each holder or beneficial owner of Incentive Awards, as well as Shares or Phantom Subsidiary Shares received under Incentive Awards, who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 37, SAFE Circular 75, SAFE Circular 78 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company. Neither the Company nor, to the knowledge of the Company, such holder or beneficial owner has received any written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged noncompliance with the SAFE Rules and Regulations.

Section 3.07         SEC Filings; Financial Statements

(a)          The Company has filed or otherwise furnished (as applicable), all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2014 (collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed or furnished pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with either the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or furnished, and (ii) did not contain, as of the date filed or furnished any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b)          Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP except as may be noted therein.

(c)          Except as and to the extent set forth in the Company’s audited consolidated financial statements, including the notes thereto, for the years ended December 31, 2013, 2014, and 2015 filed with the SEC on April 28, 2016, as part of the Company’s Annual Report on Form 20-F, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2015, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which do not, or would not reasonably be expected to, have a Material Adverse Effect.

(d)          The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e)          The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of NASDAQ, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of NASDAQ).

Section 3.08         Proxy Statement

The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein) shall not (i) on the date that the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Parent or Merger Sub for express inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

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Section 3.09         Absence of Certain Changes or Events

Since December 31, 2015, except as expressly contemplated by this Agreement, each Group Company has conducted business in all material respects in the ordinary course, and there has not been (a) any Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any Group Company’s Equity Securities, except for any dividend or distribution by a Group Company to another Group Company; (c) any redemption, repurchase or other acquisition of any Equity Securities of any Group Company by a Group Company (other than a repurchase of ADSs or Shares to satisfy obligations under the Equity Incentive Plans); (d) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, other than in the ordinary course of business.

Section 3.10         Absence of Litigation

Except as disclosed in Company SEC Reports, there is no litigation, arbitration, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any property or asset of any Group Company, before any Governmental Authority which has or would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Company SEC Reports, no Group Company, nor any material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority (a “Binding Order”).

Section 3.11         Employee Benefit Plans

(a)          The Company has furnished or otherwise made available to Parent a list of all material benefit and compensation plans, agreements, or arrangements, including plans and agreements to provide severance, change-in-control or retention bonuses, profit-sharing, equity compensation or incentives, deferred compensation or welfare benefits (collectively, the “Plans”) covering current or former directors, employees or consultants. True and complete copies of each Plan (or a summary thereof, if the Plan is not in writing), including all amendments thereto, have been provided or made available to Parent. Since December 31, 2015 there has been no material change, amendment, modification to, or adoption of, any Plan.

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(b)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director, employee or consultant of the Company or any of its Subsidiaries under any of the Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c)          Each document prepared in connection with each Plan complies in all material respects with applicable Law. Each Plan has been operated in material compliance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters.

(d)          Each Group Company that is formed under the Law of the PRC has registered each equity plans or arrangements of such Group Company with the SAFE and SAT in accordance with applicable Law in the PRC.

(e)          To the extent applicable, each Plan has been approved or registered by the relevant taxation and other Governmental Authorities (including without limitation SAFE) so as to enable the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant Plan (including the assets held for the purposes of any Plan under which resources are set aside in advance of the benefits being paid) to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

Section 3.12         Labor and Employment Matters

(a)          No Group Company is a party to, or bound by, or currently negotiating in connection with entering into, any collective bargaining agreements or labor contracts or understandings with any labor unions, works councils, or labor organizations. There is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against any Group Company relating to its business, and during the last three years there has not been any such action.

(b)          Each Group Company is in material compliance with all applicable Laws regarding employment practices, employee classification, terms and conditions of employment and wages, occupational safety and health, and payments, contributions and provisions of housing, severance, pension, retirement, maternity, death, work-related injury, social security or disability benefits or other actual or contingent employee benefits to any of its present or past employees or to any other person.

(c)          Each Group Company incorporated in the PRC has entered into labor contracts with each of its employees in accordance with applicable Law. No Group Company incorporated in the PRC has used the service provided by any person engaged through labor dispatch or similar arrangement.

Section 3.13         Real Property; Title to Assets

(a)          The Company has furnished or otherwise made available to Parent the address and description of each Owned Real Property, including with respect to the Owned Real Property in the PRC, the particulars and issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property. With respect to each Owned Real Property, except as previously disclosed to Parent: (i) the relevant Group Company has good and marketable title, free and clear of all Liens, except Permitted Liens; (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) the relevant Group Company is the only party in possession of such Owned Real Property. No Group Company is a party to any Contract, agreement or option to purchase any real property or interest therein.

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(b)          The Company has furnished or otherwise made available to Parent the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered or otherwise made available to Parent a true and complete copy of each such Lease. The Group Companies have entered into written lease contracts for all Leased Real Property in the PRC and elsewhere. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Lease is in material breach or default under such Lease.

(c)          The Owned Real Properties identified in Section 3.13(a) and the Leased Real Properties identified in Section 3.13(b) (collectively, the “Company Real Properties”) comprise (i) all of the real property used in, or otherwise related to, the business of the Group Companies as of the date hereof and (ii) any land use right the Group Companies have acquired as their Owned Real Property under any land grant contract or land allocation contract, regardless whether the relevant title certificate of such land use right has not been duly obtained by the Group Companies.

(d)          To the knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Properties (the “Improvements”) are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of the Group Companies.

(e)          Save for any violation that has not had and would not reasonably be expected to have a Material Adverse Effect, with respect to the underlying land of each Owned Real Property of the Group Companies in the PRC: (i) the land-use right of such land was granted to the land user by the relevant PRC land administration authority in accordance with PRC Law for a specified period of time; (ii) the relevant Group Company obtained the land-use rights to such land in compliance with applicable PRC Law; (iii) the use, transfer, lease and mortgage of the land-use rights to such land are not subject to any restrictions within its approved purpose, except for the Owned Real Property in Zhuhai, the PRC, which is currently used as the Company’s headquarters, for which the Company is obliged to complete various building construction work under the timeframe stipulated by the local government; (iv) the relevant Group Company entered into land-use right grant contracts with the relevant land administration authorities in obtaining the land; (v) all land-use right grant fees and other fees required to be paid in connection with obtaining the land have been duly and fully paid by such Group Company in accordance with PRC Law; and (vi) the development of the land has been carried out in accordance with the schedule provided under the relevant land grant contract, and no Group Company has been subject to any fine or other penalty imposed by any Governmental Authority (including any penalty imposed due to idleness of land or failure to develop the land in accordance with the schedule set out in the land grant contract).

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(f)          Each Group Company has good and marketable title to, or a valid and binding leasehold interest in, all other material properties and assets necessary to conduct its business as currently conducted (excluding Owned Real Properties and Leased Real Properties, which are covered in the other subsections of this Section 3.13, and Intellectual Properties, which are covered in Section 3.14), in each case free and clear of all Liens, except Permitted Liens.

Section 3.14         Intellectual Property

(a)          To the knowledge of the Company, each Group Company owns or possesses adequate licenses or other valid and enforceable rights to use (in each case, free and clear of any Liens) all Intellectual Properties used in, or necessary to conduct, the business of such Group Company as currently conducted.

(b)          The use of any Intellectual Property by each Group Company in connection with the operation of its business or otherwise does not knowingly infringe upon, misappropriate, or otherwise violate the Intellectual Property rights of any person and is in accordance, in all material respects, with any applicable license pursuant to which the relevant Group Company acquired the right to use such Intellectual Property. No Group Company has received any notice that it, or the business or activities of the Company or any of its Subsidiaries, is infringing upon, diluting, misappropriating, or otherwise violating or has infringed upon, diluted, misappropriated, or otherwise violated any Intellectual Property right of any person, or any notice challenging the ownership, use, validity or enforceability of any Intellectual Property. To the knowledge of the Company, no person is currently infringing, diluting or misappropriating any material Intellectual Property owned by any Group Company.

(c)          To the knowledge of the Company, no person is challenging the validity, enforceability, use or ownership of or infringing upon, misappropriating, or otherwise violating any right of any Group Company with respect to any Intellectual Property owned by or licensed to the Company or its Subsidiaries.

(d)          To the knowledge of the Company, each Group Company owns all right, title and interest in and to all Intellectual Properties created or developed by, for or under the direction or supervision of such Group Company, and all current or former officers, employees, consultants or contractors who have participated in the creation or development of any such Intellectual Property have executed and delivered to the Company or such Subsidiary a valid and enforceable agreement (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the present assignment by such person to the Company or such Subsidiary of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with such Group Company and, to the knowledge of the Company, no such officer, employee, consultant or contractor is in violation of any material term of any such agreement.

(e)          There are no outstanding Orders issued against any material Intellectual Property owned by any Group Company that restricts or limits in any material respect the use or licensing thereof by any Group Company.

(f)          Each Group Company (A) owns or has a valid right or license to use or otherwise exploit all material Software used in connection with the businesses of the Group Companies as currently conducted, and (B) possesses the material source code, object code and documentation for all such Software that is proprietary to, and owned by, any Group Company (“Company Owned Software”). To the knowledge of the Company, no Third Party has any ownership right or interest in any Company Owned Software.

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(g)          Each Group Company has taken all actions reasonably necessary to (i) maintain and protect each item of material Intellectual Property that it owns or are licensed or otherwise authorized to use, and (ii) protect the confidentiality and value of material trade secrets and other material know-how or confidential or proprietary information (together, “Trade Secrets”) that are owned by such Group Company or provided to such Group Company by any Third Party under conditions of confidentiality. To the knowledge of the Company, there has been no unauthorized disclosure or use of any Third Party’s Trade Secrets by any officer, employee, contractor, or consultant of any Group Company, and none of the Company’s or its Subsidiaries’ material Trade Secrets have been disclosed to any Third Party except pursuant to valid and appropriate written non-disclosure agreements or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law. To the knowledge of the Company, immediately subsequent to the Effective Time, all Intellectual Properties owned or used by any Group Company shall be owned by or available for use by such Group Company on terms and conditions identical or substantially similar to those under which such Group Company owned or used such Intellectual Property immediately prior to the Effective Time.

(h)          The Company IT Assets are (A) adequate and sufficient for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the businesses of the Company and its Subsidiaries and the protection of their material Trade Secrets, and (B) to the knowledge of the Company, free from any material defects, viruses, worms and other malware. Each Group Company has implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices.

(i)          To the knowledge of the Company, none of the material Intellectual Property owned by any Group Company is subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Governmental Authority or agency or nonprofit organization.

Section 3.15         Taxes

(a)          Each Group Company has duly filed all material Tax returns and reports required to be filed by it and has paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, if required. All such Tax returns are true, accurate and complete in all material respects. No Governmental Authority is asserting against any Group Company any material deficiency or claim for any Taxes.

(b)          No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax return or material Taxes of any Group Company is currently in progress, and no Group Company has been notified of any request for such an audit or other examination or administrative, judicial or other proceeding. To the knowledge of the Company, no claim has been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax returns that such Group Company is or may be subject to taxation by such jurisdiction.

(c)          No Group Company that is incorporated outside the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

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(d)          To the knowledge of the Company, each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Each submission made by, or on behalf of, any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemptions, preferential treatments or rebates is pending. The Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, preferential treatments or rebates and, to the knowledge of the Company, will not result in the claw-back or recapture of any such Tax exemptions, preferential treatments or rebates.

(e)          Each Group Company has complied in all material respects with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by such Group Company from and (ii) information reporting with respect to any payment made or received by such Group Company (including those relating to the individual income tax obligations of the employees of such Group Company).

(f)          To the knowledge of the Company, none of the assets of a Group Company are subject to Liens for any Taxes (other than Liens for Taxes that are not yet due or are being contested in good faith and for which adequate accruals or reserves have been established on the consolidated financial statements of the Company, if required).

Section 3.16         Solvency

No Group Company has taken any steps to seek protection pursuant to any bankruptcy Law. The Group Companies on a consolidated basis are not, as of the date hereof, Insolvent.

Section 3.17         Material Contracts.

(a)          The Company has furnished or otherwise made available to Parent an accurate and complete list of all of the following types of Contracts to which a Group Company is a party (such Contracts being the “Material Contracts”):

(i)          any Contract relating to the formation, creation, operation, management or control of any material joint venture;

(ii)         any Contract involving Indebtedness in excess of US$1,000,000 in the aggregate;

(iii)        any Contract granting or evidencing a Lien on any material properties or assets, other than a Permitted Lien;

(iv)        any Contract entered into since December 31, 2013, for the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of material properties or assets that have a fair market value or purchase price of more than US$1,000,000 in the aggregate (by merger, purchase or sale of assets or stock or otherwise);

(v)         any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute entered into since December 31, 2013;

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(vi)        any Contract for the employment of any officer, employee or other person by the Company or any of its Subsidiaries on a full-time or consulting basis or any severance agreements, in each case calling for payments to such person in excess of US$300,000 annually;

(vii)       any non-competition Contract or other Contract that purports to limit, curtail or restrict in any respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(viii)      any Contract giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Transactions, including the Merger, where (A) such Contract requires any payment in excess of US$100,000 to be made by the Company or any of its Subsidiaries or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract is in excess of US$100,000;

(ix)         any Contract containing restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, or (B) pledging of share capital of the Company or any of its Subsidiaries;

(x)          any Contract providing for (i) a license, covenant not to sue or other right granted by any Third Party under any material Intellectual Property to the Company or any of its Subsidiaries, (ii) a license, covenant not to sue or other right granted by the Company or any of its Subsidiaries to any Third Party under any material Intellectual Property, or (iii) any royalty, fee or other amount payable by the Company or any of its Subsidiaries in excess of US$1,000,000 annually to any person by reason of the ownership, use, sale or disposition of Intellectual Property; or

(xi)         any other Contract which could reasonably be expected to have a Material Adverse Effect;

provided, however, the above does not include in each case (A) Contracts entered into by such Group Company in the ordinary course of business of integrated circuit design and manufacturing, and consistent with past practice, with customers, suppliers, distributors, integrated circuit fabricators, and packaging and testing facilities, and (B) Contracts under which such Group Company has no outstanding rights or obligations

(b)          Each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception; (iii) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in material breach or violation of, or default under, any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

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Section 3.18         Environmental Matters

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Group Company is in compliance with all applicable Environmental Law and has obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and, to the knowledge of the Company, all such Environmental Permits are in full force and effect and (ii) to the knowledge of the Company, no property currently or formerly owned or operated by any Group Company has been contaminated with, has released or is releasing any Hazardous Substance.

Section 3.19         Insurance

Each Group Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in compliance with applicable Law and in accordance with normal industry practice in the PRC for companies engaged in similar businesses. No Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.20         Interested Party Transactions

Other than transactions entered into on an arm’s length basis and subject to the approval of the audit committee of the Company, none of the directors or officers of the Company, and, to the knowledge of the Company, individuals (other than Rollover Shareholders) owning, directly or indirectly, a 10% or greater interest in the voting power of the Company or any other Group Company, and close members of any such individual’s family:

(a)          have, directly or indirectly, an economic interest in any person that (A) furnishes or sells services or products that any Group Company furnishes or sells, or (B) is otherwise engaged in business that directly competes with that of any Group Company;

(b)          have, directly or indirectly, an economic interest in any person that purchases from or sells or furnishes to any Group Company any goods or services;

(c)          have, directly or indirectly, a beneficial interest in any Contract furnished pursuant to Section 3.17(a) other than those Contract to which such director or officer is expressly a party;

(d)          have, directly or indirectly, any material contractual or other arrangement with any Group Company (other than employment relationship or serving as a director);

(e)          have received any payment or other benefit from any Group Company (except for payments and benefits received in connection with such person’s employment or serving as a director); or

(f)          have advanced or owed any amount to any Group Company;

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provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a person shall not be deemed an “economic interest in any person” for purposes of this Section 3.20.

Section 3.21         Anti-Takeover Provisions

Except as set forth in the Company’s existing memorandum and articles of association, the Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions, including the Merger.

Section 3.22         Brokers

Except for the Financial Advisor, no broker, finder, investment banker or similar intermediary is entitled to any brokerage, finders, investment banking or financial advisory fees or commissions, or other similar payments, in connection with the Transactions based upon arrangements made by, or on behalf of, the Company.

Section 3.23         Available Cash

Assuming the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Transactions as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, the Company will have sufficient Available Cash by the Funding Deadline to fund (a) the Merger Consideration to be paid by the Surviving Company (at the direction of Parent), and (b) any other amounts required to paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. There are no side letters or other agreements, contracts or arrangements (whether written or oral) to which the Company or any of its Affiliates is a party related to the payment of the Merger Consideration.

Section 3.24         No Other Representations or Warranties

Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of its Affiliates or Representatives of any documentation, forecasts, materials or other data with respect to any such information, and Parent and Merger Sub acknowledge the foregoing.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

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Section 4.01         Corporate Organization

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of Mauritius and the Cayman Islands, respectively.

Section 4.02         Capitalization of Parent and Merger Sub; No Prior Activities

(a)          The authorized share capital of Parent consists of 2,000,000 ordinary shares, par value US$1.00 per share, of which one ordinary share is validly issued and outstanding as of the date hereof.

(b)          The authorized share capital of Merger Sub consists of 50,000 ordinary shares, par value US$1.00 per share, of which one (1) share is validly issued and outstanding as of the date hereof. Parent owns 100% of the issued and outstanding share capital of Merger Sub.

(c)          Parent was formed solely for the purpose of investment holding. Parent is a Rollover Shareholder appointed by the other Rollover Shareholders as their representative in the Transactions. Merger Sub was formed solely by Parent for the purpose of engaging in the Transactions. Except for the foregoing and for obligations or liabilities incurred in connection with its formation and related to the Transactions, each of Parent and Merger Sub has not and will not, prior to the Effective Time, have incurred, directly or indirectly, through any Subsidiary of affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any such agreements or arrangements with any person.

Section 4.03         Authority Relative to This Agreement

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub, including authorization from the other Rollover Shareholders, are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.04         No Conflict; Required Filings and Consents

(a)          The execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Parent and Merger Sub under the terms provided hereunder, will not,

(i)          conflict with or violate the memorandum and articles of association of any of Parent, Merger Sub and the other Rollover Shareholders,

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(ii)         assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent, Merger Sub or the other Rollover Shareholders or by which any property or asset of either of them is bound or affected, or

(iii)        result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent, Merger Sub or the other Rollover Shareholders pursuant to, any Contract or obligation to which Parent, Merger Sub or any of the other Rollover Shareholders is a party or by which Parent, Merger Sub or any of the other Rollover Shareholders or any property or asset of either of them is bound or affected;

except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or the other Rollover Shareholders or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement or to the ability of the Rollover Shareholders to perform their material obligations under the Support Agreement (collectively, a “Rollover Shareholder Adverse Impact”).

(b)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent, Merger Sub and the other Rollover Shareholders of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (“Requisite Regulatory Approval”), except (i) for filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, except for any Requisite Regulatory Approval which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent, Merger Sub or other Rollover Shareholders or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement or to the ability of the Rollover Shareholders to perform their material obligations under the Support Agreement.

Section 4.05         Brokers

No broker, finder, investment banker or similar intermediary is entitled to any brokerage, finders, investment banking or financial advisory fees or commissions or other similar payments, in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or Merger Sub.

Section 4.06         Absence of Litigation

(a)          There is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub or any of their Affiliates that has or would reasonably be expected to have a Rollover Shareholder Adverse Impact. Neither Parent nor Merger Sub is subject to any Binding Order that has or would reasonably be expected to have Rollover Shareholder Adverse Impact.

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(b)          To the knowledge of Parent and Merger Sub, there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against the other Rollover Shareholders that has or would reasonable be expected to a Rollover Shareholder Adverse Impact, and no other Rollover Shareholder is subject to any Binding Order that has or would reasonably be expected to have Rollover Shareholder Adverse Impact.

Section 4.07         Ownership of Company Shares

Annex A-1 correct sets forth the number of Shares that are beneficially owned (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by the Rollover Shareholders. Except as set forth in Annex A-1, none of Parent, Merger Sub, or to their knowledge, the other Rollover Shareholders beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.08         Solvency

Neither Parent, Merger Sub nor any of the other Rollover Shareholders has taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency Law. Neither Parent nor Merger Sub is, of the date hereof and after giving effect to the Transactions, will be Insolvent.

Section 4.09         Payment of Merger Consideration

Parent and Merger Sub will cause the payment of the Merger Consideration, directly or indirectly, whether by way of the Exchange Fund or other Alternative Financing (in either case, subject to the terms and conditions of this Agreement), to all holders of Shares and, through the Depositary and subject to the terms and conditions of the Deposit Agreement, to all ADS Holders entitled to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable.

Section 4.10         Parent Group Contracts

Parent has delivered to the Company and the Special Committee a true copy of each of the Consortium Agreement, dated May 18, 2016, as supplemented by the Deed of Adherence dated July 8, 2016 and the Deed of Adherence dated August 15, 2016 (as amended and supplemented from time to time, the “Consortium Agreement”), including all amendments thereto or modifications thereof, between Parent and the other Rollover Shareholders (the “Parent Group Contracts”). Other than the Parent Group Contracts and the Support Agreement to be entered into between Parent, Merger Sub and the other Rollover Shareholders except for Parent, there are no Contracts, arrangements or understandings, directly or indirectly through their respective Affiliates, with respect to any security of the Company among the Rollover Shareholders.

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Section 4.11         Proxy Statement

The information supplied by Parent and Merger Sub (on behalf of themselves or the other Rollover Shareholders) for express inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company shall not, (i) on the date that the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub (on behalf of themselves or the other Rollover Shareholders) makes representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.12         Non-Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans

In connection with the due diligence investigation of the Company by Parent as representative of the other Rollover Shareholders, the Company has made available to Parent, and may continue to make available after the date hereof, certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective business and operations. Each of Parent and Merger Sub hereby acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Parent is familiar, (b) Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) Parent, as the representative of the Rollover Shareholders in the Transactions, is solely responsible for the discharge of its duties towards the other Rollover Shareholders.

Section 4.13         Independent Investigation

Parent, as representative of the Rollover Shareholders, has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries on behalf of the other Rollover Shareholders, which investigation, review and analysis was performed by Parent through its Affiliates and Representatives. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon its own independent investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Subsidiaries and their Affiliates and Representatives (except for the representations and warranties of the Company as set forth in Article III of this Agreement and in any certificate delivered by the Company pursuant to this Agreement).

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Section 4.14         No Additional Representations

Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of each of them makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01         Conduct of Business by the Company Pending the Merger

The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law, or expressly contemplated or permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use its reasonable best efforts to preserve substantially intact the assets and business organization of the Group Companies, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other persons with which any Group Company has material business relations as of the date hereof. Without limiting the generality of the foregoing sentence, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law, or expressly contemplated or permitted by this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)          other than with respect to actions taken by the Company’s shareholders, amend or otherwise change its memorandum and articles of association or equivalent organizational documents, or recommend to its shareholders any such amendment or change;

(b)          issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company (other than in connection with (A) a grantee’s exercise of Incentive Awards or the fulfilment of the vesting conditions under Incentive Awards, (B) the acquisition by the Company of its securities in connection with the forfeiture of Incentive Awards, or (C) the acquisition by the Company or Actions Zhuhai of its own securities in connection with the net exercise of Incentive Awards in accordance with the terms thereof), (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$1,000,000, except in the ordinary course of business, or (iii) any material Intellectual Property owned by, or licensed to, any Group Company, except in the ordinary course of business consistent with past practice;

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(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares or Subsidiary Phantom Shares to satisfy obligations under the Equity Incentive Plans);

(e)          effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any Group Company, or create or public offer of any new Subsidiary, other than as contemplated by this Agreement;

(f)          acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in the aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$1,000,000 in any transaction or related series of transactions;

(g)          other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$3,000,000 for the Group Companies taken as a whole;

(h)          except as required by Law or pursuant to the Plans, any Contract in existence as of the date hereof or this Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director or officer of any Group Company (other than the hiring or termination of an officer with an annual compensation of less than US$300,000), (ii) grant or provide any severance or termination payments or benefits to any director, officer or employee of any Group Company outside of the ordinary course of business, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director, officer or employee of any Group Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than 10%, (iv) make any new equity awards to any director, officer or employee of any Group Company, (v) establish, adopt, materially amend or terminate any Plan (including the Equity Incentive Plans) or materially amend the terms of any outstanding Options or other equity-based awards, (vi) take any action to accelerate the vesting of Options or other equity-based awards, or (vii) forgive any loans to any director, officer or employee of any Group Company;

(i)          issue or grant any awards to any person under any Equity Incentive Plan or any other equity incentive plan;

(j)          make any material changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in Law or GAAP or regulatory requirements with respect thereto;

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(k)          enter into, materially amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);

(l)          enter into any Contract with any of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family;

(m)          terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(n)          commence any Action for a claim of more than US$300,000 (excluding any Action seeking for an injunctive relief or other similar equitable remedies) or settle any Action other than any settlement involving the payment of monetary damages not in excess of US$300,000;

(o)          permit any material Intellectual Property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material Intellectual Property owned by any Group Company;

(p)          fail to make in a timely manner any filings or registrations with (i) the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or (ii) NASDAQ;

(q)          enter into, or propose to enter into, any transaction outside of the ordinary course of business involving any earn-out or similar payment payable by any Group Company, to any Third Party;

(r)          engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(s)          make or change any material Tax election, amend any Tax return, enter into any closing agreement with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(t)          except as otherwise required by applicable Law, disclose or divulge any confidential information other than pursuant to confidentiality agreements entered into with potential purchasers of some or all of the businesses of the Company or its Subsidiaries; or

(u)          announce an intention, enter into any formal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02         No Control of Other Party’s Business

Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

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Article VI

ADDITIONAL AGREEMENTS

Section 6.01         Proxy Statement and Schedule 13E-3

(a)          The parties agree to use commercially reasonable efforts to complete the filing of the Schedule 13E-3 and the clearance of all comments from the SEC thereof as soon as practicable based on the following principles:

(i)          As soon as reasonably practicable following the date of this Agreement but in any event within fourteen (14) days after the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company, including a notice convening the Shareholders’ Meeting in accordance with the Company’s memorandum and articles of association (such proxy statement and notice, as amended or supplemented, the “Proxy Statement”).

(ii)         Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, the “Schedule 13E-3”). The Proxy Statement shall be filed as an exhibit to the Schedule 13E-3 (as defined below).

(iii)        Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(iv)        Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within 24 hours and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand.

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(v)         Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all reasonable additions, deletions or changes proposed by Parent. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

(b)          Following the clearance of all SEC comments on the Schedule 13E-3, the parties agree to use commercially reasonable efforts to furnish the Proxy Statement to the shareholders of the Company as soon as practicable based on the following principles:

(i)          Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)         Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii)        If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, is discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.

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Section 6.02         Company Shareholders’ Meeting

(a)          As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 but in any event no later than two (2) days after such confirmation, the Company shall

(i)          establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Laws; and in the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that, unless Parent shall have otherwise approved in writing, the Company shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Laws, the Company’s memorandum and articles of association, or if the Board has determined (based on the advice of outside legal counsel) that failure to do so would be reasonably likely to violate the directors’ fiduciary duties under applicable Laws;

(ii)          mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date established for the Shareholders’ Meeting, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger; and

(iii)        instruct the Depositary to (A) fix the Record Date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the prior written consent of Parent, authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b)          No later than thirty (30) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders’ Meeting and take the following actions in connection therewith:

(i)          Subject to this Section 6.02 and Section 6.04, the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement.

(ii)         The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall take all other action necessary or advisable to secure the Requisite Company Vote.

(iii)        In the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation or any Competing Proposal is commenced, publicly proposed or disclosed, or otherwise communicated to the Company or any other person, the Company shall nevertheless submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders’ Meeting in accordance with this Section 6.02, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders’ Meeting.

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(c)          Notwithstanding Section 6.02(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholders’ Meeting to its shareholders on the following grounds:

(i)          to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, or

(ii)         if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting; provided, however, if the Shareholders’ Meeting is adjourned, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence, provided that, the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five (5) Business Days prior to the Termination Date.

(d)          Parent may request that the Company adjourn or postpone the Shareholders’ Meeting for up to thirty (30) days (but in any event no later than five (5) Business Days prior to the Termination Date) on the following grounds:

(i)          if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (B) voting in favor of authorization and approval of this Agreement, the Plan of Merger, and the Transactions, including the Merger, to obtain the Requisite Company Vote;

(ii)         in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting;

in which event the Company shall, in each case, cause the Shareholders’ Meeting to be postponed or adjourned in accordance with Parent’s request.

Section 6.03         Access to Information

(a)          From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreement, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential sources) and other authorized representatives of Parent and such other parties, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

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(b)          Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that, upon the advice of the Company’s outside counsel, (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party (provided that at the request of Parent, the Company shall use its reasonable best efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege which could not be reasonably remedied by use of common interest agreements or other methods to maintain such privilege, or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.

(c)          All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreement.

(d)          No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04         Competing Transactions

(a)          At any time prior to the receipt of the Requisite Company Vote, the Company and its Representatives may, subject to Section 6.04(b) and under the direction of the Special Committee, take the following actions:

(i)          initiate, solicit and encourage proposals from Third Parties relating to any direct or indirect acquisition or purchase of all, but not part, of the Company, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning all, but not part, of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity infusion or similar transaction involving the Company that would, in each case, result in all shareholders of the Company (including the Rollover Shareholders) receiving cash consideration;

(ii)         contact the person who has made any proposal or offer of a Competing Transaction to clarify and understand the terms and conditions thereof;

(iii)        provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives; and

(iv)        enter into and maintain discussions or negotiations with respect to a proposal for a Competing Transaction or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiation;

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provided, that prior to taking any actions described in clause (iii) or (iv) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (C) provided written notice to Parent at least three (3) Business Days prior to taking any such action.

(b)          Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, the Company shall:

(i)          promptly notify Parent orally and in writing if (A) it determines to initiate actions soliciting or otherwise concerning a proposal, offer, inquiry, contact or request or (B) the Company becomes aware of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction;

(ii)         notify Parent as promptly as practicable (and in any event within twenty-four (24) hours after the Company has knowledge thereof), orally and in writing, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person;

(iii)        keep Parent informed, on a reasonably current basis (and in any event within twelve (12) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof);

(iv)        provide Parent with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction; and

(v)         refrain from, and shall cause its Subsidiaries to refrain from, entering into any confidentiality agreement with any Third Party subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

(c)          Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall:

(i)          (A)  fail to include the Company Recommendation in the Proxy Statement, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (C) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, (x) fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer), provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited), or (y) fail to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within two (2) Business Days after Parent so requests in writing, (D) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (E) take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing, a “Change in the Company Recommendation”), or

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(ii)         cause or permit the Company or any of its Subsidiaries to enter into any binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with this Section 6.04(a) and Section 6.04(b) (an “Alternative Acquisition Agreement”).

(d)          Prior to the termination of this Agreement pursuant to Article VIII, the Company may effect a Change in the Company Recommendation if:

(i)          the Company has received a bona fide written proposal or offer with respect to a Competing Transaction and the Company Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law;

(ii)         the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer;

(iii)        after (A) providing at least ten (10) Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect hereto (to the extent Parent desires to make such presentation); provided that any material modifications to such Third Party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04, provided, further, that with respect to the new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be an eight (8) Business Day period rather than the ten (10) Business Day period first described above; and

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(iv)        following the end of such ten (10) Business Day period or eight (8) Business Day period (as applicable), the Company Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to this Agreement proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

(e)          Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction) that is not an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f)          Irrespective of whether there is a Change in Company Recommendation under Section 6.04(d), prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its Shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement.

Section 6.05         Directors’ and Officers’ Indemnification and Insurance

(a)          The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

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(b)          The Surviving Company shall maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance, and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

(c)          Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiary if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(d)          Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Action which may result in the payment or advancement of any amounts under Section 6.05(c), any Group Company’s organizational and governing documents, or any existing indemnification agreements, the person seeking indemnification shall notify the Surviving Company promptly, but in all events no later than the earlier of (i) five (5) days after actual receipt, and (ii) as soon as necessary after actual receipt to prevent the Surviving Company or any of its Subsidiaries from being materially and adversely prejudiced by late notice. The Surviving Company (or a Subsidiary nominated by it) shall have the right to participate in any such Action and, at its option, assume the defense of such Action. The person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Action, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Action. In the event the Surviving Company (or a Subsidiary nominated by it) assumes the defense of any Action pursuant to this Section 6.05(d), neither the Surviving Company nor any of its Subsidiaries shall be liable to the person seeking indemnification for any fees, disbursements or expenses of counsel subsequently incurred by such person with respect to the same Action.

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(e)          In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be shall assume the obligations set forth in this Section 6.05.

(f)          The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(g)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06         Notification of Certain Matters

Each of the Company and Parent shall promptly notify the other in writing of:

(a)          any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)          any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)          any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries (including Merger Sub), as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;

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together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

Section 6.07         Further Action; Reasonable Best Efforts

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Representatives shall:

(i)          make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and

(ii)         cooperate with the other parties hereto and use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including employing such resources as are necessary to obtain the Requisite Regulatory Approvals and taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that no party hereto shall be required to take any such action if such action would have or may be reasonably likely to have a Material Adverse Effect.

(b)          Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

Section 6.08         Participation in Litigation

Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of Parent on the other hand, threatened against such party or its directors which relate to this Agreement and the Transactions. The Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors or officers relating to this Agreement or the Transactions, and no such Action shall be settled without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 6.09         Resignations

To the extent requested by Parent in writing at least 30 days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver of any claims against any Group Company in relation to the termination of the employment or losses arising from the employment. For the avoidance of doubt, the foregoing requirement shall not require the Company to settle with, or otherwise receive a waiver from, the resigning director on all pre-existing rights or entitlements to receive the benefits under contracts with the Company prior to Closing, and the Company’s failure to do so shall not constitute a ground for the Parent and Merger Sub to refuse to consummate the Merger in accordance with Article VII.

Section 6.10         Public Announcements

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other in good faith before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or the rules and policies of NASDAQ, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in Company Recommendation in compliance with this Agreement.

Section 6.11         Stock Exchange Delisting

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the Shares and ADSs from NASDAQ and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

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Section 6.12         Takeover Statutes

If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.13         Available Cash

The Company shall take, or cause to be taken, and cause each Group Company to take, all actions and to do, or cause to be done (in each case, subject to applicable Laws), all things necessary to ensure that no later than the Funding Deadline, the aggregate amount in the Exchange Fund shall at least equal the Required Available Cash Amount so that the Surviving Company (at the direction of Parent) may fund the payment of the Merger Consideration out of the Exchange Fund at the Effective Time or, in the case of payments pursuant to Section 2.03(b), when ascertained.

Section 6.14         Alternative Financing

(a)          If the Company, upon the advice of outside counsel, reasonably and in good faith determines that all or any portion of the Available Cash cannot be deposited into the Exchange Fund by the Funding Deadline or all or any portion of the Available Cash deposited into the Exchange Fund cannot be released to fund the payment of the Merger Consideration in accordance with Section 2.04 and Section 2.03(b) (“Held Funds”), the Company shall immediately send a written notice to Parent (the “Alternative Financing Notice”) notifying Parent of such fact and the reasons therefor.

(b)          Upon the receipt of the Alternative Funding Notice, Parent shall then use its commercially reasonable efforts in arranging for alternative financing sources for the payment of the Merger Consideration (an “Alternative Financing”) as promptly as reasonably practicable. The parties shall discuss in good faith whether to delay the consummation of the Transactions, including the Merger, in such event.

(c)          In the event any Held Funds become available after the Merger Consideration is paid to holders of Shares and/or ADS holders from the Alternative Financing, such amounts shall be for the account of Parent, and holders of Shares and ADSs shall have no claim to any portion thereof.

Section 6.15         SAFE Registration

The Company shall as soon as practicable after the date hereof, (a) use its reasonable best efforts to assist in the preparation of applications to SAFE by shareholders of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules, including by promptly providing such shareholders with such information relating to the Group Companies as is required for such application, and (b) cause its Subsidiaries (to the extent applicable) to comply with the requirements of such SAFE rules.

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Section 6.16         Amendment to Parent Group Contracts

Without the Company’s prior written consent (which consent shall not unreasonably withheld, conditioned or delayed), (a) Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into any Contract or amend, modify, withdraw or terminate any Parent Group Contract or waive any rights thereunder in a manner that would individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions, and (b) Parent and Merger Sub shall not, and shall cause the members of the Parent Group not to, enter into or modify any Contract pursuant to which any director, officer or shareholder of the Company, or any of their respective Affiliates receives any consideration or other economic value from any person in connection with the Merger and the other Transactions that is not provided or expressly contemplated in the Parent Group Contracts.

Article VII

CONDITIONS TO THE MERGER

Section 7.01         Conditions to the Obligations of Each Party

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:

(a)          Shareholder Approval. This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect or is pending, proposed or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

(c)          Regulatory Approvals. Except for the approval of registration of the Plan of Merger to be issued by the Registrar of Companies of the Cayman Islands, all Required Governmental Authorizations, if any, shall have been obtained and be in full force and effect.

(d)          Consent of the Secured Creditors. Consent from all secured creditors of the Company, if any, for the consummation of the Merger shall have been obtained in accordance with Section 233(8) of the CICL and be in full force and effect.

Section 7.02         Conditions to the Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

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(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.03(a), Section 3.03(b) and Section 3.04, the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, constitute a Material Adverse Effect, and (ii) the representations and warranties set forth in Section 3.03(a), Section 3.03(b) and Section 3.04 shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)          Dissenting Shareholders. The holders of no more than 5% of the Shares shall have validly served a notice of dissent under Section 238(2) of the CICL.

(e)          Available Cash. The aggregate amount of Available Cash deposited in the Exchange Fund shall at least equal the Required Available Cash Amount, and the Company shall have delivered to Parent written evidence thereof in form and substance reasonably satisfactory to Parent and certified to be true and correct as of the Closing Date by the chief financial officer of the Company.

(f)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b), Section 7.02(c).

Section 7.03         Conditions to the Obligations of the Company

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

(b)          Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c)          Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03 and Section 7.02(b).

Section 7.04         Frustration of Closing Conditions

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article VIII

TERMINATION

Section 8.01         Termination by Mutual Consent

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent, Merger Sub and the Company (acting through the Special Committee) with the approval of their respective boards of directors.

Section 8.02         Termination by Either the Company or Parent

This Agreement may be terminated by either the Company (acting upon the unanimous recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a)          the Effective Time shall not have occurred on or before 11:59 p.m. (Hong Kong time) on March 31, 2017 (the “Termination Date”); or

(b)          any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order which, or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(c)          the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied.

Section 8.03         Termination by the Company

This Agreement may be terminated by the Company (acting upon the unanimous recommendation of the Special Committee) at any time prior to the Effective Time, if:

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(a)          a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02; or

(b)          (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date on which the Closing should have occurred pursuant to Section 1.02.

(c)          Prior to the receipt of the Requisite Company Vote, (i) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d), and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has complied in all respects with the requirements of Section 6.04 with respect to such Superior Proposal and/or Alternative Acquisition Agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub).

Section 8.04         Termination by Parent

This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

(a)          a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach would give rise to the failure of a condition set forth in Section 7.02 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.03; or

(b)          (i) the Company Board or any committee thereof shall have effected a Change in the Company Recommendation or (ii) the Company shall have entered into, or publicly announced its intention to enter into, an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement); or

(c)          (i) Parent shall have received an Alternative Financing Notice from the Company, and Parent shall have failed to obtain the necessary Alternative Financing within seven (7) days from receipt of such notice despite using its commercially reasonable efforts, (ii) Parent shall have received an Alternative Financing Notice that is untimely pursuant to Section 6.14(a), or (iii) Parent, upon the advice of outside counsel, reasonably and in good faith determines that all or any portion of the Held Funds cannot be released within seven (7) days after the proposed Closing Date to fund the payment of the Merger Consideration. For clarity, Parent may exercise this termination right at any time prior to the Closing notwithstanding the fact that all conditions to Closing may have been satisfied or waived.

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Section 8.05         Effect of Termination

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided that the terms of Section 6.03(c), Section 6.10, Article VIII and Article IX shall survive any termination of this Agreement.

Section 8.06         Expenses

All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, whether or not the Merger or any other Transaction is consummated.

Article IX

GENERAL PROVISIONS

Section 9.01         Non-Survival of Representations, Warranties and Agreements

The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the prompt payment of the Merger Consideration by the Parent and the agreements set forth in Article I, Article II, Section 6.04, Section 6.14 and this Article IX.

Section 9.02         Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Room 906, 9/F No.2, Lane 150, Sec. 5 Xinyi Road
Xinyi District
Taipei City 110
Taiwan (Republic of China)
Attention: Niccolo Chen
Facsimile: +886 939.990.195

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with copies (which shall not constitute notice) to:

K&L Gates, Solicitors
44/F Edinburgh Tower, The Landmark
15 Queen’s Road Central
Special Administrative Region of Hong Kong

Attention: Virginia Tam

Facsimile: +852 2511.9512

and to

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

United States of America

Attention: Christopher H. Cunningham

Facsimile: +1 206.370.6040

if to the Company:

Actions Semiconductor Co., Ltd.
No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone

Zhuhai, Guangdong, 519085

The People’s Republic of China
Attention: Nigel Liu
Facsimile: +86 756.339.2256

with a copy (which shall not constitute notice) to:

Jones Day
31/F Edinburgh Tower, The Landmark
15 Queen’s Road Central
Special Administrative Region of Hong Kong
Attention: Julian Lin
Facsimile: +852 2868.5871

Section 9.03         Certain Definitions

(a)          For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

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“Actions Zhuhai” means Actions (Zhuhai) Technology Co., Ltd., an indirect wholly owned subsidiary of the Company.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anticorruption Law” means Laws relating to antibribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time.

“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis in U.S. dollars in one or more U.S. dollar denominated bank accounts of the Company or its Subsidiaries opened at banks outside of the PRC, net of issued but uncleared checks and drafts, in each case immediately available and free of any Lien.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York, the Special Administrative Region of Hong Kong, Georgetown, Cayman Islands or Beijing, PRC.

“Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries.

“Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; (v) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (vi) any combination of the foregoing.

A-56

“Confidentiality Agreement” means the confidentiality agreement, dated June 30, 2016, by and between the Company and Parent, as amended and restated from time to time.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any applicable PRC national, provincial or local Law, U.S. federal, state or local Law or applicable Laws of any other jurisdiction, relating to (a) pollution, (b) the protection of human health and safety (including workplace health and safety) or the environment, including, without limitation, the storage, use, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, and (c) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“EPIP” means the Company’s Third Amended and Restated 2007 Equity Performance and Incentive Plan pursuant to which Unvested RSUs, Restricted ADSs and Options are granted.

“Equity Incentive Plans” means the EPIP and the ESOIP.

“Equity Securities” shall mean any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

“ESOIP” means Actions Zhuhai’s 2015 Employee Stock Ownership Incentive Plan pursuant to which Subsidiary RSUs and Subsidiary Options are granted.

“Excluded Shares” means, collectively, (i) Shares held by (or represented by ADSs which are held by) the Company or any of its Subsidiaries; and (ii) Shares (including Shares represented by ADSs) reserved (but not yet issued and allocated) by the Company for settlement upon exercise or vesting of any awards under the Equity Incentive Plans.

“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise).

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“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including without limitation (a) those listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil, (b) those that can cause harm to living organisms, human welfare, or the environment, (c) those whose presence, handling, or management requires registration, authorization, investigation or remediation under Environmental Laws and (d) any petroleum product or byproduct, asbestos containing material, polychlorinated biphenyl, radioactive material, lead, pesticides, natural gas and nuclear fuel.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Incentive Awards” means the Equity Securities that may be granted under the Equity Incentive Plans from time to time; as of the date of this Agreement, Incentive Awards include Unvested RSUs, Restricted ADSs and Options of the Company and Subsidiary RSUs and Subsidiary Options of Actions Zhuhai.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

A-58

“Intellectual Property” means all rights, anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(e); and (g) any and all other intellectual property or proprietary rights.

“knowledge” means, with respect to the Company or any other Group Companies, the knowledge, after due inquiry and investigation, of any of the following individuals: Mr. David Lee, Dr. Zhenyu Zhou, Mr. Shawn Li and Mr. Nigel Liu.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leasehold Improvements” shall mean all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by any Group Company, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other Third Party upon the expiration or termination of the Lease for such Leased Real Property.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

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“Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its Subsidiaries), is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially impair or delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that clause (a) shall not include any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof following or resulting from (i) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, (iv) changes in the financial, credit or other securities or capital markets, including changes in interest rates or foreign exchange rates, or in general economic, business, regulatory, legislative or political conditions, (v) any failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (vi) the announcement, pendency or consummation of the Transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company due to the identity of Parent, Merger Sub or its Affiliates or the execution, delivery or performance of this Agreement, the consummation of the Transactions or the announcement of any of the foregoing, (vii) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Sub or expressly required by this Agreement, (viii) changes in the market price of trading volume of the ADSs, or (ix) any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the Transactions; except, in the case of clause (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

“Option” means each option to purchase one or more Shares granted by the Company under the EPIP on or prior to Effective Date in accordance with the terms thereof.

“Owned Real Property” shall mean all real property and interests in real property, land use rights together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parent Group” means all: (a) Parent and Merger Sub, (b) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Parent or Merger Sub, (c) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub, or (d) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing; provided, however, that the Parent Group shall not include the Company, its subsidiaries, or any of their joint ventures.

A-60

“Permitted Liens” shall mean, with respect to each Owned Real Property and Leasehold Improvements (as the case may be): (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Restricted ADS” means each restricted ADS granted by the Company under the EPIP on or prior to the Effective Date that has not become vested on or prior to the Effective Date in accordance with the terms thereof.

“RSU” means an Unvested RSU or Vested RSU.

“Required Available Cash Amount” means Available Cash in an aggregate amount of not less than US$33,405,139.

“Required Governmental Authorizations” means all governmental franchises, licenses, permits, authorizations, approvals, certificates and agreements with Governmental Authorities, necessary to effect the Merger, if any.

“Rollover Shareholders” means each and all of the Shareholders of the Company identified in Annex A-1, who are parties to the Consortium Agreement.

“Rollover Shares” means the Shares (including Shares underlying ADSs) that are held by the Rollover Shareholders, which will, in accordance with the terms of the Plan of Merger, continue to exist after the Merger and shall become validly issued, fully paid and non-assessable ordinary shares in the Surviving Company.

“SAFE” means the State Administration of Foreign Exchange.

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“SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on and which became effective as of July 14, 2014.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005.

“SAFE Circular 78” means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007 and which became effective as of March 28, 2007.

“SAT” means the State Administration of Taxation.

“Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Committee” means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.

“Subsidiary” means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (c) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.

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“Subsidiary Option” means each option granted by Actions Zhuhai pursuant to the ESOIP on or prior to the Effective Date giving its holder the right to acquire one or move Subsidiary Phantom Shares in accordance with the terms thereof.

“Subsidiary Phantom Share” means each virtualized share issued by Actions Zhuhai representing the economic right in one share of Actions Zhuhai.

“Subsidiary RSU” means restricted stock unit granted by Actions Zhuhai pursuant to the ESOIP on or prior to the Effective Date that has not been vested on or prior to the Effective Date in accordance with the terms thereof; each unit gives its holder the right to receive one Subsidiary Phantom Share upon vesting.

“Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of 100% of the assets (on a consolidated basis), or 100% of the total voting power of the equity securities, of the Company that (a) provides for the payment of cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration and cash consideration per ADS to holders thereof that is in excess of the Per ADS Merger Consideration, and (b) the Company Board has determined in its good faith judgment, upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) solely from a financial point of view than the Transactions provided that no offer or proposal shall be deemed to be a “Superior Proposal” if (i) the offer or proposal is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries (other than the due diligence review or investigation based on public disclosure of the Company) by the party making the offer or proposal, (ii) any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder, or (iii) the consummation of the transactions contemplated by such offer or proposal is conditioned upon obtaining any consent or approval of a Governmental Authority or other third party that is not required pursuant to this Agreement as a condition to the closing of the Merger.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

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“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, social media identifiers, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.

“Unvested RSU” means each restricted Share unit granted by the Company under the EPIP on or prior to the Closing Date that has not become vested on or prior to the Closing Date in accordance with the terms thereof; each such unit gives its holder the right to receive a number of Shares set forth therein upon vesting.

“Vested RSU” means each restricted Share unit granted by the Company under the EPIP on or prior to the Closing Date that has become vested on or prior to the Closing Date in accordance with the terms thereof; the holder of each such unit is deemed to be the holder of the Shares set forth therein.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 3.10
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.14(b)
Alternative Financing Notice	Section 6.14(a)
Arbitrator	Section 9.09(b)
Bankruptcy and Equity Exception	Section 3.04(a)
Binding Order	Section 3.10
Change in the Company Recommendation	Section 6.04(c)
CICL	Section 1.01
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Owned Software	Section 3.14(f)
Company Real Property	Section 3.13(c)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Consortium Agreement	Section 4.10
Damages	Section 6.05(c)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)

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Defined Term	Location of Definition
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.18
Equity Awards	Section 3.03(b)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(b)
Financial Advisor	Section 3.04(c)
Funding Deadline	Section 2.04
Funding Shortfall	Section 2.04(b)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Held Funds	Section 6.14(a)
HKIAC	Section 9.09(b)
Improvements	Section 3.13(d)
Incentive Awards Data	Section 3.03(b)
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.04(d)
NASDAQ	Section 3.03(a)
Order	Section 7.01(b)
Parent	Preamble
Parent Group Contracts	Section 4.10
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plans	Section 3.11(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 6.01(a)
Record ADS Holders	Section 6.02(a)
Record Date	Section 6.02(a)
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(a)
Requisite Regulatory Approval	Section 4.04(b)
Rollover Shareholder Adverse Impact	Section 4.04
SAFE Rules and Regulations	Section 3.06(e)
Schedule 13E-3	Section 6.01(a)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(c)
Shares	Section 2.01(a)
Special Committee	Recitals
Superior Proposal Notice Period	Section 6.04(d)
Support Agreement	Recitals
Surviving Company	Section 1.01
Takeover Statute	Section 3.21
Termination Date	Section 8.02(a)
Trade Secrets	Section 3.14(g)

A-65

Defined Term	Location of Definition
Transactions	Recitals
Uncertificated Shares	Section 2.04(c)

Section 9.04         Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05         Interpretation

When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States dollars. All US$ amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

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Section 9.06         Entire Agreement; Assignment

This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.

Section 9.07         Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Options, Restricted ADSs, Unvested RSUs or Subsidiary RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08         Specific Performance

(a)          Subject to Section 9.08(b), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

(b)          Notwithstanding the foregoing, the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted, then the Closing will occur.

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(c)          Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.

Section 9.09         Governing Law; Dispute Resolution

(a)          This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b)          Subject to Section 9.08 and Section 9.09, any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be.

(c)          The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type, special or consequential damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award.

Section 9.10         Amendment.

This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

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Section 9.11         Waiver

At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee, (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12         Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

ACTIONS SEMICONDUCTOR CO., LTD.

By:	/s/ David Lee
Name:	LEE, Hsiang-Wei
Title:	Chairman of the Board

SUPERNOVA INVESTMENT LTD.

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo Chen)
Title:	Sole Director

STARMAN LIMITED

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo Chen)
Title:	Sole Director

Signature Page to the Merger Agreement

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SCHEDULE A

List of Group Companies

Name	Jurisdiction	Attributable Percentage Owned[1]	Group Shareholding Chain	Other Shareholders
Actions Semiconductor Co., Ltd. (“the Company”)	Cayman Islands	100%	N/A	N/A

Actions Semiconductor Co., Ltd.[2]	Republic of Mauritius	100%	Held directly by the Company	N/A
Actions Semiconductor Co., Ltd.[3]	Zhuhai, China	100%	Indirect interest held through Actions Semiconductor Co., Ltd. [Mauritius Subsidiary]	N/A
Actions (Zhuhai) Semiconductor Co., Ltd.	Zhuhai, China	100%	Indirect interest held through Actions Semiconductor Co., Ltd. [Zhuhai Subsidiary]	N/A
Shanghai Actions Semiconductor Co., Ltd.	Shanghai, China	100%	Indirect interest held through Actions (Zhuhai) Semiconductor Co., Ltd.	N/A
Actions Technology (HK) Co., Ltd.	Hong Kong SAR	100%	Indirect interest held through Actions (Zhuhai) Semiconductor Co., Ltd.	N/A

1 Refers to the Company’s ultimate beneficial interest.

2 This Group Company is a wholly owned subsidiary of the Company, but it shares the same name.

3 This Group Company is a wholly owned subsidiary of the Company, but it shares the same name.

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Name	Jurisdiction	Attributable Percentage Owned[1]	Group Shareholding Chain	Other Shareholders
Artek Microelectronics Co., Ltd. (HK)	Hong Kong SAR	100%	Indirect interest held through Actions (Zhuhai) Semiconductor Co., Ltd.	N/A
Artek Microelectronics Co., Ltd.	Shenzhen, China	100%	Indirect interest held through Artek Microelectronics Co., Ltd. (HK)	N/A
Actions (Zhuhai) Microelectronics Co., Limited	Zhuhai, China	100%	Indirect interest held through Actions (Zhuhai) Semiconductor Co., Ltd.	N/A
Actions Microelectronics Co., Ltd.	Hong Kong SAR	100%	Held directly by the Company	N/A
Actions Development (HK) Co., Ltd.	Hong Kong SAR	100%	Held directly by the Company	N/A
Actions Capital Investment Inc.	British Virgin Islands	100%	Held directly by the Company	N/A
Mavrix Technology Inc.	Cayman Islands	93.4%	Held directly as to 73.73% by the Company; Also indirect interest of 19.67% held through Actions Capital Investment Inc.	Remaining 6.6% interest held directly by certain individuals who are former employees of Mavrix Technology Inc.
Mavrix Technology (HK) Co., Ltd.	Hong Kong SAR	93.4%	Indirect interest held through Mavrix Technology Inc.	Indirect interests held by certain individuals who are former employees of Mavrix Technology Inc.
Shanghai Mavrix Technology Co., Ltd.	Shanghai, China	93.4%	Indirect interest held through Mavrix Technology (HK)., Ltd.	Indirect interests held by certain individuals who are former employees of Mavrix Technology Inc.

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ANNEX A-1

SHARES HELD OF RECORD BY THE ROLLOVER SHAREHOLDERS
AS OF THE DATE OF THE AGREEMENT

Rollover Shareholders	Shares	ADSs[4]	Total [5]
Supernova Investment Ltd.	13,072,634	0	13,072,634

Surrey Glory Investments Inc.	0	2,379,444	14,276,664

Tongtong Investment Holding Co., Ltd.	13,061,000	0	13,061,000

Perfectech Int’l Ltd.	13,069,237	0	13,069,237

Allpremier Investment Limited	12,986,442	0	12,986,442

Octovest International Holding Co., Ltd.	13,100,000	0	13,100,000

Ventus Corporation	12,450,000	0	12,450,000

Middlesex Holdings Corporation Inc	1,186,553	1,885,241	12,497,999

Rich Dragon Consultants Limited	12,540,000	0	12,540,000

Nutronics Technology Corporation	12,550,656	0	12,550,656

Uniglobe Securities Limited	13,128,371	0	13,128,371

New Essential Holdings Limited	3,600,000	0	3,600,000

Embona Holdings (Malaysia) Limited	4,800,000	0	4,800,000

Suffolk Dragon Ventures Ltd	12,732,622	0	12,732,622

Top Best Development Limited	11,532,623	0	11,532,623

4 One ADS evidences six (6) Shares.

5 In the form of Shares (including Shares underlying ADSs).

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ANNEX A-2

ORDINARY SHARES OF THE SURVIVING COMPANY TO BE HELD BY THE ROLLOVER SHAREHOLDERS IMMEDIATELY AFTER THE EFFECTIVE TIME

Rollover Shareholders	Total Ordinary Shares to be Held[6]
Supernova Investment Ltd.	13,072,634

Surrey Glory Investments Inc.	14,276,664

Tongtong Investment Holding Co., Ltd.	13,061,000

Perfectech Int’l Ltd.	13,069,237

Allpremier Investment Limited	12,986,442

Octovest International Holding Co., Ltd.	13,100,000

Ventus Corporation	12,450,000

Middlesex Holdings Corporation Inc	12,497,999

Rich Dragon Consultants Limited	12,540,000

Nutronics Technology Corporation	12,550,656

Uniglobe Securities Limited	13,128,371

New Essential Holdings Limited	3,600,000

Embona Holdings (Malaysia) Limited	4,800,000

Suffolk Dragon Ventures Ltd	12,732,622

Top Best Development Limited	11,532,623

6 Based on the assumption that each Rollover Shareholder will maintain beneficial ownership over the same number of Shares (including Shares underlying ADSs) held as of the date of this Agreement and will withdraw the Shares underlying all of the ADSs held after the date of this Agreement.

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ANNEX B

FORM OF VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) dated September 16, 2016 is entered into by and among Supernova Investment Ltd., a private company limited by shares incorporated under the laws of the Republic of Mauritius (“Parent”), Starman Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the other Rollover Shareholders named in the merger agreement and plan of merger dated September 12, 2016 (the “Merger Agreement”) among Parent, Merger Sub and Actions Semiconductor Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

WHEREAS, the Rollover Shareholders are parties to a consortium agreement dated May 18, 2016, as supplemented by a deed of adherence dated July 8, 2016 and a deed of adherence dated August 15, 2016 (as amended and supplemented from time to time, the “Consortium Agreement”), pursuant to which the Rollover Shareholders have agreed that Parent will be negotiating with the special committee of the board of directors of the Company on behalf of the Rollover Shareholders on the acquisition of the Company through a merger.

WHEREAS, as representative of the Rollover Shareholders, Parent has entered into the Merger Agreement, which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger and being owned by the Rollover Shareholders (including Parent) upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, each Rollover Shareholder beneficially owns the number of Shares set forth opposite the name of such Rollover Shareholder in Annex A-1 (such Shares, together with any other Shares (whether held beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the respective Rollover Shareholder’s obligations under this Agreement, being collectively referred to herein as such Rollover Shareholder’s “Rollover Shares”).

WHEREAS, in connection with the Merger, each of the Rollover Shareholders agrees and acknowledges that each Rollover Share will, at the Effective Time, continue to exist and automatically become one fully paid and non-assessable ordinary share, par value of $0.000001 each, of the Surviving Company, so that the issued share capital of the Surviving Company will consist solely of shares held by the Rollover Shareholders in the number set forth opposite their names in Annex A-2.

WHEREAS, as a condition and inducement to the willingness of the Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the other Rollover Shareholders (each, a “Supporting Shareholder”) to enter into this Agreement, and the Supporting Shareholders have confirmed with Parent that they will enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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Article X

Voting of Rollover Shares

Section 10.01         Voting Undertaking

At the Shareholders’ Meeting and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, each Rollover Shareholder shall appear at the meeting, in person or by proxy, or otherwise cause his or her Rollover Shares to be counted as present thereat for purposes of establishing a quorum, and he or she shall vote or consent (or cause to be voted or consented), in person or by proxy, all of his or her Rollover Shares:

(a)          in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and

(b)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Rollover Shareholder contained in this Agreement.

Section 10.02         No Revocation

Each Rollover Shareholder further affirms that the undertaking in Section 1.01 may under no circumstances be revoked.

Article XI

Ownership of Rollover Shares

Section 11.01         The Merger

Each Rollover Shareholder shall accept, in accordance with the terms of the Merger Agreement and by virtue of the Merger, that its Rollover Shares will, at the Effective Time, continue to exist and will automatically become one fully paid and non-assessable ordinary share, par value of $0.00001 each, of the Surviving Company.

Section 11.02         Other Actions

Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 1.01), each Rollover Shareholder shall not:

(a)          tender any Shares or other equity securities of the Company into any tender or exchange offer;

(b)          transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Shares or right or interest therein (any of the foregoing being referred to as a “Transfer”);

(c)          enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Shares;

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(d)          grant any proxy or power-of-attorney with respect to any of the Rollover Shares;

(e)          deposit any of the Rollover Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Rollover Shares; or

(f)          take any other action that would be inconsistent with, or would restrict, limit or interfere in any material respect with, the performance of any Rollover Shareholder’s obligations hereunder or the transactions contemplated hereby or under the Merger Agreement, including the Merger.

Each Rollover Shareholder agrees that any purported Transfer in violation of this Section 2.02 will be treated for all purposes as null and void.

Section 11.03         Notice of Ownership Changes

Each Rollover Shareholder shall promptly (and in any event within 24 hours) notify Parent of any new Shares with respect to which beneficial ownership is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and the Agreement shall hereto be deemed amended accordingly.

Section 11.04         No Exercise of Dissenting Rights

Each Rollover Shareholder waives and agrees not to exercise any right of appraisal, right to dissent or other similar right with respect to the Merger.

Section 11.05         Contracts in respect of the Shares

Each Supporting Shareholder shall not, directly or indirectly through its Affiliates, enter into any Contracts, arrangements or understandings with respect to the Rollover Shares or any other security of the Company with any other party.

Article XII

Representations and Warranties

Each Rollover Shareholder, severally and not jointly, hereby represents and warrants to the other parties that the following is true and correct as of the date hereof and will remain true and correct in all material respects throughout the term of this Agreement, as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date, and except for inaccuracies resulting from events beyond the control of such Rollover Shareholder (and in any case such Rollover Shareholder shall promptly inform the other parties of such inaccuracies):

Section 12.01         Ownership of Rollover Shares

(a)          Annex A-1 correctly sets forth the number of Shares that is beneficially owned (as such term is used in Rule 13e-3 promulgated under the Exchange Act) by such Rollover Shareholder;

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(b)          Such Rollover Shareholder owns such Rollover Shares free and clear of all Encumbrances;

(c)          Except as set forth in Annex A-1, such Rollover Shareholder does not beneficially own (as such term is used in Rule 13e-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other securities of, or any other economic interest (through derivative securities or otherwise) in the Company; and

(d)          Such Rollover Shareholder has the sole right to vote or direct the voting of such Rollover Shares and the sole power to demand dissenter rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Rollover Shares, with no limitations, qualifications or restrictions on such rights.

Section 12.02         Authority Relating to this Agreement

Such Rollover Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Transactions”). The execution and delivery of this Agreement by such Rollover Shareholder has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Rollover Shareholder are necessary to authorize this Agreement or to consummate the Merger Transactions. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder, and assuming due authorization, execution and delivery by such Rollover Shareholder, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 12.03         No Conflict

The execution and delivery of this Agreement by such Rollover Shareholder, the performance by such Rollover Shareholder of its obligations hereunder and, to such Rollover Shareholder’s knowledge and to the extent related to the Rollover Shares held by such Rollover Shareholder, the consummation of the Merger Transactions will not:

(a)          conflict with or violate the memorandum and articles of association of such Rollover Shareholder,

(b)          conflict with or violate any Law applicable to such Rollover Shareholder or by which any property or asset of such Rollover Shareholder is bound or affected, or

(c)          result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Rollover Shareholder pursuant to, any Contract or obligation to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected;

except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Merger Transactions by such Rollover Shareholder or be materially adverse to the ability of such Rollover Shareholder to perform its material obligations under this Agreement (an “Adverse Impact”).

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Section 12.04         Reliance by Parent and Merger Sub

Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 12.05         Required Filings and Consents

The execution and delivery of this Agreement by such Rollover Shareholder does not, and the performance of this Agreement by such Rollover Shareholder and, to such Rollover Shareholder’s knowledge and to the extent related to the Rollover Shares held by such Rollover Shareholder, the consummation of the Merger Transactions will not, require any consent, approval, authorization or permit of, or filing or notification to, any Governmental Authority (“Requisite Regulatory Approval”), except for any Requisite Regulatory Approval that would not, individually or in the aggregate, have an Adverse Impact.

Section 12.06         Brokers

No broker, finder, investment banker or similar intermediary is entitled to any brokerage, finders, investment banking or financial advisory fees or commissions or other similar payments, in connection with the Merger Transactions based upon arrangements made by or on behalf of such Rollover Shareholder.

Section 12.07         Absence of Litigation

There is no Action pending, or to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder that has or would reasonably be expected to be an Adverse Impact, and such Rollover Shareholder is subject to any Binding Order that has or would reasonably be expected to have an Adverse Impact.

Section 12.08         Solvency

Such Rollover Shareholder has not taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency Law. Such Rollover Shareholder is not and will not, as of the date hereof and after giving effect to the Merger Transactions, be Insolvent.

Section 12.09         Contracts with Other Rollover Shareholders

Except for the Consortium Agreement, the joint filing agreement relating to the filing of the Schedule 13D and subsequent amendments, this Agreement and, in the case of Parent, the Merger Agreement, such Rollover Shareholder is not a party, directly or indirectly through its Affiliates, to any Contracts, arrangements or understandings with respect to any security of the Company with any other party.

Article XIII

ACKNOWLEDGEMENTS; OTHER UNDERTAKINGS

Each Supporting Shareholder, severally and not jointly, hereby agrees with Parent and Merger Sub, and undertakes to the other parties the following:

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Section 13.01         Consortium Agreement

Each Supporting Shareholder acknowledges that the structure of the Merger contemplated under the Consortium Agreement has been modified so that no holding company will be formed by the Consortium, but that the Consortium Agreement will continue to be in effect and such Supporting Shareholder shall continue to comply with its obligations under the Consortium Agreement.

Section 13.02         Cooperation with Parent and Merger Sub

Each Supporting Shareholder shall cooperate with Parent and Merger Sub so that they could perform their obligations under the Merger Agreement effectively and without delay.

Section 13.03         Proxy Statement

Each Supporting Shareholder shall promptly furnish, upon Parent’s request, any information needed relating to itself and its Affiliates for express inclusion in the Proxy Statement (the “Furnished Information”) to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of the Merger Transactions by the shareholders of the Company. Such Supporting Shareholder hereby warrants that the Furnished Information will not, (i) on the date that the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Supporting Shareholder makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or information relating solely to Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 13.04         Non-Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans

In connection with the due diligence investigation of the Company by Parent as representative of the Rollover Shareholders, the Company has made available to Parent, and may continue to make available after the date hereof, certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective business and operations. Each Supporting Shareholder hereby acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which such Supporting Shareholder is familiar, and (b) such Supporting Shareholder has the option of making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to Parent (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans.

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Section 13.05         Independent Investigation

Parent, as representative of the Rollover Shareholders, has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries on behalf of the Supporting Shareholders, which investigation, review and analysis was performed by Parent through its Affiliates and Representatives. In entering into this Agreement, each Supporting Shareholder acknowledges that it has the option to make its own independent investigation, review and analysis.

Section 13.06         Further Assurance

Each Supporting Shareholder shall, promptly upon request of Parent or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be requested by Parent or Merger Sub in order to accomplish the purposes of this Agreement or the Merger Transactions.

Article XIV

TERMINATION

This Agreement and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is validly terminated in accordance with its terms and (b) the Effective Time.  Termination of this Agreement shall not relieve any Rollover Shareholder from liability for any breach hereof prior to such termination.

Article XV

Miscellaneous

Section 15.01         Amendment and Modification of this Agreement

This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the Company.

Article XVI

Governing Law

This Agreement shall be governed by, and construed in accordance with, the substantive laws of Hong Kong without regard to the conflicts of laws principles thereof.

Article XVII

Dispute Resolution

Section 17.01         Subject to Section 8.03, any claims, disputes, actions, and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by Section 8.02. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type, special, or consequential damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award.

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Section 17.02         Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 8.01, any party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 8.02 is only applicable to the seeking of interim injunctions and does not restrict the application of Section 8.03 in any way.

Section 17.03         Without prejudice to the rights and remedies otherwise available to any party, including the right to claim money damages for breach of any provision hereof, any party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

Article XVIII

Specific Performance

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Article XIX

Counterparts

This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party to the other parties.

Section 19.01         Notices

Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail to such address or facsimile number or email address as such party provides in the signature pages attached hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. Hong Kong time on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or email, shall be deemed received upon confirmation of delivery.

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Section 19.02         Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent that such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as it is enforceable.

Section 19.03         Entire Agreement

This Agreement, the Merger Agreement and other documents and instruments and other agreements as contemplated by or referred to herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Supporting Shareholders have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

PARENT:

SUPERNOVA INVESTMENT LTD.

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole director

Notice details

Address:

Email:

Facsimilie:

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MERGER SUB:

STARMAN LIMITED

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole director

Notice details

Address:

Email:

Facsimilie:

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SUPPORTING SHAREHOLDERS:

SURREY GLORY INVESTMENTS INC.

By:	/s/ CHANG, Yung-Sen
Name:	CHANG, Yung-Sen
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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TONGTONG INVESTMENT HOLDING CO., LTD.

By:	/s/ LEE, Yun-Chin
Name:	LEE, Yun-Chin
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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PERFECTECH INT’L LTD.

By:	/s/ Lewis Chi-Tak, LO
Name:	Lewis Chi-Tak, LO
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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ALLPREMIER INVESTMENT LIMITED

By:	/s/ MA Yingna
Name:	Ma Yingna
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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OCTOVEST INTERNATIONAL HOLDING CO., LTD.

By:	/s/ PAN, I-Ming
Name:	PAN, I-Ming (aka Robin PAN)
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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VENTUS CORPORATION

By:	/s/ TANG, Hsin
Name:	TANG, Hsin
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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MIDDLESEX HOLDINGS CORPORATION INC

By:	/s/ LIN, Yung-Chieh
Name:	LIN, Yung-Chieh
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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RICH DRAGON CONSULTANTS LIMITED

By:	/s/ Chang, Jr-Neng
Name:	Chang, Jr-Neng
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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NUTRONICS TECHNOLOGY CORPORATION

By:	/s/ LEE, Fu-Chi
Name:	LEE, Fu-Chi
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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UNIGLOBE SECURITIES LIMITED

By:	/s/ Chun Mei CHEN De Chang
Name:	Chun Mei CHEN De Chang
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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NEW ESSENTIAL HOLDINGS LIMITED

By:	/s/ CHANG Sui Gin
Name:	CHANG Sui Gin
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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EMBONA HOLDINGS (MALAYSIA) LIMITED

By:	/s/ YEH, Chia-Wen
Name:	YEH, Chia-Wen
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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SUFFOLK DRAGON VENTURES LTD

By:	/s/ CHEN, Shu-Lin
Name:	CHEN, Shu-Lin
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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TOP BEST DEVELOPMENT LIMITED

By:	/s/ YEH HSU, Li-Li
Name:	YEH HSU, Li-Li
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

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ANNEX A-1

SHARES HELD OF RECORD BY THE ROLLOVER SHAREHOLDERS
AS OF THE DATE OF THE AGREEMENT

Rollover Shareholders	Shares	ADSs[7]	Total [8]

Supernova Investment Ltd.	13,072,634	0	13,072,634

Surrey Glory Investments Inc.	0	2,379,444	14,276,664

Tongtong Investment Holding Co., Ltd.	13,061,000	0	13,061,000

Perfectech Int’l Ltd.	13,069,237	0	13,069,237

Allpremier Investment Limited	12,986,442	0	12,986,442

Octovest International Holding Co., Ltd.	13,100,000	0	13,100,000

Ventus Corporation	12,450,000	0	12,450,000

Middlesex Holdings Corporation Inc	1,186,553	1,885,241	12,497,999

Rich Dragon Consultants Limited	12,540,000	0	12,540,000

Nutronics Technology Corporation	12,550,656	0	12,550,656

Uniglobe Securities Limited	13,128,371	0	13,128,371

New Essential Holdings Limited	3,600,000	0	3,600,000

Embona Holdings (Malaysia) Limited	4,800,000	0	4,800,000

Suffolk Dragon Ventures Ltd	12,732,622	0	12,732,622

Top Best Development Limited	11,532,623	0	11,532,623

7 One ADS evidences six (6) Shares.

8 In the form of Shares (including Shares underlying ADSs).

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ANNEX A-2

ORDINARY SHARES OF THE SURVIVING COMPANY TO BE HELD BY THE ROLLOVER SHAREHOLDERS IMMEDIATELY AFTER THE EFFECTIVE TIME

Rollover Shareholders	Total Ordinary Shares to be Held[9]

Supernova Investment Ltd.	13,072,634

Surrey Glory Investments Inc.	14,276,664

Tongtong Investment Holding Co., Ltd.	13,061,000

Perfectech Int’l Ltd.	13,069,237

Allpremier Investment Limited	12,986,442

Octovest International Holding Co., Ltd.	13,100,000

Ventus Corporation	12,450,000

Middlesex Holdings Corporation Inc	12,497,999

Rich Dragon Consultants Limited	12,540,000

Nutronics Technology Corporation	12,550,656

Uniglobe Securities Limited	13,128,371

New Essential Holdings Limited	3,600,000

Embona Holdings (Malaysia) Limited	4,800,000

Suffolk Dragon Ventures Ltd	12,732,622

Top Best Development Limited	11,532,623

9 Based on the assumption that each Rollover Shareholder will maintain beneficial ownership over the same number of Shares (including Shares underlying ADSs) held as of the date of this Agreement and will withdraw the Shares underlying all of the ADSs held after the date of this Agreement.

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ANNEX C

PLAN OF MERGER

THIS PLAN OF MERGER is made on      , 2016.

BETWEEN

(1)         Starman Limited, an exempted company incorporated under the laws of the Cayman Islands on September 6, 2016, with company number 314755 and its registered office situated at the offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands (“Merger Sub”); and

(2)         Actions Semiconductor Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands on July 27, 2005, with company number 151706 and its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)          Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of September 12, 2016 among Supernova Investment Ltd., Merger Sub and the Company, a copy of which is attached as Appendix I1 to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”), pursuant to which the Merger Sub will merge with and into the Company and cease to exist and the Surviving Company will continue as the surviving company in the Merger.

(b)          This Plan of Merger is made in accordance with Section 233 of the Companies Law.

(c)          Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.          The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

1 Intentionally omitted.

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NAME OF THE SURVIVING COMPANY

2.          The name of the surviving company (as defined in the Companies Law) shall be Actions Semiconductor Co., Ltd.

REGISTERED OFFICE

3.          The Surviving Company shall have its registered office at Maple Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.          Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into ordinary shares of US$1 par value per share, of which one (1) share has been issued.

5.          Immediately prior to the Effective Date the authorized share capital of the Company was US$2,000 divided into 2,000,000,000 ordinary shares of US$0.000001 par value per share, of which 265,788,736 ordinary shares have been issued fully paid.

6.          The authorized share capital of the Surviving Company shall be US$2,000 divided into 2,000,000,000 ordinary shares of US$0.000001 par value per share.

7.          On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a)          Each Share issued and outstanding immediately prior to the Effective Date (other than the Rollover Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADS) shall be cancelled in exchange for the right to receive from the Surviving Company (at the direction of Parent) the Per Share Merger Consideration.

(b)          Each ADS issued and outstanding immediately prior to the Effective Date (other than ADSs representing the Rollover Shares and the Excluded Shares) shall be cancelled in exchange for the right of the holder of such ADSs to receive from the Depositary the Per ADS Merger Consideration, and all Shares represented by such ADSs shall be cancelled in exchange for the right of the Depositary, as the holder of such Shares, to receive from the Surviving Company (at the direction of Parent) an amount in cash equal to the Per ADS Merger Consideration for every six (6) Shares represented by each one ADS.

(c)          Each Excluded Share and ADS representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Date, shall be cancelled without payment of any consideration or distribution therefor.

(d)          Each Rollover Share issued and outstanding immediately prior to the Effective Date, shall continue to exist and shall automatically become one validly issued, fully paid and nonassessable ordinary share, par value US$0.000001 each, in the Surviving Company, without payment of any consideration or distribution therefor; as a result, the issued and outstanding share capital of the Surviving Company shall consist solely of Shares held by the Rollover Shareholders.

(e)          Each of the Dissenting Shares shall be cancelled and cease to exist, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Companies Law.

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(f)          Each Option and Vested RSU issued and outstanding prior to the Effective Time shall be cancelled in accordance with Section 2.02 of the Agreement and thereafter represent only the right to receive the applicable payment set forth in Section 2.02 of the Agreement;

(g)          Each Unvested RSU issued and outstanding prior to the Effective Time shall become the contingent right to receive, in lieu of ADSs, validly issued, fully paid and non-assessable ordinary shares, par value US$0.000001 each, in the Surviving Company under the terms of the agreement between the Company and the holder that was in effect immediately prior to the Effective Time;

(h)          Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Date shall be cancelled without payment of any consideration or distribution therefor.

8.          On the Effective Date, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II2 to this Plan of Merger.

EFFECTIVE DATE

9.          The Merger shall take effect on (the “Effective Date”).

PROPERTY

10.         On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.         The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.         There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.         The names and addresses of the directors of the Surviving Company are as follows:

2 Appendix II is to be agreed between the parties after the date of this Agreement.

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NAME	ADDRESS

SECURED CREDITORS

14.         (a)            Merger Sub has no secured creditors and has not granted any fixed or floating security interests as at the date of this Plan of Merger; and

(b)          Other than DBS Bank (or its affiliated entity) to whom it has pledged certain deposits as security for a loan facility and from which consent to the consummation of the Merger has been obtained, the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.         This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.

APPROVAL AND AUTHORIZATION

16.         This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to Section 233(3) of the Companies Law.

17.         This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to Section 233(6) of the Companies Law.

COUNTERPARTS

18.         This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.         This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Starman Limited:

[Name]
Director

For and on behalf of Actions Semiconductor Co., Ltd

[Name]
Director

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ANNEX B

September 12, 2016

The Special Committee of the Board of Directors of Actions Semiconductor Co., Ltd

No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone

Zhuhai, Guangdong, 519085

The People’s Republic of China

Dear Members of the Special Committee:

We understand that Supernova Investment Ltd. (“Parent”), Starman Limited, a wholly owned subsidiary of Parent (“Merger Sub”), and Actions Semiconductor Co., Ltd (the “Company”) propose to enter into the Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and (a) each issued and outstanding ordinary share, par value $0.000001 per share, of the Company (each, a “Share”, and collectively, the “Shares”), other than Excluded Shares (as defined below), shall be cancelled and cease to exist in consideration for the right to receive $0.366 in cash per Share without interest (the “Per Share Merger Consideration”), and (b) each issued and outstanding American Depositary Share, representing six (6) Shares (the “ADSs”), other than ADSs representing Excluded Shares, shall be cancelled in exchange for the right to receive $2.20 in cash per ADS without interest, pursuant to the terms and conditions set forth in the Agreement and the Deposit Agreement (as defined in the Agreement) (the “Per ADS Merger Consideration”). “Excluded Shares” shall mean (i) the Rollover Shares (as defined in the Agreement), (ii) Shares held by (or represented by ADSs which are held by) the Company or any of its Subsidiaries (as defined in the Agreement), (iii) Shares (including Shares represented by ADSs) reserved (but not yet issued and allocated) by the Company for settlement upon exercise or vesting of any awards under the Equity Incentive Plans (as defined in the Agreement), and (iv) the Dissenting Shares (as defined in the Agreement).

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (this “Opinion”) to the Committee as to whether, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Transaction by holders of the Shares and ADSs, as applicable (in each case, other than holders of the Excluded Shares, including Excluded Shares represented by ADSs), is fair, from a financial point of view, to such holders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the execution version dated September 12, 2016 of the Agreement and Plan of Merger to be entered into among Parent, Merger Sub and the Company (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the calendar years ending 2016 through 2020;

B-1

4.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	reviewed a liquidation analysis prepared by the management of the Company based on the Company’s consolidated balance sheet as of July 31, 2016 (the “Liquidation Analysis”); and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Further, management of the Company has advised us that (i) the financial projections provided to us are the only projections prepared by management of the Company (or any affiliated entity) in connection with the Transaction, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the Transaction, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the Transaction, and the Committee has received all projections and/or similar information that have been received by any other party involved in the Transaction.

We have relied upon and assumed, with the consent of the Committee, that the Liquidation Analysis, including the underlying assumptions as to the recovery rate of the Company’s assets and liabilities, its contractual obligations and estimated wind down charges, were reasonably prepared based on the best currently available estimates and judgments as to the matters covered thereby. It was represented to us, and we have relied upon and assumed, with the consent of the Committee, that there are no other businesses, operations, assets or properties of the Company, off balance sheet or otherwise, or liabilities or obligations of the Company (whether fixed, contingent or otherwise) that have been or are expected to be settled, assumed, guaranteed or discharged by any third party, that could reasonably be expected to be for the benefit of the Company, other than those disclosed to us or set forth in the Liquidation Analysis and the financial projections.

We understand that holders of the Rollover Shares have indicated that they are only willing to consider entering into an agreement with Parent and amongst themselves in relation to the Transaction and have no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto.

As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction and this Opinion does not purport to address potential developments in any such markets.

B-2

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation other than the Liquidation Analysis. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Committee (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

B-3

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Share Merger Consideration, the Per ADS Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Transaction by holders of the Shares and ADSs, as applicable (in each case, other than holders of the Excluded Shares, including Excluded Shares represented by ADSs), is fair, from a financial point of view, to such holders.

Very truly yours,

HOULIHAN LOKEY (CHINA) LIMITED

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ANNEX C

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238

238.	Rights of Dissenter

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within 20 days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

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(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within 10 days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX D

1.	Directors and Executive Officers of the Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its principal business address at No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, the People’s Republic of China. The telephone number of the Company's principal executive office is (86-756) 339-2353. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below:

Name	Business Address	Present Principal Employment	Citizenship
Lee, Hsiang-Wei (David)	*	Director, Chairman of the Board of the Company	Republic of China
Yeh, Nan-Horng	*	Director of the Company	Republic of China
Lin, Yu-Hsin Casper (1)	*	Director of the Company	Republic of China
Chen, Chin-Hsin (Fred) (1)	*	Director of the Company	Republic of China
Huang, Jun-Tse (Walter) (1)	*	Director of the Company	Republic of China
Zhou, Zhenyu	*	Chief Executive Officer of the Company	United States
Liu, I-Hung (Nigel)	*	Chief Financial Officer of the Company	Republic of China

*	c/o Actions Semiconductor Co., Ltd., No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, the People’s Republic of China

(1)	Member of each of the audit committee, compensation committee and nominations committee

During the last five years, none of the Company or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Merger Sub

Starman Limited, or Merger Sub, is an exempted company incorporated under the laws of the Cayman Islands. Merger Sub's registered office is situated at the offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands and its telephone number is (886) 227 585 565 ext. 511.

The name, business address, present principal employment and citizenship of the sole director of Merger Sub is set forth below. Merger Sub does not have any executive directors.

Name	Business Address	Present Principal Employment	Citizenship
Chen, Hsuan-Wen (a.k.a. Niccolo Chen)	*	Technology Consultant, Globaltec Management Consulting Corp.	Republic of China

*	Room 906, 9F., No. 2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China)

During the last five years, none of Merger Sub or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Merger Sub is a wholly owned subsidiary of, and controlled by, Parent. A description of Parent is provided below and incorporated herein by reference.

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3.	Directors and Executive Officers of Parent

Supernova Investment Ltd., or Parent, is a private company limited by shares incorporated under the laws of the Republic of Mauritius. Parent's business address is Room 906, 9F. No.2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China) and its telephone number is (886) 227 585 565 ext. 511. Parent is an investment holding company that owns 13,072,634 Shares in the Company.

The name, business address, present principal employment and citizenship of the sole director of Parent is set forth below. Parent does have any executive officers.

Name	Business Address	Present Principal Employment (and Five Year Employment History, if applicable)	Citizenship
Chen, Hsuan-Wen (a.k.a. Niccolo Chen)	*	Technology Consultant, Globaltec Management Consulting Corp.	Republic of China

*	c/o Supernova Investment Ltd., Room 906, 9F., No. 2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China)

During the last five years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Parent is currently owned 100% by Mr. Chen, Hsuan-Wen (a.k.a. Niccolo Chen).

4.	Directors and Executive Officers of Surrey Glory Investments Inc.

Surrey Glory Investments Inc., or Surrey Glory, is an international business company incorporated under the laws of the British Virgin Islands. Surrey Glory’s business address is Room 906, 9F. No.2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China). Its telephone number is (886) 227 230 099 ext. 81233 Surrey Glory is an investment holding company that owns 2,379,444 ADSs in the Company.

The name, business address, principal occupation and citizenship of the sole director of Surrey Glory are set forth below. Surrey Glory does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
CHANG Yung Sen	*	Entrepreneur	Republic of China

*	c/o Surrey Glory Investments Inc., Room 906, 9F., No. 2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China)

During the last five years, none of Surrey Glory or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Surrey Glory is currently owned 100% by Mr. CHANG Yung Sen.

5.	Directors and Executive Officers of Tongtong Investment Holding Co., Ltd.

Tongtong Investment Holding Co., Ltd., or Tongtong, is a private company limited by shares incorporated under the laws of the Republic of Mauritius. Tongtong’s business address is Room 906, 9F. No.2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China). Its telephone number is (886) 227 230 099 ext. 81233 Tongtong is an investment holding company that owns 13,061,000 Shares in the Company.

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The name, business address, principal occupation and citizenship of each director of Tongtong are set forth below. Tongtong does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
LEE, Yun-Chin	*	Entrepreneur	Republic of China

*	c/o Tongtong Investment Holding Co., Ltd., Room 906, 9F., No. 2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China)

During the last five years, none of Tongtong or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Tongtong is currently owned 100% by Mr. LEE, Yun-Chin.

6.	Directors and Executive Officers of Perfectech Int’l Ltd.

Perfectech Int’l Ltd., or Perfectech, is a private company limited by shares incorporated under the laws of the Republic of Mauritius. Perfectech’s business address is Room 906, 9F. No.2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China). Its telephone number is (886) 227 230 099 ext. 81233 Perfectech is an investment holding company that owns 13,069,237 Shares in the Company.

The name, business address, principal occupation and citizenship of the sole director of Perfectech are set forth below. Perfectech does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Lewis Chi-Tak LO	*	Entrepreneur	United Kingdom

*	c/o Perfectech Int’l Ltd., Room 906, 9F., No. 2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China)

During the last five years, none of Perfectech or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Perfectech is currently owned 100% by Mr. Lewis Chi-Tak LO.

7.	Directors and Executive Officers of Allpremier Investment Limited

Allpremier Investment Limited, or Allpremier, is a BVI business company incorporated under the laws of the British Virgin Islands. Allpremier’s business address is Room 906, 9F. No.2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China). Its telephone number is (886) 227 230 099 ext. 81233 Allpremier is an investment holding company that owns 12,986,442 Shares in the Company.

The name, business address, principal occupation and citizenship of each director of Allpremier are set forth below. Allpremier does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
MA Yingna	*	Entrepreneur	People’s Republic of China

*	c/o Allpremier Investment Limited, Room 906, 9F., No. 2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China)

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During the last five years, none of Allpremier or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Allpremier is currently owned 100% by Ms. MA Yingna.

8.	Directors and Executive Officers of Octovest International Holding Co., Ltd.

Octovest International Holding Co., Ltd., or Octovest, is a private company limited by shares incorporated under the laws of the Republic of Mauritius. Octovest’s business address is Room 906, 9F. No.2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China). Its telephone number is (886) 3578 0211ext. 11313 Octovest is an investment holding company that owns 13,100,000 Shares in the Company.

The name, business address, principal occupation and citizenship of each director of Octovest are set forth below. Octovest does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Pan, I-Ming (a.k.a. Robin Pan)	*	Entrepreneur	Republic of China

*	c/o Octovest International Holding Co., Ltd., Room 906, 9F., No. 2, Lane 150, Sec. 5, Xinyi Rd., Xinyi District, Taipei City 110, Taiwan (Republic of China)

During the last five years, none of Octovest or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Octovest is currently owned 100% by Mr. PAN, I-Ming (a.k.a. Robin PAN).

9.	Directors and Executive Officers of Ventus Corporation

Ventus Corporation, or Ventus, is an international business company incorporated under the laws of Belize. Ventus’s business address is 10F-3, No. 882, Sec. 2, Guangfu Road, East District, HsinChu City, Taiwan (Republic of China). Its telephone number is (886) 3578 0211 ext. 11313 Ventus is an investment holding company that owns 12,450,000 Shares in the Company.

The name, business address, principal occupation and citizenship of each director of Ventus are set forth below. Ventus does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
TANG Hsin	*	Entrepreneur	Republic of China

*	c/o Ventus Corporation, 10F-3, No. 882, Sec. 2, Guangfu Road, East District, HsinChu City, Taiwan (Republic of China)

During the last five years, none of Ventus or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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Ventus is currently owned 100% by Mr. TANG Hsin.

10.	Directors and Executive Officers of Middlesex Holdings Corporation Inc

Middlesex Holdings Corporation Inc, or Middlesex, is an international business company incorporated under the laws of the British Virgin Islands. Middlesex’s business address is No. 9, Ln. 456, Sec. 2, Chenggong Rd., Neihu Dist., Taipei City 114, Taiwan (Republic of China). Its telephone number is (886) 3578 0211 ext. 11313 Middesex is an investment holding company that owns 1,186,553 Shares and 1,885,241 ADSs in the Company.

The name, business address, principal occupation and citizenship of the sole director of Middlesex are set forth below. Middlesex does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
LIN, Yung-Chieh	*	Entrepreneur	Republic of China

*	c/o Middlesex Holdings Corporation Inc, No. 9, Ln. 456, Sec. 2, Chenggong Rd., Neihu Dist., Taipei City 114, Taiwan (Republic of China).

During the last five years, none of Middlesex or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Middlesex is currently owned 100% by Mr. LIN, Yung-Chieh.

11.	Directors and Executive Officers of Rich Dragon Consultants Limited

Rich Dragon Consultants Limited, or Rich Dragon, is an international business company incorporated under the laws of the British Virgin Islands. Rich Dragon’s business address is 13F, No. 88, Sec. 1, Liujia 1st Rd., Zhubei City, Hsinchu County 302, Taiwan (Republic of China). Its telephone number is (886) 3578 0211 ext. 11313 Rich Dragon is an investment holding company that owns 12,540,000 Shares in the Company.

The name, business address, principal occupation and citizenship of the sole director of Rich Dragon are set forth below. Rich Dragon does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
CHANG Jr-Neng	*	Entrepreneur	Republic of China

*	c/o Rich Dragon Consultants Limited, 13F, No. 88, Sec. 1, Liujia 1st Rd., Zhubei City, Hsinchu County 302, Taiwan (Republic of China)

During the last five years, none of Rich Dragon or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Rich Dragon is currently owned 100% by Mr. CHANG Jr-Neng.

D-5

12.	Directors and Executive Officers of Nutronics Technology Corporation

Nutronics Technology Corporation, or Nutronics, is an international business company incorporated under the laws of the British Virgin Islands. Nutronics’ business address is 1 Dunn Road, Panmure, Auckland 1072, New Zealand. Its telephone number is (886) 3578 0211 ext. 11313 Nutronics is an investment holding company that owns 12,550,656 Shares in the Company.

The name, business address, principal occupation and citizenship of each director of Nutronics are set forth below. Nutronics does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
LEE Fu Chi	*	Entrepreneur	New Zealand

*	c/o Nutronics Technology Corporation, 1 Dunn Road, Panmure, Auckland 1072, New Zealand

During the last five years, none of Nutronics or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Nutronics is currently owned 100% by Mr. LEE Fu Chi.

13.	Directors and Executive Officers of Uniglobe Securities Limited

Uniglobe Securities Limited, or Uniglobe, is a BVI business company incorporated under the laws of the British Virgin Islands. Uniglobe’s business address is No. 70, Hatuey Street, Los Maestros City, Santo Domingo, Dominican Republic. Its telephone number is (886) 227 230 099 ext. 81233 Uniglobe is an investment holding company that owns 13,128,371 Shares in the Company.

The name, business address, principal occupation and citizenship of the sole director of Uniglobe are set forth below. Uniglobe does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Chun Mei CHEN De Chang	*	Entrepreneur	Dominican Republic

*	c/o Uniglobe Securities Limited, No. 70, Hatuey Street, Los Maestros City, Santo Domingo, Dominican Republic

During the last five years, none of Uniglobe or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Uniglobe is currently owned 100% by Mr. Chun Mei CHEN De Chang.

14.	Directors and Executive Officers of New Essential Holdings Limited

New Essential Holdings Limited, or New Essential, is a BVI business company incorporated under the laws of the British Virgin Islands. New Essential’s business address is Hatuey Case, 70 Los Maestros, Santo Domingo, Dominican Republic. Its telephone number is (886) 287 882 236 ext. 581 New Essential is an investment holding company that owns 3,600,000 Shares in the Company.

The name, business address, principal occupation and citizenship of the sole director of New Essential are set forth below. New Essentials does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
CHANG Sui Gin	*	Entrepreneur	Dominican Republic

*	c/o New Essential Holdings Limited, Hatuey Case, 70 Los Maestros, Santo Domingo, Dominican Republic

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During the last five years, none of New Essential or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

New Essential is currently owned 100% by Mr. CHANG Sui Gin.

15.	Directors and Executive Officers of Embona Holdings (Malaysia) Limited

Embona Holdings (Malaysia) Limited, or Embona Malaysia, is a company limited by shares incorporated under the laws of Malaysia. Embona’s business address is No.15, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China). Its telephone number is (886) 287 882 236 ext. 581 Embona Malaysia is an investment holding company that owns 4,800,000 Shares in the Company.

The name, business address, principal occupation and citizenship of the sole director of Embona Malaysia are set forth below. Embona Malaysia does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
YEH, Chia-Wen	*	Entrepreneur	Republic of China

*	c/o Embona Holdings (Malaysia) Limited, No.15, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China)

During the last five years, none of Embona Malaysia or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Embona Malaysia is currently owned 100% by Embona Holdings Limited. A description of Embona Holdings Limited is provided below and incorporated herein by reference.

16.	Directors and Executive Officers of Suffolk Dragon Ventures Ltd

Suffolk Dragon Ventures Ltd, or Suffolk, is an international business company incorporated under the laws of the British Virgin Islands. Suffolk’s business address is No.19, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China). Its telephone number is (886) 287 882 236 ext. 581 Suffolk is an investment holding company that owns 12,732,622 Shares in the Company.

The name, business address, principal occupation and citizenship of the sole director of Suffolk are set forth below. Suffolk does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
CHEN, Shu-Lin	*	Entrepreneur	Republic of China

*	c/o Suffolk Dragon Ventures Ltd, No.19, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China)

During the last five years, none of Suffolk or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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Suffolk is currently owned 100% by Good Turn Limited. A description of Good Turn Limited is provided below and incorporated herein by reference.

17.	Directors and Executive Officers of Top Best Development Limited

Top Best Development Limited, or Top Best, is an international business company incorporated under the laws of the British Virgin Islands. Top Best’s business address is No.15, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China). Its telephone number is (886) 287 882 236 ext. 581 Top Best is an investment holding company that owns 11,532,623 Shares in the Company.

The name, business address, principal occupation and citizenship of the sole director of Top Best are set forth below. Top Best does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
YEH HSU, Li-Li	*	Entrepreneur	Republic of China

*	c/o Top Best Development Limited, No.15, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China)

During the last five years, none of Top Best or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Top Best is currently owned 100% by Peakford International Co., Ltd. A description of Peakford International Co., Ltd. is provided below and incorporated herein by reference.

18.	Directors and Executive Officers of Embona Holdings Limited

Embona Holdings Limited, or Embona, is a BVI business company incorporated under the laws of the British Virgin Islands. Embona’s business address is No.15, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China). Embona is an investment holding company that owns 100% of the shares in Embona Malaysia.

The name, business address, principal occupation and citizenship of the sole director of Embona are set forth below. Embona does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
YEH, Chia-Wen	*	Entrepreneur	Republic of China

*	c/o Embona Holdings (Malaysia) Limited, No.15, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China)

During the last five years, none of Embona or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Embona is currently owned 100% by Peakford International Co., Ltd. A description of Peakford International Co., Ltd. is provided below and incorporated herein by reference.

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19.	Directors and Executive Officers of Good Turn Limited

Good Turn Limited, or Good Turn, is a BVI business company incorporated under the laws of the British Virgin Islands. Good Turn’s business address is No.19, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China). Good Turn is an investment holding company that owns 100% of the shares in Embona Malaysia.

The name, business address, principal occupation and citizenship of the sole director of Good Turn are set forth below. Good Turn does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
CHEN, Shu-Lin	*	Entrepreneur	Republic of China

*	c/o Good Turn Limited, No.19, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China)

During the last five years, none of Good Turn or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Good Turn has five individual shareholders, each of whom has a 20% shareholding interest in Good Turn. The name, business address, principal occupation and citizenship of each shareholder of Good Turn are set forth below.

Name	Business Address	Principal Occupation	Citizenship
YEH, Po-Len	*	Entrepreneur	Republic of China
CHEN, Shu-Lin	*	Entrepreneur	Republic of China
YEH, Yi-Chen (a.k.a. Angela Y.C. Yeh)	*	Business Management	Republic of China
YEH, Yen-Hsi	*	Business Management	Republic of China
YEH, Wei-His	*	Student	Republic of China

*	c/o Good Turn Limited, No.19, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China)

20.	Directors and Executive Officers of Peakford International Co., Ltd.

Peakford International Co., Ltd., or Peakford, is a BVI business company incorporated under the laws of the British Virgin Islands. Peakford’s business address is No.15, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China). Peakford is an investment holding company that owns 100% of the shares in Embona and in Top Best.

The name, business address, principal occupation and citizenship of the sole director of Peakford are set forth below. Peakford does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
YEH HSU, Li-Li	*	Entrepreneur	Republic of China

*	c/o Peakford International Co., Ltd., No.15, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China)

During the last five years, none of Peakford or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Peakford has five individual shareholders, each of whom has a 20% shareholding interest in Peakford. The name, business address, principal occupation and citizenship of each shareholder of Peakford are set forth below.

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Name	Business Address	Principal Occupation	Citizenship
YEH, Chia-Wen	*	Entrepreneur	Republic of China
YEH HSU, Li-Li	*	Entrepreneur	Republic of China
YEH, Ming-Han	*	Research and Development	Republic of China
YEH, Bo-Chun	*	Business Management	Republic of China
YEH, Wei-Yen	*	Student	Republic of China

*	c/o Peakford International Co., Ltd., No.15, Lane 342, Sec. 2, Jhihshan Rd., Shihlin District, Taipei City 111, Taiwan (Republic of China)

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ANNEX E

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) dated September 16, 2016 is entered into by and among Supernova Investment Ltd., a private company limited by shares incorporated under the laws of the Republic of Mauritius (“Parent”), Starman Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the other Rollover Shareholders named in the merger agreement and plan of merger dated September 12, 2016 (the “Merger Agreement”) among Parent, Merger Sub and Actions Semiconductor Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

WHEREAS, the Rollover Shareholders are parties to a consortium agreement dated May 18, 2016, as supplemented by a deed of adherence dated July 8, 2016 and a deed of adherence dated August 15, 2016 (as amended and supplemented from time to time, the “Consortium Agreement”), pursuant to which the Rollover Shareholders have agreed that Parent will be negotiating with the special committee of the board of directors of the Company on behalf of the Rollover Shareholders on the acquisition of the Company through a merger.

WHEREAS, as representative of the Rollover Shareholders, Parent has entered into the Merger Agreement, which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger and being owned by the Rollover Shareholders (including Parent) upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, each Rollover Shareholder beneficially owns the number of Shares set forth opposite the name of such Rollover Shareholder in Annex A-1 (such Shares, together with any other Shares (whether held beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the respective Rollover Shareholder’s obligations under this Agreement, being collectively referred to herein as such Rollover Shareholder’s “Rollover Shares”).

WHEREAS, in connection with the Merger, each of the Rollover Shareholders agrees and acknowledges that each Rollover Share will, at the Effective Time, continue to exist and automatically become one fully paid and non-assessable ordinary share, par value of $0.000001 each, of the Surviving Company, so that the issued share capital of the Surviving Company will consist solely of shares held by the Rollover Shareholders in the number set forth opposite their names in Annex A-2.

WHEREAS, as a condition and inducement to the willingness of the Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the other Rollover Shareholders (each, a “Supporting Shareholder”) to enter into this Agreement, and the Supporting Shareholders have confirmed with Parent that they will enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I

Voting of Rollover Shares

Section 1.01         Voting Undertaking

At the Shareholders’ Meeting and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, each Rollover Shareholder shall appear at the meeting, in person or by proxy, or otherwise cause his or her Rollover Shares to be counted as present thereat for purposes of establishing a quorum, and he or she shall vote or consent (or cause to be voted or consented), in person or by proxy, all of his or her Rollover Shares:

(a)          in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and

(b)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Rollover Shareholder contained in this Agreement.

Section 1.02         No Revocation

Each Rollover Shareholder further affirms that the undertaking in Section 1.01 may under no circumstances be revoked.

ARTICLE II

Ownership of Rollover Shares

Section 2.01         The Merger

Each Rollover Shareholder shall accept, in accordance with the terms of the Merger Agreement and by virtue of the Merger, that its Rollover Shares will, at the Effective Time, continue to exist and will automatically become one fully paid and non-assessable ordinary share, par value of $0.00001 each, of the Surviving Company.

Section 2.02         Other Actions

Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 1.01), each Rollover Shareholder shall not:

(a)          tender any Shares or other equity securities of the Company into any tender or exchange offer;

(b)          transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Shares or right or interest therein (any of the foregoing being referred to as a “Transfer”);

(c)          enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Shares;

(d)          grant any proxy or power-of-attorney with respect to any of the Rollover Shares;

(e)          deposit any of the Rollover Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Rollover Shares; or

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(f)          take any other action that would be inconsistent with, or would restrict, limit or interfere in any material respect with, the performance of any Rollover Shareholder’s obligations hereunder or the transactions contemplated hereby or under the Merger Agreement, including the Merger.

Each Rollover Shareholder agrees that any purported Transfer in violation of this Section 2.02 will be treated for all purposes as null and void.

Section 2.03         Notice of Ownership Changes

Each Rollover Shareholder shall promptly (and in any event within 24 hours) notify Parent of any new Shares with respect to which beneficial ownership is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and the Agreement shall hereto be deemed amended accordingly.

Section 2.04         No Exercise of Dissenting Rights

Each Rollover Shareholder waives and agrees not to exercise any right of appraisal, right to dissent or other similar right with respect to the Merger.

Section 2.05         Contracts in respect of the Shares

Each Supporting Shareholder shall not, directly or indirectly through its Affiliates, enter into any Contracts, arrangements or understandings with respect to the Rollover Shares or any other security of the Company with any other party.

ARTICLE III

Representations and Warranties

Each Rollover Shareholder, severally and not jointly, hereby represents and warrants to the other parties that the following is true and correct as of the date hereof and will remain true and correct in all material respects throughout the term of this Agreement, as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date, and except for inaccuracies resulting from events beyond the control of such Rollover Shareholder (and in any case such Rollover Shareholder shall promptly inform the other parties of such inaccuracies):

Section 3.01         Ownership of Rollover Shares

(a)          Annex A-1 correctly sets forth the number of Shares that is beneficially owned (as such term is used in Rule 13e-3 promulgated under the Exchange Act) by such Rollover Shareholder;

(b)          Such Rollover Shareholder owns such Rollover Shares free and clear of all Encumbrances;

(c)          Except as set forth in Annex A-1, such Rollover Shareholder does not beneficially own (as such term is used in Rule 13e-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other securities of, or any other economic interest (through derivative securities or otherwise) in the Company; and

(d)          Such Rollover Shareholder has the sole right to vote or direct the voting of such Rollover Shares and the sole power to demand dissenter rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Rollover Shares, with no limitations, qualifications or restrictions on such rights.

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Section 3.02         Authority Relating to this Agreement

Such Rollover Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Transactions”). The execution and delivery of this Agreement by such Rollover Shareholder has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Rollover Shareholder are necessary to authorize this Agreement or to consummate the Merger Transactions. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder, and assuming due authorization, execution and delivery by such Rollover Shareholder, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.03         No Conflict

The execution and delivery of this Agreement by such Rollover Shareholder, the performance by such Rollover Shareholder of its obligations hereunder and, to such Rollover Shareholder’s knowledge and to the extent related to the Rollover Shares held by such Rollover Shareholder, the consummation of the Merger Transactions will not:

(a)          conflict with or violate the memorandum and articles of association of such Rollover Shareholder,

(b)          conflict with or violate any Law applicable to such Rollover Shareholder or by which any property or asset of such Rollover Shareholder is bound or affected, or

(c)          result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Rollover Shareholder pursuant to, any Contract or obligation to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected;

except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Merger Transactions by such Rollover Shareholder or be materially adverse to the ability of such Rollover Shareholder to perform its material obligations under this Agreement (an “Adverse Impact”).

Section 3.04         Reliance by Parent and Merger Sub

Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 3.05         Required Filings and Consents

The execution and delivery of this Agreement by such Rollover Shareholder does not, and the performance of this Agreement by such Rollover Shareholder and, to such Rollover Shareholder’s knowledge and to the extent related to the Rollover Shares held by such Rollover Shareholder, the consummation of the Merger Transactions will not, require any consent, approval, authorization or permit of, or filing or notification to, any Governmental Authority (“Requisite Regulatory Approval”), except for any Requisite Regulatory Approval that would not, individually or in the aggregate, have an Adverse Impact.

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Section 3.06         Brokers

No broker, finder, investment banker or similar intermediary is entitled to any brokerage, finders, investment banking or financial advisory fees or commissions or other similar payments, in connection with the Merger Transactions based upon arrangements made by or on behalf of such Rollover Shareholder.

Section 3.07         Absence of Litigation

There is no Action pending, or to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder that has or would reasonably be expected to be an Adverse Impact, and such Rollover Shareholder is subject to any Binding Order that has or would reasonably be expected to have an Adverse Impact.

Section 3.08         Solvency

Such Rollover Shareholder has not taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency Law. Such Rollover Shareholder is not and will not, as of the date hereof and after giving effect to the Merger Transactions, be Insolvent.

Section 3.09         Contracts with Other Rollover Shareholders

Except for the Consortium Agreement, the joint filing agreement relating to the filing of the Schedule 13D and subsequent amendments, this Agreement and, in the case of Parent, the Merger Agreement, such Rollover Shareholder is not a party, directly or indirectly through its Affiliates, to any Contracts, arrangements or understandings with respect to any security of the Company with any other party.

ARTICLE IV

ACKNOWLEDGEMENTS; OTHER UNDERTAKINGS

Each Supporting Shareholder, severally and not jointly, hereby agrees with Parent and Merger Sub, and undertakes to the other parties the following:

Section 4.01         Consortium Agreement

Each Supporting Shareholder acknowledges that the structure of the Merger contemplated under the Consortium Agreement has been modified so that no holding company will be formed by the Consortium, but that the Consortium Agreement will continue to be in effect and such Supporting Shareholder shall continue to comply with its obligations under the Consortium Agreement.

Section 4.02         Cooperation with Parent and Merger Sub

Each Supporting Shareholder shall cooperate with Parent and Merger Sub so that they could perform their obligations under the Merger Agreement effectively and without delay.

Section 4.03         Proxy Statement

Each Supporting Shareholder shall promptly furnish, upon Parent’s request, any information needed relating to itself and its Affiliates for express inclusion in the Proxy Statement (the “Furnished Information”) to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of the Merger Transactions by the shareholders of the Company. Such Supporting Shareholder hereby warrants that the Furnished Information will not, (i) on the date that the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Supporting Shareholder makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or information relating solely to Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

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Section 4.04         Non-Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans

In connection with the due diligence investigation of the Company by Parent as representative of the Rollover Shareholders, the Company has made available to Parent, and may continue to make available after the date hereof, certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective business and operations. Each Supporting Shareholder hereby acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which such Supporting Shareholder is familiar, and (b) such Supporting Shareholder has the option of making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to Parent (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans.

Section 4.05         Independent Investigation

Parent, as representative of the Rollover Shareholders, has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries on behalf of the Supporting Shareholders, which investigation, review and analysis was performed by Parent through its Affiliates and Representatives. In entering into this Agreement, each Supporting Shareholder acknowledges that it has the option to make its own independent investigation, review and analysis.

Section 4.06         Further Assurance

Each Supporting Shareholder shall, promptly upon request of Parent or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be requested by Parent or Merger Sub in order to accomplish the purposes of this Agreement or the Merger Transactions.

ARTICLE V

TERMINATION

This Agreement and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is validly terminated in accordance with its terms and (b) the Effective Time.  Termination of this Agreement shall not relieve any Rollover Shareholder from liability for any breach hereof prior to such termination.

ARTICLE VI

Miscellaneous

Section 6.01         Amendment and Modification of this Agreement

This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the Company.

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ARTICLE VII

Governing Law

This Agreement shall be governed by, and construed in accordance with, the substantive laws of Hong Kong without regard to the conflicts of laws principles thereof.

ARTICLE VIII

Dispute Resolution

Section 8.01         Subject to Section 8.03, any claims, disputes, actions, and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by Section 8.02. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type, special, or consequential damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award.

Section 8.02         Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 8.01, any party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 8.02 is only applicable to the seeking of interim injunctions and does not restrict the application of Section 8.03 in any way.

Section 8.03         Without prejudice to the rights and remedies otherwise available to any party, including the right to claim money damages for breach of any provision hereof, any party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

ARTICLE IX

Specific Performance

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

ARTICLE X

Counterparts

This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party to the other parties.

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Section 10.01         Notices

Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail to such address or facsimile number or email address as such party provides in the signature pages attached hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. Hong Kong time on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or email, shall be deemed received upon confirmation of delivery.

Section 10.02         Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent that such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as it is enforceable.

Section 10.03         Entire Agreement

This Agreement, the Merger Agreement and other documents and instruments and other agreements as contemplated by or referred to herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Supporting Shareholders have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

PARENT:

SUPERNOVA INVESTMENT LTD.

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement

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MERGER SUB:

STARMAN LIMITED

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement

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SUPPORTING SHAREHOLDERS:

SURREY GLORY INVESTMENTS INC.

By:	/s/ CHANG, Yung-Sen
Name:	CHANG, Yung-Sen
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement E-11

TONGTONG INVESTMENT HOLDING CO., LTD.

By:	/s/ LEE, Yun-Chin
Name:	LEE, Yun-Chin
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement E-12

PERFECTECH INT’L LTD.

By:	/s/ Lewis Chi-Tak, LO
Name:	Lewis Chi-Tak, LO
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement E-13

ALLPREMIER INVESTMENT LIMITED

By:	/s/ MA Yingna
Name:	MA Yingna
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement E-14

OCTOVEST INTERNATIONAL HOLDING CO., LTD.

By:	/s/ PAN, I-Ming
Name:	PAN, I-Ming (aka Robin PAN)
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement E-15

VENTUS CORPORATION

By:	/s/ TANG, Hsin
Name:	TANG, Hsin
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement E-16

MIDDLESEX HOLDINGS CORPORATION INC

By:	/s/ LIN, Yung-Chieh
Name:	LIN, Yung-Chieh
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement E-17

RICH DRAGON CONSULTANTS LIMITED

By:	/s/ Chang, Jr-Neng
Name:	Chang, Jr-Neng
Title:	Sole Director

Notice details

Address:

Email:

Facsimilie:

Signature Page to the Voting and Support Agreement E-18

NUTRONICS TECHNOLOGY CORPORATION

By:	/s/ LEE, Fu-Chi
Name:	LEE, Fu-Chi
Title:	Sole Director

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Signature Page to the Voting and Support Agreement E-19

UNIGLOBE SECURITIES LIMITED

By:	/s/ Chun Mei CHEN De Chang
Name:	Chun Mei CHEN De Chang
Title:	Sole Director

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Signature Page to the Voting and Support Agreement E-20

NEW ESSENTIAL HOLDINGS LIMITED

By:	/s/ CHANG Sui Gin
Name:	CHANG Sui Gin
Title:	Sole Director

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Signature Page to the Voting and Support Agreement E-21

EMBONA HOLDINGS (MALAYSIA) LIMITED

By:	/s/ YEH, Chia-Wen
Name:	YEH, Chia-Wen
Title:	Sole Director

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Signature Page to the Voting and Support Agreement E-22

SUFFOLK DRAGON VENTURES LTD

By:	/s/ CHEN, Shu-Lin
Name:	CHEN, Shu-Lin
Title:	Sole Director

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Signature Page to the Voting and Support Agreement E-23

TOP BEST DEVELOPMENT LIMITED

By:	/s/ YEH HSU, Li-Li
Name:	YEH HSU, Li-Li
Title:	Sole Director

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Signature Page to the Voting and Support Agreement E-24

ANNEX A-1

SHARES HELD OF RECORD BY THE ROLLOVER SHAREHOLDERS
AS OF THE DATE OF THE AGREEMENT

Rollover Shareholders	Shares	ADSs[12]	Total [13]

Supernova Investment Ltd.	13,072,634	0	13,072,634

Surrey Glory Investments Inc.	0	2,379,444	14,276,664

Tongtong Investment Holding Co., Ltd.	13,061,000	0	13,061,000

Perfectech Int’l Ltd.	13,069,237	0	13,069,237

Allpremier Investment Limited	12,986,442	0	12,986,442

Octovest International Holding Co., Ltd.	13,100,000	0	13,100,000

Ventus Corporation	12,450,000	0	12,450,000

Middlesex Holdings Corporation Inc	1,186,553	1,885,241	12,497,999

Rich Dragon Consultants Limited	12,540,000	0	12,540,000

Nutronics Technology Corporation	12,550,656	0	12,550,656

Uniglobe Securities Limited	13,128,371	0	13,128,371

New Essential Holdings Limited	3,600,000	0	3,600,000

Embona Holdings (Malaysia) Limited	4,800,000	0	4,800,000

Suffolk Dragon Ventures Ltd	12,732,622	0	12,732,622

Top Best Development Limited	11,532,623	0	11,532,623

12 One ADS evidences six (6) Shares.

13 In the form of Shares (including Shares underlying ADSs).

E-25

ANNEX A-2

ORDINARY SHARES OF THE SURVIVING COMPANY TO BE HELD BY THE ROLLOVER
SHAREHOLDERS IMMEDIATELY AFTER THE EFFECTIVE TIME

Rollover Shareholders	Total Ordinary Shares to be Held[1]

Supernova Investment Ltd.	13,072,634

Surrey Glory Investments Inc.	14,276,664

Tongtong Investment Holding Co., Ltd.	13,061,000

Perfectech Int’l Ltd.	13,069,237

Allpremier Investment Limited	12,986,442

Octovest International Holding Co., Ltd.	13,100,000

Ventus Corporation	12,450,000

Middlesex Holdings Corporation Inc	12,497,999

Rich Dragon Consultants Limited	12,540,000

Nutronics Technology Corporation	12,550,656

Uniglobe Securities Limited	13,128,371

New Essential Holdings Limited	3,600,000

Embona Holdings (Malaysia) Limited	4,800,000

Suffolk Dragon Ventures Ltd	12,732,622

Top Best Development Limited	11,532,623

1 Based on the assumption that each Rollover Shareholder will maintain beneficial ownership over the same number of Shares (including Shares underlying ADSs) held as of the date of this Agreement and will withdraw the Shares underlying all of the ADSs held after the date of this Agreement.

Signature Page to the Voting and Support Agreement

E-26

FORM OF PROXY CARD

ACTIONS SEMICONDUCTOR CO., LTD

PROXY FOR EXTRAORDINARY GENERAL MEETING TO BE HELD ON      , 2016

I/We(Note 1)_____________________________________________________________________________________

of______________________________________________________________________________________________

being the registered holder(s) of ________________________________shares(Note 2) of $ 0.000001 each in the share capital of the above-named Company HEREBY APPOINT THE DULY APPOINTED CHAIRMAN OF THE MEETING (Note 3)or

failing him/her ___________________________________________________________________________________

of____________________________________________________________________________

as my/our proxy to attend and act for me/us at the Extraordinary General Meeting (and any adjournment thereof) of the said Company to be held at       on       , 2016 at       (local time) (the “Meeting”) for the purposes of considering and, if thought fit, passing the resolutions set out in the Notice of Extraordinary General Meeting (the “Notice”) and at such Meeting (and at any adjournment thereof) to vote for me/us and in my/our name(s) in respect of the resolutions indicated below in the manner indicated therein and such other business as may properly come before the Meeting (or any adjournment thereof) (Note 4).

Special Resolutions	Ordinary Resolution

		FOR	AGAINST			FOR	AGAINST

1.	Merger Agreement and Plan of Merger, as fully stated in the proxy materials	☐	☐	3.	Adjournment of Extraordinary General Meeting, as fully stated in the proxy materials	☐	☐

2.	Board Authorization to Effectuate Merger, as fully stated in the proxy materials

Print Legal Name of Member (Note 5)

Name and Title of Signatory (Note 5) :

Address Change ☐ Mark box, sign and indicate changes/comments below:

	Sign Below	Date: ___________________________

To be valid, this form of proxy must be completed and signed by the person registered in the register of members at the close of business in the Cayman Islands on (Cayman Islands time) and returned to the Company’s offices at No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone, Zhuhai, Guangdong, 519085, the People’s Republic of China, attention: Ally Xie, no later than at (Hong Kong Time).

Signature Page to the Voting and Support Agreement

Notes:

1.	Full name(s) and address(es) to be inserted in BLOCK CAPITAL LETTERS.

2.	Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).

3.	If any proxy other than the Chairman is preferred, strike out the words “THE CHAIRMAN OF THE MEETING” and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his stead. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALLED BY THE PERSON WHO SIGNS IT.

4.	IMPORTANT: IF YOU WISH TO VOTE FOR THE RESOLUTIONS, TICK THE APPROPRIATE BOX MARKED “FOR”. IF YOU WISH TO VOTE AGAINST THE RESOLUTIONS, TICK THE APPROPRIATE BOX MARKED “AGAINST”. Failure to complete any or all the boxes will entitle your proxy to cast his/her votes at his/her discretion. Your proxy will also be entitled to vote at his discretion on any resolution properly put to the Meeting other than those referred to in the Notice of Extraordinary General Meeting.

This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either executed under its common seal or under the hand of an officer or attorney or other person duly authorized to sign the same.

ADS VOTING INSTRUCTION CARD

ACTIONS SEMICONDUCTOR CO., LTD

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS (“ADRs”) REPRESENTING ORDINARY SHARES OF ACTIONS SEMICONDUCTOR CO., LTD.

FOLD AND DETACH HERE

Special Resolutions	Ordinary Resolution

		FOR	AGAINST			FOR	AGAINST

1.	Merger Agreement and Plan of Merger, as fully stated in the proxy materials	☐	☐	3.	Adjournment of Extraordinary General Meeting, as fully stated in the proxy materials	☐	☐

2.	Board Authorization to Effectuate Merger, as fully stated in the proxy materials

	Mark box at immediate right if you wish to give a discretionary proxy to a person designated by the Company.	☐

PLEASE NOTE: Marking this box voids any other instructions indicated on this Voting Instruction Card.
Address Change ☐ Mark box, sign and indicate changes/comments below:

Sign Below	Date: __________________________

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Actions Semiconductor Co., Ltd
JPMorgan Chase Bank, N.A., Depositary
P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received advice that an Extraordinary General Meeting (the “Meeting”) of Actions Semiconductor Co., Ltd., (the “Company”) will be held at                                , on              , 2016, at                 , for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your ADRs FOR or AGAINST the Resolutions to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. The Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote FOR or AGAINST the Resolutions, as the case may be. You may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m.,                        ,2016. Only the registered holders of record at the close of business on                    , 2016, will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADRs representing Ordinary Shares of the Company, of record as of                       , 2016, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by such ADRs, on the Resolutions at the Meeting.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to a person designated by the Company, the underlying Ordinary Shares represented by your ADRs will be voted by such person in his or her discretion.

To view the Meeting materials and the Annual Report on Form 20-F, please visit http://www.actions-semi.com/en/index.aspx

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be received by the Depositary before 12:00 p.m.,               , 2016.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.